Exhibit 2.1

Execution Version

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

STOCK PURCHASE AGREEMENT

BY AND AMONG

RETROPHIN, INC.,

ORPHAN TECHNOLOGIES LIMITED,

and

CITCO TRUSTEES (CAYMAN) LIMITED,

ACTING SOLELY IN ITS CAPACITY AS THE SOLE TRUSTEE OF

THE FUHRER FAMILY TRUST

Dated as of October 21, 2020

i

(continued)

(continued)

(continued)

***   Certain Confidential Information Omitted

EXHIBITS

A	Calculation of Closing Working Capital
B	OT-58 Compound
C	Form of Escrow Agreement
D	Form of Share Transfer Form
E	Form of Non-Competition and Non-Solicitation Agreement
F	Form of Transition Services Agreement
G-1	Form of Release for Individuals
G-2	Form of Release for Transaction Bonus Individuals
G-3	Form of Release for Entities
H	Form of Guaranty

SCHEDULES

Schedule 1.01-A	Fraud Knowledge Persons
Schedule 1.01-B	Transaction Bonus Individuals
Schedule 2.04(a)-A	Third Party Consents
Schedule 2.04(a)-B	Terminated Contracts
Schedule 2.04(a)-C	Non-Competition and Non-Solicitation Individuals
Schedule 6.02	Designated Company Persons
Schedule 6.06(a)-1	Offered Company Service Providers
Schedule 6.06(a)-2	Company Service Provider Termination Expenses
Schedule 6.10	Consents

v

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of October 21, 2020 (this “Agreement”), is by and among Retrophin, Inc., a Delaware corporation (“Purchaser”), Orphan Technologies Limited, a British Virgin Islands corporation with primary business address at Zuercherstrasse 19, CH-8640 Rapperswil, Switzerland (the “Company”), and Citco Trustees (Cayman) Limited, an ordinary resident company incorporated under the laws of the Cayman Islands (“Trustee”) and acting solely in its capacity as the sole trustee of The Fuhrer Family Trust, a trust established under the laws of the Cayman Islands (the “Trust” and Trustee, acting in such capacity, the “Seller”). Purchaser, the Company, and Seller are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller is the owner of all issued and outstanding shares of the Company (the “Shares”);

WHEREAS, Purchaser (or an Affiliate) desires to purchase from Seller, and Seller wishes to sell to Purchaser (or an Affiliate), at the Closing, the Shares, upon the terms and subject to the conditions of this Agreement; and

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements and covenants set forth herein, for other good and valuable consideration and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth or referenced below.

“Abandonment” has the meaning set forth in Section 2.07(i).

“Accelerated Approval” means the Marketing Authorization of a Product in the United States pursuant to Section 506(c) of the FDC Act, and 21 CFR Part 601, Subpart E, as amended.

“Accounting Principles” means the accounting and financial reporting principles set forth in the Swiss Law, as reflected in Swiss Obligationenrecht, as in effect from time to time.

“Acquired IP Rights” means any Company IP Rights and Third Party IP Rights listed on Section 4.09(a)(i)of the Company Disclosure Schedule (other than any Domain Names), in each case in existence as of the Closing.

“Acquired IP Rights License” means any license granted to a Third Party under the Acquired IP Rights to Exploit, beyond the mere right to purchase Products from Purchaser or any of its Affiliates (e.g., licenses granted to wholesalers and distributors) or to provide services to or on behalf of Purchaser or any of its Affiliates (e.g., contract manufacturers).

“Acquired IP Rights Sale” means the sale or transfer of any ownership interest in the Acquired IP Rights to a Third Party. In no event will any sale of equity interests in Purchaser or the sale of all or substantially all of the business of Purchaser, whether by merger, sale of stock, sale of assets, or otherwise, be an Acquired IP Rights Sale.

“Acquisition” has the meaning set forth in Section 2.01.

“Additional Consideration Payment” has the meaning set forth in Section 2.07(e)(i).

“Additional Consideration Term” means, on a Product-by-Product and country-by-country basis, the period commencing on the date of the First Commercial Sale of such Product in such country and continuing until the latest of (a) the [***] year anniversary of the First Commercial Sale of such Product in such country, (b) expiration of the last-to-expire Valid Claim of a patent included in the Acquired IP Rights, claiming such Product in the country of sale, or (c) expiration of any Regulatory Exclusivity applicable to such Product in such country.

“Adjustment Dispute Notice” has the meaning set forth in Section 2.05(b).

“Affiliate” means, with respect to a Person, any Person controlling, controlled by, or under common control with such Person. For purposes of this Agreement, “control” means, with respect to any entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities (or other ownership interest), by contract or otherwise. Notwithstanding anything to the contrary in this Agreement, neither Seller nor the Company shall be deemed to have any “Affiliates” other than each other prior to the Closing, and the Company shall be deemed an “Affiliate” of Purchaser on and after the Closing.

“Affiliated Agreement” has the meaning set forth in Section 4.21.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Authority” means the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the European Union Competition Commission, or any other non-U.S. competition authority having jurisdiction over the Parties under any applicable Antitrust Law.

“Antitrust Laws” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, as amended, the Federal Trade Commission Act of 1914, as amended, and any other federal, state, or foreign Law designed to prohibit, restrict, or regulate actions for the purpose or effect of monopolization, restraint of trade, or harm to competition.

“Approved Relatives” means, with respect to any individual, any of such individual’s spouse, parents, uncles, aunts, siblings, or any of their issue.

“Arbitrable Dispute” has the meaning set forth in Section 9.04(d).

“Arbitration Rules” has the meaning set forth in Section 9.04(d)(i).

“Bankruptcy Laws” has the meaning set forth in Section 6.17(b).

“Biomarker” means a defined characteristic that is objectively measured and evaluated as an indicator of normal biological processes, pathologic processes, or responses to an exposure or intervention, including therapeutic interventions within the transsulfuration pathway, such as homocysteine, methionine, protein, dietary consumption parameters, adenosine, cystathionine, cystathionine beta synthase, cysteine, dimethylglycine, pyridoxal phosphate, S-adenosylhomocysteine (SAH), S-adenysylmethionine (SAM), serine, or trimethylglycine.

“Biomarker Acceptance” means, with respect to any Product, (a) [***], (b) [***]

***Certain Confidential Information Omitted

[***], or (c) [***].

“Business Day” means any day, other than a Saturday or a Sunday, on which commercial banks in New York City, USA, San Diego, USA, George Town, Cayman Islands, or Zurich, Switzerland are not required or authorized by Law to remain closed.

“Calendar Quarter” means each three-month period ending on the last day of March, June, September, and December of each Calendar Year.

“Calendar Year” means the 12-month period ending on December 31.

“Cantonal Tax Ruling” has the meaning set forth in Section 10.01(e).

“Cantonal Tax Ruling Contest” has the meaning set forth in Section 10.01(e).

“Cash Adjustment Amount” means, in relation to the Company, the aggregate amount of all Cash and Cash Equivalents of the Company as of 11:59 p.m. Eastern time on the day immediately prior to the Closing Date.

“Cash and Cash Equivalents” means all cash and all checks, money orders, marketable securities, and other cash equivalents which can be convertible into cash within 30 days, including cash in transit that has not posted, net of outstanding checks that have not been posted and excluding Restricted Cash.

“Change of Control” means, with respect to a Party: (a) a merger or consolidation of such Party with a Third Party that results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent at least 50% of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation; (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the beneficial owner of 50% or more of the combined voting power of the outstanding securities of such Party; or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s assets or business.

“Chosen Courts” has the meaning set forth in Section 11.09.

“Claim Notice” has the meaning set forth in Section 9.04(c)(i).

“Clinical Trial” means any and all Phase I clinical trials, Phase II clinical trials, Phase III clinical trials, studies incorporating aspects of more than one of the foregoing, or human clinical trials commenced after Regulatory Approval, and such other tests and studies on human subjects that are required by applicable Law, or otherwise recommended by a Regulatory Authority, or conducted in order to obtain or maintain a Regulatory Approval for a product for one or more indications, including tests or studies that are intended to expand the product labeling for such product with respect to such indication.

“Closing” has the meaning set forth in Section 2.02.

“Closing Company Service Provider Termination Expenses” means the Company Service Provider Termination Expenses arising as a result of or in connection with the Closing.

“Closing Date” has the meaning set forth in Section 2.02.

***Certain Confidential Information Omitted

“Closing Indebtedness” means Indebtedness of the Company as of 11:59 p.m. Eastern time on the day immediately prior to the Closing Date. Indebtedness incurred by the Company through Closing shall be deemed incurred by the Company as of 11:59 p.m. Eastern Time on the day immediately prior to the Closing Date.

“Closing Payment” means an amount, in cash, equal to the sum of (a) $90,000,000, plus (b) the Closing Working Capital Adjustment Amount, plus (c) the Cash Adjustment Amount, plus (d) the Company Service Provider Termination Expenses (subject to the provisos in Section 6.06), minus (e) the Escrow Amount, minus (f) the Closing Indebtedness, minus (g) the Transaction Expenses.

“Closing Target Working Capital” means [***].

“Closing Transaction Expenses” means Transaction Expenses that remain unpaid as of immediately prior to the Closing.

“Closing Working Capital” means, in relation to the Company, as of 11:59 p.m. Eastern time on the day immediately prior to the Closing Date, an amount equal to the difference of (a) the Current Assets of the Company minus (b) the Current Liabilities of the Company, all as defined in and determined in accordance with Exhibit A, Part 1. Exhibit A, Part 2 sets forth an example, for illustrative purposes only, of the calculation of the Closing Working Capital.

“Closing Working Capital Adjustment Amount” means an amount, which may be a positive or negative number, equal to the sum of (a) the Closing Working Capital minus (b) the Closing Target Working Capital.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combination Product” means either: (a) any Product that contains, comprises, utilizes, or incorporates at least one other active ingredient that is not OT-58; or (b) any combination of a Product and another product that contains at least one other active ingredient that is not OT-58, where such products are not formulated together but are sold together and invoiced as one product.

“Commercialize” means any and all processes and activities relating to marketing, advertising, promoting, offering for sale, pricing, price reporting, selling and having sold, detailing, distributing, importing, and exporting (including activities in preparation for the commercial launch of a pharmaceutical product or biologic, such as increasing awareness of the relevant disease, diagnosis, and Products among relevant medical professionals, conducting surveys, registrations, and clinical trials not intended to gain Regulatory Approval or additional labelled indications, market research, pre-launch marketing, and educational activities), obtaining reimbursement and market access, regulatory affairs in connection with any commercialization activities, project management and drug safety surveillance activities, and maintenance of or listing on healthcare providers’ and payers’ formularies, but shall not include any activities included within the Development or manufacture of clinical supply of such pharmaceutical product or biologic. “Commercializing,” “Commercialized,” and “Commercialization” shall have corresponding meanings.

“Commercially Reasonable Efforts” means, with respect to a Person, a level of efforts, expenditure, and resources [***]

***Certain Confidential Information Omitted

[***]. Commercially Reasonable Efforts shall be determined on a country-by-country and Indication-by-Indication basis, and it is anticipated that the level of efforts required shall be different for different countries and Indications and shall change over time, reflecting changes in the status of the product and markets involved.

“Company” has the meaning set forth in the Preamble.

“Company Business” means the business of the Company as of the date of this Agreement, except to the extent arising out of or related to the Excluded Assets.

“Company Disclosure Schedule” has the meaning set forth in Article IV.

“Company Indemnitee” has the meaning set forth in Section 6.13(a).

“Company Intellectual Property” has the meaning set forth in Section 4.09(c).

“Company IP Representations” means the representations and warranties set forth in Section 4.09 (Intellectual Property).

“Company IP Rights” means all IP Rights that are owned solely by the Company or jointly owned by the Company and another Person or other Persons, other than the Excluded Assets.

“Company Service Provider Termination Expenses” has the meaning set forth in Section 6.06(a).

“Company Service Providers” has the meaning set forth in Section 4.13(a).

“Company Specified Representations” means the representations and warranties set forth in Section 4.01 (Organization), Section 4.02 (Authority; Execution and Delivery; Enforceability), Section 4.04 (Capitalization; Shares and Shareholder Information), and Section 4.22 (Brokers and Finders).

“Company Systems” has the meaning set forth in Section 4.09(o).

“Company Tax Representations” means the representations and warranties set forth in Section 4.11 (Taxes).

“Competing Transaction” has the meaning set forth in Section 6.12.

“Competitive Product” means any product candidate or product, in any form, presentation, formulation, or dosage form, delivered by any device or mechanism, which (a) [***], or (b) [***].

“Compound” means any and all drugs or biologics under development by the Company as of the Closing Date, including OT-58; provided, that the term “Compound” expressly excludes OT-15, which is excluded from the Transactions.

“Confidential Information” has the meaning set forth in Section 6.03(b).

***Certain Confidential Information Omitted

“Confidentiality Agreement” means the Confidential Disclosure Agreement dated February 27, 2020 between the Company and Purchaser.

“Consent” means any approval, consent, ratification, waiver, or other authorization.

“Contingent Payment” means any of or collectively, as applicable, the Milestone Payments, the Additional Consideration Payments, the ROW Additional Consideration Payments, and the ROW Transaction Revenue.

“Contingent Payment Accounting Principles” means (a) with respect to Purchaser and the Company for any date following the Closing, US GAAP, consistently applied, and (b) with respect to any other Person, the accounting and financial reporting principles used in the preparation of such Person’s financial statements, consistently applied.

“Contingent Payment Obligor” means each of (a) Purchaser, the Company or any of their respective Affiliates (“Company Obligor”), (b) any Third Party who has acquired the applicable Acquired IP Rights (whether by purchase or other similar acquisition transaction) for the Development, manufacturing, or Commercialization of the Product from Purchaser, the Company, or any other Company Obligor, and (c) any Person who has acquired the applicable Acquired IP Rights (whether by purchase or other similar acquisition transaction) for the Development, manufacturing, or Commercialization of the Product from any Person set forth in (a) or (b) above; provided that, Contingent Payment Obligor shall not include (i) the Seller or any Person that obtains any rights to any Product, OT-58, the OT-58 program or any of the Acquired IP Rights from the Seller or any of its Affiliates, directly or indirectly, which Seller obtains pursuant to any Termination Transfer, or (ii) any Person that obtains any rights to any Product, OT-58 or the OT-58 program or any of the Acquired IP Rights pursuant to Section 6.17.

“Contingent Payment Purchaser” means an entity engaged in a material respect in the business of acquiring biopharmaceutical royalties to which Seller assigns, novates, pledges, sells, or otherwise transfers its rights to receive the remaining Contingent Payments payable to Seller.

“Contingent Payment Transaction Expenses” means, all Transaction Expenses arising from or incurred in connection with the payment of any Contingent Payment after Closing. “Contingent Payment Transaction Expenses” does not include any Transaction Expenses paid at or prior to Closing or any other amount taken into account in the calculation of the Closing Payment.

“Continuing Purchaser Employee” has the meaning set forth in Section 6.06(b).

“Continuing Purchaser Service Provider” has the meaning set forth in Section 6.06(a).

“Contract” means any written contract, agreement, lease, sublease, license, sublicense, or other legally binding commitment or arrangement.

“Controlling Party” has the meaning set forth in Section 9.04(a)(ii).

“Copyrights” means all copyrights, copyright registrations, and applications therefor and copyrightable works, including all rights of authorship, use, publication, reproduction, distribution, performance, preparation of derivative works, transformation, and rights of ownership of copyrightable works and all rights to register and obtain renewals and extensions of registrations.

“Current Assets” means, in relation to the Company as of a specific time, an amount equal to the sum of: (a) prepaid expenses of the Company as of such time, plus (b) any other current assets of the Company as of such time, not included in clause (a), each as determined in accordance with Exhibit A, Part 1, but excluding Cash and Cash Equivalents, any Tax assets, and any Excluded Assets.

“Current Liabilities” means, in relation to the Company as of a specific time, an amount equal to the sum of: (a) all payable balances of the Company owed to suppliers or vendors for work performed, products ordered, or products received, as of such time; provided, that payable balances are to be reduced by issued checks and drafts drawn on the accounts of the Company that have not yet cleared at such time (provided, that the checks or drafts clear prior to the delivery of the Final Closing Statement); plus (b) all accrued expenses of the Company as of such time; plus (c) any other current liabilities of the Company as of such time, to the extent not included in clause (a) or (b), in each case determined in accordance with Exhibit A, Part 1, but excluding any Closing Indebtedness, any Closing Transaction Expenses, any Estimated Company Service Provider Termination Expenses, any Tax liabilities, and any Excluded Liabilities.

“Develop” means any and all processes and activities relating to research and development with respect to a pharmaceutical product or biologic, including non-clinical trials, preclinical trials, and Clinical Trials, test method development and stability testing, assay development, pharmaceutical development, toxicology testing, quality assurance/quality control development, data collection and management, statistical analysis, publication, and presentation of research and study results and reporting, preparation, and submission of applications for Regulatory Approvals of a pharmaceutical product or biologic, including Clinical Trials and other activities in support of obtaining or maintaining Regulatory Approvals and new indications or expanded label approvals for such pharmaceutical product or biologic, but shall not include any activities included within the Commercialization or manufacture of commercial supply of such pharmaceutical product or biologic. “Developed” and “Development” shall have corresponding meanings.

“Developed Product” means any product candidate or product in any form, presentation, formulation, or dosage, [***].

“Developed Product Considerations” has the meaning set forth in Section 6.18(c).

“Developed Product Consideration Payment” has the meaning set forth in Section 6.18(a)(ii).

“Development and Regulatory Milestone” means each of the events in the column titled “Development and Regulatory Milestones” in the table set forth in Section 2.07(a), the achievement of each of which shall result in the payment of a Milestone Payment to Seller.

“Diligence Obligations Period” has the meaning set forth in Section 2.07(h).

“Direct Claim” has the meaning set forth in Section 9.04(c)(i).

“Dispute Auditor” has the meaning set forth in Section 2.05(b).

“Divest” means, with respect to a Competitive Product or Excluded Product: (a) the divestiture of such Competitive Product or Excluded Product through (i) an outright sale or assignment of all rights in such Competitive Product or Excluded Product to a Third Party with no further material rights or authority of the divesting party, directly or indirectly, with respect to the Development, manufacture, or Commercialization of such Competitive Product or Excluded Product, (ii) an exclusive out-license to a Third Party of all Development and Commercialization rights with respect to such Competitive Product or Excluded Product, with no further material rights or authority of the licensing party, directly or indirectly, with respect to the Development, manufacture, or Commercialization of such Competitive Product or Excluded Product, or (iii) a combination of the transactions contemplated by the foregoing clauses (i) and (ii); or (b) the complete

***Certain Confidential Information Omitted

cessation of all Development, manufacture, and Commercialization activities with respect to such Competitive Product or Excluded Product.

“EMA” means the European Medicines Agency of the European Union, the European Commission, or any successor Governmental Entity thereto having similar responsibilities with respect to pharmaceutical products.

“Employee Plan” means any written program, policy, practice, agreement, or arrangement providing benefits or compensation (including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, insurance, retention, stock purchase, stock option, or other equity-related award, severance, employment, consulting, change of control or fringe benefit plan, program, policy, practice, or agreement), in any case: (a)(i) that is sponsored, maintained, or contributed to by the Company, (ii) to which the Company is a party, or (iii) with respect to which the Company has any Liability; and (b) in or to which any current or former employee, independent contractor, consultant, or director of the Company participates or is a party.

“End Customer” means the first entity that is not the Company, any Affiliate, any licensee, any sub-licensee, or any entity acting on their behalf, including distributors and service providers, which is invoiced (in an arm’s length business relationship) for any transfer or sale of any Product.

“End Date” has the meaning set forth in Section 8.01(b)(ii).

“Enforceability Exceptions” has the meaning set forth in Section 3.02.

“Environmental Laws” means all applicable Laws and Permits regarding the regulation or remediation of pollutants, contaminations, wastes, or chemical, toxic, radioactive, ignitable, corrosive, or otherwise hazardous substances, wastes, or materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, (a) a member of any “controlled group” (within the meaning of Section 414(b) of the Code) of which that entity is also a member, (b) a trade or business, whether or not incorporated, under common control (within the meaning of Section 414(c) of the Code) with that entity, or (c) a member of any affiliated service group (within the meaning of Section 414(m) of the Code) of which that entity is also a member.

“Escrow Agent” means [***], or any successor as determined in accordance with the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement to be entered into at the Closing among Purchaser, Seller, and the Escrow Agent, substantially the form attached hereto as Exhibit C.

“Escrow Amount” means $[***].

“Escrow Fund” means, at any time, the aggregate amount then-remaining in the account established pursuant to the Escrow Agreement and this Agreement to hold the Escrow Amount.

“Escrow Release Amount” has the meaning set forth in Section 9.11(b).

“Escrow Termination Date” means 5:00 p.m. Pacific time on the date that is [***] following the Closing Date.

***Certain Confidential Information Omitted

“Estimated Closing Cash Adjustment Amount” has the meaning set forth in Section 2.03.

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.03.

“Estimated Closing Payment” has the meaning set forth in Section 2.03.

“Estimated Closing Statement” has the meaning set forth in Section 2.03.

“Estimated Closing Transaction Expenses” has the meaning set forth in Section 2.03.

“Estimated Closing Working Capital” has the meaning set forth in Section 2.03.

“Estimated Company Service Provider Termination Expenses” has the meaning set forth in Section 2.03.

“European Market” means, as of a given date, any member state of the European Economic Area as of such date; provided that, regardless of membership, the [***] and [***] shall be deemed a part of the European Market.

“Excluded Assets” means the Sold Assets (as such term is defined in the Spinout Agreement), which is excluded from the Transactions and will be acquired by the acquiror pursuant to the Spinout Agreement.

“Excluded Liabilities” means any Liability relating to any Excluded Asset or otherwise assumed by the acquiror pursuant to the Spinout Agreement.

“Excluded Product” means any product candidate or product, in any form, presentation, formulation, or dosage form, delivered by any device or mechanism, which (a) [***], (b) [***], or (c) [***].

“Exploit” or “Exploitation” means to research, Develop, test, make, manufacture, use, offer for sale, sell, have made, manufactured, used, offered for sale, or sold, import, market, promote, export, distribute, license, or Commercialize.

“FDA” means the United States Food and Drug Administration or any successor Regulatory Authority thereto.

“FDC Act” means the Federal Food, Drug & Cosmetic Act (21 U.S.C. Ch.9), as amended.

“Final Closing Statement” has the meaning set forth in Section 2.05b).

“Financial Statements” has the meaning set forth in Section 4.05.

“First Commercial Sale” means, with respect to a Product in a particular country, the first commercial sale, on an arm’s length basis, to a Third Party for value of such Product for use or consumption by the End Customer in such country. For clarity, sales prior to receipt of Marketing Authorization in such country, which are made for no consideration or value, including sales that are required to commence regular commercial sales in a particular country, “treatment IND sales,” “named patient sales,” “compassionate use sales,” and samples shall not be construed as a First Commercial Sale in such country.

***Certain Confidential Information Omitted

“Fraud” means common law fraud, with the specific intent of any of the persons listed on Schedule 1.01-A to deceive Purchaser regarding a representation or warranty contained in this Agreement; provided that, at the time such representation or warranty was made, (a) such representation was inaccurate, (b) the person making such representation had actual knowledge, after reasonable inquiry, of the inaccuracy of such representation or warranty (at the time such representation or warranty was made), and (c) Purchaser acted in reliance on such inaccurate representation or warranty and suffered Losses as a result of such inaccuracy.

“GAAP” means generally accepted accounting principles in the United States in effect as of the applicable date of determination or in effect for the applicable period under consideration, as appropriate.

“Generic or Biosimilar Equivalent” means, with respect to a particular Product in a country, any other product(s) that (a) has been granted Regulatory Approval for use in such country pursuant to a regulatory process governing approval of generic or biosimilar products where such Regulatory Approval relied on or incorporated clinical data generated by the Company or its Affiliates or their respective licensees or was obtained using an abbreviated, expedited, or similar process (including an Abbreviated New Drug Application under Section 505(j) of the FDC Act (21 U.S.C. 335(j)) or approval as a “Biosimilar Biological Product” under Title VII, Subtitle A, Biologics Price Competition and Innovation Act of 2009 (42 U.S.C. 262), Section 351 of the Public Health Service Act, or in accordance with European Directive 2001/83/EC on the community code relating to medicinal products (Article 10(4) and Section 4, Part II of Annex I) and European Regulation EEC/2309/93 establishing the community procedures for the authorization and evaluation of medicinal products, in each case, as amended and any successor procedure); and (b) is available or sold in the same country as the relevant Product by a Third Party that is not an Affiliate or licensee of the Company or Purchaser, which did not purchase such Product in a chain of distribution that included the Company, Purchaser, or their Affiliates or licensees.

“Good Manufacturing Practices” means those Laws applicable in the U.S. and European Market as of the date hereof, relating to the manufacture of medicinal products for human use, including current good manufacturing practices, as specified in the ICH guidelines, including ICH Q7A “ICH Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients,” the FDC at 21CFR (Chapters 210, 211, 600 and 610, 820), and the Guide to Good Manufacturing Practices for Medicinal Products as promulgated under European Directive 91/356/EEC.

“Governmental Entity” means any (a) federal, state, provincial, local, municipal, foreign, or other government or (b) governmental authority of any nature (including any foreign or domestic entity or body exercising executive, legislative, judicial, regulatory, administrative, or taxing functions of or pertaining to government, including any court, council or bureau, department, agency, commission, instrumentality, official, organization, unit, or self-regulatory organization, body, arbitrator, or other tribunal and any multinational organization or body (including the European Commission)).

“Guaranty Agreement” means the guaranty agreement, for the benefit of Purchaser, in the form attached hereto as Exhibit H.

“Healthcare Laws” means the FDC Act, the Public Health Service Act, as amended, the Animal Welfare Act, as amended, 21 C.F.R. Parts 50 (Protecting Human Subjects), 54 (Financial Disclosure by Investigators), 56 (Institutional Review Boards) and 58 (Good Laboratory Practice for Preclinical Work) and 312 (Investigational Drugs), and all other similar foreign Laws.

“Hogan Lovells” means the international legal practice that comprises Hogan Lovells International LLP, Hogan Lovells US LLP, and their affiliated businesses.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Inbound License” has the meaning set forth in Section 4.09(c).

“IND” means an Investigational New Drug application, clinical trial application, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to the relevant Governmental Entity in conformance with the requirement of such Governmental Entity, and any amendments thereto.

“Indebtedness” means in relation to the Company, the aggregate amount owed, without duplication, in respect of (a) borrowed money, including with respect to deposits or advances of any kind, (b) securitization, factoring, or similar arrangements, (c) liabilities or obligations with respect to interest rate swap, currency swap, forward currency, or interest rate contracts or other hedging arrangements, (d) obligations evidenced by notes, bonds, debentures, mortgages, or other debt securities, (e) obligations for the deferred or unpaid purchase price of property, goods, assets, or services (other than trade payables and accruals incurred in the ordinary course of business or any milestones, earnouts, additional consideration, licensing fees, or similar payments under any Contract granting a license of IP Rights), including all seller notes, post-closing true-up obligations, and other similar payments, (f) any reimbursement obligation of the Company with respect to letters of credit (including standby letters of credit to the extent drawn upon), bankers’ acceptances or similar facilities issued for the account of the Company, (g) any Excluded Liabilities, (h) any obligation for a lease classified as a capital lease or finance lease in the Financial Statements or in accordance with the Accounting Principles, (i) all accrued and unpaid interest on and all fees, prepayment premiums, expenses, breakage costs, indemnities, penalties, or other amounts accrued in respect of and all amounts otherwise owing or payable at retirement of any of the obligations referred to in the foregoing clauses (a) through (h), (j) all current liabilities for unpaid Taxes that are accrued by the Company as of the Closing Date, and (k) obligations referred to in the foregoing clauses (a) through (i) of other Persons for the payment of which the Company is responsible as obligor, guarantor, surety or otherwise.

“Indemnification Objection Notice” has the meaning set forth in Section 9.04(c)(iii).

“Indemnification Objection Period” has the meaning set forth in Section 9.04(c)(iii).

“Indemnified Parties” has the meaning set forth in Section 9.04(a).

“Indemnifying Party” means, in the case of indemnification of a Seller Indemnitee, Purchaser and in the case of indemnification of a Purchaser Indemnitee, Seller.

“Independent Valuation Firm” has the meaning set forth in Section 2.09(b).

“Indication” means any and each specific or separate disease, condition, or syndrome in humans that is approved by a Regulatory Authority in the labeling of a Product based on the results of one or more Clinical Trial(s) sufficient to support Regulatory Approval of such claim, which any Product is intended to treat, prevent, or diagnose. For purposes of the foregoing definition, different stages, lines of therapy, or patient populations for a particular disease shall not be considered to be a separate Indication.

“Initiation” means the occurrence of the first patient receiving the first dose in the applicable Clinical Trial.

“Insurance Policies” has the meaning set forth in Section 4.18.

“Inventory” means any inventory, including raw materials, work-in process, and finished goods owned by the Company, whether held at a location or facility of the Company (or any other Person on behalf of the Company) or in transit to or from the Company (or any such other Person).

“IP License” means any Contract to which the Company is a party and pursuant to which it has obtained or granted rights under any IP Rights, including any license or sublicense agreements, (a) granting the Company rights to use IP Rights owned or held by any other Person, or (b) pursuant to which the Company grants rights to any other Person to use any Company IP Rights or Third Party IP Rights, but in all cases excluding (i) any Contract concerning non-exclusive licenses to unmodified commercially available third-party software, (ii) standard non-disclosure and confidentiality Contracts entered into in the ordinary course of business consistent with past practice, and (iii) the Excluded Assets.

“IP Rights” means all intellectual property and other proprietary rights of any kind or nature, in any jurisdiction worldwide, whether registered or unregistered, including any and all of the following: Copyrights, Patent Rights, Trademark Rights, domain name registrations, technology, technical information, data, trade secrets, and know-how.

“IRS” means the Internal Revenue Service.

“Judgment” means any judgment, order, or decree of a Governmental Entity.

“Knowledge of the Company” means the actual knowledge, after reasonable inquiry, of the Persons set forth on Section 1.01 of the Company Disclosure Schedule.

“Law” means any federal, national, foreign, supranational, state, provincial, or local or administrative statute, law, ordinance, rule, code, or regulation.

“Liability” means any debt, expense, or liability of any nature (whether known or unknown), regardless of whether such debt, duty, obligation, or liability would be required to be disclosed on a balance sheet prepared in accordance with the Accounting Principles and regardless of whether such debt, expense, or liability is immediately due and payable.

“Liens” mean any mortgages, liens, security interests, pledges, charges, or other encumbrances of any kind.

“Loss of Market Exclusivity” means, with respect to any Product in any country, that the following have occurred: (a) a Generic or Biosimilar Equivalent has been launched (i.e., is being sold) in the relevant country; (b) the Net Sales of such Product in that country in any Calendar Quarter are (i) at least [***]% up to (but not including) [***]% less than the Reference Sales for such Product in such country, (ii) at least [***]% up to (but not including) [***]% less than the Reference Sales for such Product in such country, or (iii) at least [***]% less than the Reference Sales for such Product in such country, where “Reference Sales” means the average Net Sales of such Product in that country during the [***] Calendar Quarters immediately preceding the launch of such Generic or Biosimilar Equivalent.

“Losses” has the meaning set forth in Section 9.02.

“Made Available” means, with respect to any document, that such document was in the electronic data room or was otherwise furnished to Purchaser or its Representatives by Seller or the Company or any of its Affiliates or Representatives as of 5:00 p.m. Eastern time on the Business Day prior to the date of this Agreement.

“Major Market” means each of [***].

“Major Supplier” has the meaning set forth in Section 4.20.

***Certain Confidential Information Omitted

“Marketing Authorization” means an approval or authorization by a Regulatory Authority necessary for the marketing or commercial sale of a Product in a country or region, such as an approval of a Biologics License Application in the United States or a Marketing Authorisation Application submitted to the EMA, but shall exclude Pricing Reimbursement Approval.

“Material Adverse Effect” means any event, change, occurrence, or effect, individually or in the aggregate, that has had a material adverse effect on (i) the financial condition or results of operations of the Company, taken as a whole, or (ii) the ability of the Company to consummate the Acquisition or perform its obligations under this Agreement; provided, however, that none of the following, and no event, change, occurrence, or effect arising out of or resulting from the following, shall constitute or be taken into account, individually or in the aggregate, in determining whether there has been or will be a “Material Adverse Effect”: (a)(i) the Company’s, Seller’s, or any of their respective Affiliates’ compliance with the terms and conditions of this Agreement, or (ii) any other action by the Company (A) contemplated by this Agreement, (B) that Purchaser has requested in writing, or (C) to which Purchaser has consented in writing; (b) any event, change, occurrence, disruption of, or effect affecting the industry, industry sectors, or any geographic markets in which the Company operates generally or the United States or worldwide economy generally or the financial markets generally, including changes in interest or exchange rates; (c) political or regulatory conditions generally, including the worsening of any existing conditions; (d) any natural or man-made disaster or national or international health emergency, including a pandemic or any acts of terrorism, sabotage, armed hostilities, military action, or war (whether or not declared), or any escalation or worsening thereof, or any other force majeure event, whether or not caused by any Person, or any national or international calamity or crisis; (e) any failure of the Company Business to meet any internal plans, objectives, forecasts, projections, predictions, or guidance (but the underlying reason for the failure to meet such forecasts, projections, predictions, or guidance may be considered, except as otherwise provided in this definition); (f) the announcement or pendency or consummation of the Transactions (in each case, resulting solely from or arising solely out of the announcement or pendency or consummation of the Transactions); (g) any acts or omissions of Purchaser or any of its Affiliates, other than those required or expressly permitted by the terms and conditions of this Agreement; or (h) any change or prospective change in Laws, the Accounting Principles, or any other applicable accounting standards in any jurisdiction or the enforcement thereof; provided, however, that with respect to a matter described in any of clauses (b), (c), (d), and (h), such event, change, occurrence, or effect may be taken into account in determining whether there has been a Material Adverse Effect only to the extent such event, change, occurrence, or effect has a disproportionate adverse effect on the financial condition or results of operations of the Company, taken as a whole, relative to other Persons operating businesses similar to the Company Business in the geographic areas in which the Company operates the Company Business (and only to the extent of such disproportionate adverse effect).

“Material Contract” has the meaning set forth in Section 1.01(a).

“Milestone” means any Development and Regulatory Milestone, any Sales Milestone, or the Priority Review Voucher Milestone.

“Milestone Payment” means the amount of consideration payable in respect of the achievement of a particular Milestone, as set forth in the column titled “Milestone Payment” and opposite the applicable Milestone in the tables in Section 2.07(a)(i) and Section 2.07(b)(i).

“[***]” means [***], a Delaware corporation.

“[***] Service Agreement” means the Service Agreement, dated as of [***], by and between the Company and [***].

“Net Sales” means, in respect of a given Product, the total gross amounts invoiced by or on behalf of Purchaser, its Affiliates (including the Company), any Contingent Payment Obligor, or their respective

***Certain Confidential Information Omitted

licensees, or sublicensees (each, a “Selling Party”) to a Third Party who is an End Customer of such Product, during a net sales measurement period for sales of such Product, less the following deductions that actually incurred, allowed, paid, or accrued in the Selling Party’s financial statements prepared in accordance with the Contingent Payment Accounting Principles, as consistently applied, for:

(a) [***]

(b) [***]

(c) [***]

(d) [***]

(e) [***]

(f) [***]

(g) [***]

(h) [***]

(i) With respect to the calculation of Net Sales:

(i) There shall be no double counting in determining the foregoing deductions from gross amounts invoiced to calculate Net Sales hereunder.

(ii) Net Sales shall not be imputed to transfers of Products for use in Clinical Trials, non-clinical Development activities, or other Development activities with respect to Products by or on behalf of the Selling Parties, for bona fide charitable purposes or for compassionate use or for Product samples, if no consideration of any kind is received for such transfers.

(iii) For clarity, and notwithstanding anything contained herein, (A) Net Sales shall not include any payments between or among Purchaser and its Affiliates, (B) sales by Purchaser or any of its Affiliates to a Third Party consignee shall not be recognized as Net Sales until the Product is sold to an End Customer, and (C) Selling Parties shall not include (1) the Seller or any Person that obtains any rights to any Product, OT-58, the OT-58 program or any of the Acquired IP Rights from the Seller or any of its Affiliates, directly or indirectly, which Seller obtains pursuant to any Termination Transfer or (2) any Person that obtains any rights to any Product, OT-58, the OT-58 program or any of the Acquired IP Rights pursuant to Section 6.17 .

(iv) Any damages or other monetary awards recovered in any action, suit, or proceeding brought in defense of any Third Party infringement of the Company IP Rights or Third Party IP Rights that are received by any Contingent Payment Obligor shall be treated as Net Sales, after deduction of

***Certain Confidential Information Omitted

any costs and expenses incurred in connection with such action (including, for this purpose, a reasonable allocation of expenses of external counsel).

(v) For Products which are sold as Combination Products, the Net Sales for such Combination Products shall be adjusted by [***].

“Net Sales Report” has the meaning set forth in Section 2.07(j)(iii).

“New Plans” has the meaning set forth in Section 6.06(b).

“Non-Competition and Non-Solicitation Agreement” means the Non-Competition and Non-Solicitation Agreements to be entered into at or prior to the Closing between Purchaser and each Person set forth on Schedule 2.04(a)-C, in substantially the form attached hereto as Exhibit E.

“Non-Controlling Party” has the meaning set forth in Section 9.04(a)(ii).

“Notice” has the meaning set forth in Section 11.04.

“OT-15” means the biologic known as OT-15.

“OT-58” means any modified recombinant enzyme(s) known as OT-58, as described in more detail on Exhibit B.

“Other IP Contracts” has the meaning set forth in Section 4.09(c).

“Outbound License” has the meaning set forth in Section 4.09(c).

“Party” has the meaning set forth in the Preamble.

“Patent Rights” means all issued patents and pending patent applications in any country or patent-granting region, including all provisional patent applications, non-provisional patent applications, international (PCT) applications, substitutions, continuations, continuations in part, divisions, renewals, reissues, re-examinations, and extensions thereof.

“Payment Instructions” has the meaning set forth in Section 2.03.

***Certain Confidential Information Omitted

“Permits” has the meaning set forth in Section 4.14(b).

“Permitted Liens” means (a) such Liens as are set forth on Section 3.04(a) of the Company Disclosure Schedule, (b) Liens for Taxes and other governmental charges that are not yet due, or that the taxpayer is contesting in good faith and for which the Company has established adequate reserves in accordance with the Accounting Principles, (c) Liens disclosed in the Financial Statements or the notes thereto or securing liabilities reflected in the Financial Statements or the notes thereto or in the Estimated Closing Statement and for which the Company has established adequate reserves in accordance with the Accounting Principles, (d) non-exclusive licenses or leases under occupancy agreements to which the Company is a party granted to others in the ordinary course of business, (e) rights or interests of a licensor or licensee (or sublicensor or sublicensee) or a party to a non-assertion or similar agreement evident from the face of a license (or sublicense or other agreement), (f) Liens that will be released prior to or at the Closing, (g) statutory Liens in favor of carriers, warehousemen, mechanics, and materialmen, to secure claims for labor, materials, or supplies and other like Liens, (h) statutory Liens to secure non-delinquent obligations to lessors or renters under leases or rental agreements, and (i) any other imperfections of title or similar Liens which individually or in the aggregate with other such Liens, do not materially impair the value of the property subject to such Liens or the use of such property in the conduct of the Company Business.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity, unincorporated organization, association, or other entity.

“Personal Information” means information (a) that identifies an individual or (b) in combination with other information in the Company’s possession or under its control, identifies an individual.

“Pivotal Trial” means any Clinical Trial of a Product including or incorporating OT-58, performed after preliminary evidence suggesting effectiveness of OT-58 has been obtained, intended to gather additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of a drug and to provide an adequate basis for Marketing Authorization and physician labeling in the United States by the FDA or the European Economic Area by the EMA, including (a) a Phase III Clinical Trial as described in 21 C.F.R. § 312.21(c), as amended, or a similar Clinical Trial in the European Economic Area, (b) [***], or (c) [***]. For clarity, a study that is conducted following receipt of applicable Marketing Authorization (including, for example, a confirmatory study that is performed after receipt of Accelerated Approval) does not constitute a Pivotal Trial.

“Post-Closing Tax Period” means any Tax Period that begins after the Closing Date and the portion of any Straddle Tax Period that begins on the day after the Closing Date.

“Pre-Closing Period” has the meaning set forth in Section 6.01(a).

“Pre-Closing Tax Period” means any Tax Period that ends on or before the Closing Date and the portion of any Straddle Tax Period that ends on the Closing Date.

“Pre-Closing Taxes” means, without duplication, (a) any Taxes of or relating to the Company for all Pre-Closing Tax Periods, (b) any Taxes attributable to or arising from the transactions contemplated by the Spinout Agreements, (c) any Taxes of any other Person under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign Law) that relate to a group of which the Company (or any predecessor thereof) is or was a member on or prior to the Closing, (d) any Taxes of any other Person for which the Company is or has been liable as a transferee or successor, by contract, or otherwise, in each case, prior to the Closing Date and (e) any Transaction Payroll Taxes, and (f) any Transfer Taxes for which Seller is responsible

***Certain Confidential Information Omitted

pursuant to Section 10.01(a). For the avoidance of doubt, (i) “Pre-Closing Taxes” excludes any Taxes arising from or attributable to a Purchaser Tax Act and (ii) any Tax deductions, net operating losses, or other tax attributes of the Company existing at the time of Closing on the Closing Date shall be offset against the calculation of Pre-Closing Taxes to the maximum extent that such attributes may reduce such Pre-Closing Taxes permitted by Law, including any incremental increase in Pre-Closing Taxes by reason of a challenge or adverse determination to the Spinout Tax Treatment or Cantonal Tax Ruling.

“Pricing Reimbursement Approval” means the authorization or approval of pricing or reimbursement for a pharmaceutical product or biologic (including any Product) in a country or jurisdiction by the relevant Regulatory Authority or other Governmental Entity.

“Prime Rate” has the meaning set forth in Section 2.10.

“Priority Review Voucher” means a priority review voucher granted to the sponsor of a Rare Pediatric Disease Product Application by the FDA under Section 529(a)(2) (21 U.S.C. § 360ff(a)(2)), as amended, entitling the holder thereof to priority review and action by the FDA on a human drug application, including a submission under Section 351(a) of the Public Health Service Act (42 U.S.C. § 262(a)) and any successor thereof.

“Priority Review Voucher Milestone” has the meaning set forth in Section 2.07(c).

“Privacy and Security Laws” means all applicable federal, state, and local privacy, data security, and data protection Laws concerning the processing of Personal Information.

“Privileged Communications” has the meaning set forth in Section 6.15.

“Proceeding” means any suit, formal charge, complaint, action, hearing, or proceeding, whether judicial or administrative, before any Governmental Entity or arbitrator.

“Product” means any product candidate or product in any form, presentation, formulation, or dosage, delivered by any device or mechanism, that contains, comprises, utilizes, or incorporates (alone or with other active ingredients) OT-58.

“Proposal” has the meaning set forth in Section 2.09(f).

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Closing Statement” has the meaning set forth in Section 2.05(a).

“Purchaser Indemnitees” has the meaning set forth in Section 9.02.

“Purchaser Material Adverse Effect” has the meaning set forth in Section 5.03(a).

“Purchaser Records” has the meaning set forth in Section 2.07(j)(i).

“Purchaser Specified Representations” means the representations and warranties of Purchaser set forth in Section 5.01 (Organization), Section 5.02 (Authority; Execution and Delivery; Enforceability) Section 5.05 (Availability of Funds), Section 5.06 (Brokers and Finders), and Section 5.07 (Company’s and Seller’s Representations).

“Purchaser Tax Act” means, with respect to Purchaser, any of its Affiliates, or any transferee of Purchaser or any of its Affiliates, without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed), (a) within the [***] year period following the Closing Date, [***], redomicile of the Company, merger of the Company with Purchaser, liquidation of the Company, the transfer of intellectual property, or any other transaction that results in a factual liquidation of the Company on or after the Closing Date without the prior written consent of Seller that (i) [***] or (ii) [***], (b) any Tax election, filing of any Tax Return, or amendment of any Tax Return in respect of a Pre-Closing Tax Period or Straddle Tax Period, in each case, except as provided in Section 10.02(a) and Section 10.02(d), or (c) within the [***] year period following the Closing Date, [***].

“Rare Pediatric Disease” means a disease or condition that is both (a) serious or life-threatening in which the serious or life-threatening manifestations primarily affect individuals aged from birth to 18 years, including age groups often called neonates, infants, children, and adolescents; and (b) rare within the meaning of 21 U.S.C. § 360bb.

“Rare Pediatric Disease Product Application” means a human drug application, as defined in 21 U.S.C. § 360ff (a)(4), and any successor thereof, for a Rare Pediatric Disease.

“Redomicile Taxes” has the meaning set forth in Section 10.02(d).

“Registered Agent” means the Company’s registered agent in the British Virgin Islands.

“Registered IP Rights” has the meaning set forth in Section 4.09(a).

“Regulatory Acceptance” means the acceptance of filing by the FDA or EMA, as applicable, of an application for Marketing Authorization, based on a threshold determination that such application is sufficiently complete to permit a substantive review, as described in 21 CFR 314.101(a) and 21 CFR 601.2(a) and equivalent regulations in any regulatory jurisdiction in the European Market, each as amended.

“Regulatory Approval” means, with respect to a particular jurisdiction, such approvals, licenses, registrations, or authorizations by any applicable Regulatory Authority as are necessary to market, manufacture, distribute, and engage in the sale of any pharmaceutical product or biologic in such jurisdiction in accordance with applicable Law, including Marketing Authorization, but excluding Pricing Reimbursement Approval that is granted after Marketing Authorization is issued in respect of such pharmaceutical product or biologic.

“Regulatory Authority” means any federal, national, or multinational governmental health regulatory agency or authority within a jurisdiction, with the authority to grant approvals, licenses, registrations, or authorizations necessary for the Exploitation of a pharmaceutical product or biologic.

“Regulatory Exclusivity” means, with respect to a Product in a country, the rights granted by a Regulatory Authority (other than Patent Rights) to exclude Third Parties from Commercializing a product in such country, including marketing or data exclusivity rights or pediatric exclusivity.

“Representatives” means, as to any Person, such Person’s directors, officers, employees, consultants, investment bankers, financial advisors, attorneys, accountants, or other advisors, agents, or representatives.

***Certain Confidential Information Omitted

“Restricted Cash” means any cash which is not freely usable by the Purchaser because it is subject to restrictions, limitations, or taxes on use or distribution by law, contract, or otherwise, including, restrictions on dividends and repatriations or any other form of restriction.

“Reversion License” has the meaning set forth in Section 6.17(a).

“Reversion Event Date” means, if a case is commenced during the Diligence Obligations Period by or against Purchaser or the Company under Bankruptcy Laws, the date on which this Agreement is rejected by Purchaser or the Company as provided in the Bankruptcy Laws.

“ROFN” has the meaning set forth in Section 2.07(i).

“ROFN Expression of Interest” has the meaning set forth in Section 2.07(i).

“ROFN Negotiation Period” has the meaning set forth in Section 2.07(i).

“ROFN Notice Period” has the meaning set forth in Section 2.07(i).

“ROW Additional Consideration Payment” has the meaning set forth in Section 2.07(f)(i).

“ROW Territory” means any country in the world other than the United States and the countries comprising the European Market.

“ROW Third Party Agreement” has the meaning set forth in Section 2.07(g)(i).

“ROW Transaction Revenue” has the meaning set forth in Section 2.07(g)(ii).

“Sales Milestone” means each of the events in the column titled “Sales Milestone” in the table set forth in Section 2.07(a)(i), the achievement of each of which shall result in the payment of a Milestone Payment to Seller.

“Securities Act” means the Securities Act of 1933.

“Segregate” means, with respect to a Competitive Product or an Excluded Product, to segregate the Development, manufacture, Commercialization, or other Exploitation activities relating to in connection with such Competitive Product or Excluded Product from the Development, manufacture, Commercialization, or other Exploitation activities with respect to OT-58 or any Product, including putting in place appropriate firewalls, including physical barriers, technological measures, screening mechanisms, and protected data storage practices, that are reasonably designed to ensure that: (a) none of the Acquired IP Rights will be used in connection with the Development, manufacture, Commercialization, or other Exploitation activities with respect to any Competitive Product or Excluded Product, (b) no material Confidential Information of either Party primarily relating to OT-58 or any Product, or Acquired IP Rights will be used in connection with the Development, manufacture, Commercialization or other Exploitation activities with respect to any Competitive Product or Excluded Product, (c) the Development, manufacturing, Commercialization, or other Exploitation activities required under this Agreement will be conducted separately from any Development, manufacturing, Commercialization, or other Exploitation activities related to the Competitive Product or Excluded Product, and no personnel involved in performing the Development, manufacture, Commercialization, or other Exploitation as applicable, of such Competitive Product or Excluded Product have access to non-public plans or non-public information relating to the Development, manufacture, Commercialization, or other Exploitation of OT-58 or Products; provided, that senior management-level personnel may conduct a high-level review of, and evaluate plans and information regarding the Development, manufacture, Commercialization, or other

Exploitation of Products in connection with portfolio decision-making, and (d) any other requirements that may be requested or required by any Governmental Entity, including any Antitrust Authority.

“Seller” has the meaning set forth in the Preamble.

“Seller Group” has the meaning set forth in Section 6.15.

“Seller Indemnitees” has the meaning set forth in Section 9.03.

“Seller Legal Counsel” has the meaning set forth in Section 6.15.

“Seller Specified Representations” means the Company Specified Representations and the representations and warranties set forth in Section 3.01 (Organization), Section 3.02 (Authority; Execution and Delivery; Enforceability), Section 3.04 (Title to and Ownership of Shares), and Section 3.06 (Brokers and Finders).

“Selling Party” has the meaning set forth in the definition of “Net Sales”.

“Shares” has the meaning set forth in the Recitals.

“Spinout Agreements” means that certain Asset Purchase Agreement, by and between the Company and [***].

“Spinout Tax Treatment” means the Tax treatment that applies to the transactions contemplated by the Spinout Agreements, including [***].

“Status Report” has the meaning set forth in Section 2.07(j)(ii).

“Straddle Tax Period” means any Tax Period that begins on or before and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, another Person, such that the first Person has, directly or indirectly, an amount of the voting securities, other voting ownership or voting partnership interests of such other Person which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of such other Person).

“Substitute Product” means any product candidate or product, in any form, presentation, formulation, or dosage form, delivered by any device or mechanism, that (a) [***], (b) [***], and (c) [***].

“Substitute Product Consideration Payment” has the meaning set forth in Section 6.16(a).

“Support Memo” has the meaning set forth in Section 2.09(f).

“Tail Policy” has the meaning set forth in Section 6.13(c).

***Certain Confidential Information Omitted

“Tax” or “Taxes” means all forms of taxation imposed by any federal, state, provincial, local, foreign, or other Taxing Authority, including income, franchise, property, sales, goods and services, or harmonized sales taxes, use, excise, employment, unemployment, payroll, social security, estimated, value added, ad valorem, transfer, recapture, withholding, health, or other tax, governmental fee or other like assessment or charge of any kind of any kind, including any interest, penalties, and additions thereto. For the avoidance of doubt, “Tax” or “Taxes” shall not include any anti-dumping, countervailing, or other customs duties, tariffs, or charges.

“Tax Arbitrator” has the meaning set forth in Section 10.02(a)(ii).

“Tax Benefit” has the meaning set forth in Section 9.06(a).

“Tax Contest” has the meaning set forth in Section 10.02(d).

“Tax Period” means any period with respect to which Taxes are assessed or a Tax Return is filed or required to be filed under any applicable Tax Law or according to the applicable procedures of a Taxing Authority.

“Tax Return” means any return, declaration, report, claim for refund, information return, statement, or other document, information, or filing required to be supplied to any Taxing Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment made with respect thereto.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, or other imposition of Taxes.

“Terminated Market” has the meaning set forth in Section 2.07(i).

“Termination Transfer” has the meaning set forth in Section 2.07(i).

“Third Party” means any Person other than the Company, Seller Group, Purchaser, and their respective Affiliates and successors and permitted assigns.

“Third Party Claim” has the meaning set forth in Section 9.04(a).

“Third Party IP Rights” means any IP Right licensed to the Company by a Third Party pursuant to any IP License.

“Third Party License” has the meaning set forth in Section 2.07(e)(v).

“Trademark Rights” means all registered trademarks, unregistered trademarks, applications for registration of trademarks, registered service marks, unregistered service marks, applications for registration of service marks, registered trade names, unregistered trade names, and applications for registration of trade names, and all goodwill associated therewith.

“Transaction Bonus Agreements” means the Transaction Bonus Agreements or the Directorship Agreements, to the extent applicable, dated as of the dates set forth therein between Orphan Technologies Limited and each of the individuals listed on Schedule 1.01-B (the “Transaction Bonus Individuals”).

“Transaction Documents” means this Agreement, the Escrow Agreement, the Non-Competition and Non-Solicitation Agreements, the Transition Services Agreement, and the Spinout Agreement.

“Transaction Expenses” means, without duplication, (a) all fees, costs, expenses, and other amounts incurred or subject to reimbursement by the Company or otherwise payable by the Company (on behalf of itself, Seller, or any of their respective Affiliates) arising from or incurred in connection with the Transaction Documents, the Transactions, any alternatives thereto and the negotiation thereof (in each case, whether accrued for or not), including legal, accounting, commissions, financial advisory fees, investment banking and other professional advisors’, independent contractors’, service providers’, and agents’ fees and expenses, in each case solely to the extent such fees, expenses, and other amounts are unpaid immediately prior to the Closing, (b) all payments due under the Transaction Bonus Agreements and any other bonuses, Change of Control, or similar payment obligations that become due and payable by the Company contingent upon the consummation of the Transactions, including any Transaction Payroll Taxes, (c) any costs, expenses, fees, or other payments owed or payable by the Company in connection with any Third Party consents, approvals, waivers, and estoppel certificates listed on Schedule 2.04(a)-A, including all applicable Taxes, and (d) any costs, expenses, fees, or other payments owed or payable by the Company in connection with the termination or settlement of any Affiliated Agreements in accordance with Section 6.05 of this Agreement; provided that Transaction Expenses shall be calculated without duplication of any amounts to the extent included in the calculation of Closing Working Capital and shall exclude any Company Service Provider Termination Expenses.

“Transaction Payroll Taxes”means the employer portion of any employment, payroll, or similar Taxes incurred in connection with any bonuses or other similar compensatory payments made to any current or former Company Service Providers in connection with the transactions contemplated by this Agreement, including the Transaction Bonus Agreements, whether payable by Purchaser or the Company or any of their Affiliates and regardless of when paid or accrued.

“Transactions” means the Acquisition and the transactions contemplated by the Transaction Documents.

“Transfer Taxes” means all sales (including bulk sales), use, transfer (including Swiss Umsatzabgabe), recording, value added, ad valorem, privilege, documentary, gross receipts, registration, conveyance, excise, license, stamp, or similar fees and Taxes arising out of, in connection with, or attributable to the Transactions.

“Transferred Assets” has the meaning set forth in Section 2.07(d)(v).

“Transition Services Agreement” means the Transition Services Agreement to be entered into at the Closing among the Company, Purchaser, and [***], in substantially the form attached hereto as Exhibit F.

“Trust” has the meaning set forth in the Preamble.

“Trustee” has the meaning set forth in the Preamble.

“United States” or “U.S.” means, as of a given date, the United States of America, including its territories and possessions as of such date.

“Valid Claim” means (a) a claim of an issued and unexpired patent included within the Acquired IP Rights that (i) has not been irrevocably or unappealably disclaimed or abandoned, or been held unenforceable, unpatentable, or invalid by a decision of a court or other governmental agency or competent jurisdiction, and (ii) has not been admitted to be invalid or unenforceable through reissue, disclaimer, or otherwise; or (b) a claim included in a patent application included within the Acquired IP Rights that has not been cancelled, withdrawn, or abandoned, not pending for more than [***] years from the earliest filing date to which such patent application or claim is entitled.

***Certain Confidential Information Omitted

“Willful Breach” means a material breach of this Agreement through a deliberate act or failure to act, with the knowledge that such act or failure to act would constitute a material breach of this Agreement.

Section 1.02 Interpretation; Certain Definitions. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:

(a) All Exhibits and Schedules annexed hereto or referred to herein and the Company Disclosure Schedule are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

(b) Any capitalized terms used in the Company Disclosure Schedule or in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(c) References to defined terms in the singular shall include the plural and references to defined terms in the plural shall include the singular.

(d) “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.”

(e) “Including” (and, with correlative meaning, “include”) means including, without limiting the generality of any description preceding or succeeding such term, and the rule of ejusdem generis will not be applicable to limit a general statement preceded, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned.

(f) The descriptive headings of the several Articles and Sections of this Agreement, the Table of Contents to this Agreement, and the Company Disclosure Schedule are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

(g) All references herein to “Articles,” “Sections,” “Exhibits,” or “Schedules” shall be deemed to be references to Articles or Sections of this Agreement or Exhibits or Schedules hereto unless otherwise indicated. The terms “hereof,” “herein,” “hereby,” and derivative or similar words refer to this entire Agreement.

(h) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under the Accounting Principles.

(i) Unless otherwise specified or where the context otherwise requires, (i) wherever used, the word “or” is used in the inclusive sense (“and/or”), (ii) references to a Person are also to its executors, heirs, administrators, successors, and permitted assigns; provided, however, that nothing contained under this subsection, (iii) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement and references to a Person in a particular capacity or capacities shall exclude such Person in any other capacity, (iv) references to a Law include any amendment or modification to such Law and any rules or regulations issued thereunder, in each case, as in effect at the relevant time of reference thereto, (v) references to any agreement, instrument, or other document in this Agreement refer to such agreement, instrument, or other document as originally executed or, if subsequently amended, replaced, or supplemented in compliance with the terms of this Agreement from time to time, as so amended, replaced, or supplemented and in effect at the relevant time of reference thereto, (vi) references to monetary amounts are denominated in United States Dollars, and (vii) references to the masculine gender shall also include the feminine and neutral genders, and vice versa.

(j) Unless otherwise stated, references herein to “Seller” taking any actions shall refer to the Trust acting by its sole trustee, the Trustee.

ARTICLE II

PURCHASE AND SALE; CLOSING; CONSIDERATION

Section 2.01 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer, assign, and deliver to Purchaser, and Purchaser shall (subject to Section 2.06) purchase, acquire, and accept from Seller, the Shares, free from all Liens. Seller shall be entitled to receive, in respect of and in consideration of the Shares (a) the Closing Payment, plus (b) the Escrow Release Amount, if any, plus (c) the Contingent Payments, if any. The purchase and sale of the Shares is referred to in this Agreement as the “Acquisition.”

Section 2.02 Closing. The closing of the Acquisition (the “Closing”) shall take place electronically by remote exchange of signatures, at 10:00 a.m. New York City time, as soon as practicable, but not later than the second Business Day, following the date on which there first occurs the satisfaction (or, to the extent permitted by Law and the terms of this Agreement, the waiver) of all of the conditions set forth in Article VII (other than any condition that by its nature is to be satisfied at the Closing, but subject to satisfaction of all such conditions at the Closing), or at such other place, time, and date as may be agreed by the Company and Purchaser in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

Section 2.03 Closing Payment. At least five Business Days prior to the Closing, the Company shall deliver to Purchaser a written statement (the “Estimated Closing Statement”), signed by a duly authorized officer of the Company, setting forth its good faith estimate of (a) the Closing Working Capital (the “Estimated Closing Working Capital”) and Closing Working Capital Adjustment Amount, (b) the amount of the Cash Adjustment Amount (the “Estimated Closing Cash Adjustment Amount”), (c) the amount of the Closing Indebtedness (the “Estimated Closing Indebtedness”), (d) the amount of the Closing Company Service Provider Termination Expenses (the “Estimated Company Service Provider Termination Expenses”), (e) the amount of the Closing Transaction Expenses (the “Estimated Closing Transaction Expenses”), and (f) the Closing Payment (the “Estimated Closing Payment”), in each case, together with reasonably detailed supporting calculations and documentation for such estimates and together with payment and wire instructions for each of the Estimated Closing Payment, any Estimated Closing Indebtedness, the Estimated Company Service Provider Termination Expenses, and the Estimated Closing Transaction Expenses payments to be made by Purchaser at the Closing (the “Payment Instructions”). During the period beginning on the date of delivery of the Estimated Closing Statement by the Company until one Business Day prior to the Closing Date, the Company shall give Purchaser an opportunity to provide comments on the Estimated Closing Statement, shall work in good faith to resolve any differences the Company and Purchaser may have with respect to any of the amounts or calculations set forth in the Estimated Closing Statement, and, to the extent reasonably requested by Purchaser, the Company will make available to Purchaser and its representatives the work papers and other books and records used in preparing the Estimated Closing Statement and afford Purchaser and its representatives reasonable access to the relevant personnel and external representatives of the Company to verify the accuracy of such amounts to the extent deemed reasonably necessary by Purchaser.

Section 2.04 Transactions to be Effected at the Closing.

(a) At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

(i) a duly executed share transfer form, substantially in the form attached as Exhibit D, effecting the transfer of the Shares, together with the share certificate relating to the Shares (if one has been issued) or customary indemnity in respect of any certificate which was issued but subsequently lost or destroyed;

(ii) a letter of instruction in an agreed form addressed to the Registered Agent of the Company, signed on behalf of the Company, instructing the Registered Agent upon Closing to change the client of record to Purchaser or a Representative of Purchaser;

(iii) the common seal (if any), the certificate of incorporation, and the statutory corporate registers of the Company (or confirmation that all of such items are held by the registered agent of the Company);

(iv) written resignations (with effect from the Closing Date) of each of the directors and officers of the Company, including a release substantially in the form of Exhibit G-1;

(v) subject to Purchaser’s compliance with Section 7.03(d), a copy of the register of members reflecting the entry of Purchaser in the register of members of the Company as holder of the Shares;

(vi) subject to Purchaser’s compliance with Section 7.03(d), a copy of the register of directors reflecting the entry of Purchaser’s nominated directors in the register of directors of the Company;

(vii) a certificate of incumbency issued by the Registered Agent within three Business Days of Closing and including confirmations that: (A) the Company is in good standing, (B) Seller is the sole shareholder of the Company, (C) no liquidation or dissolution nor insolvency proceedings with respect to the Company have been taken against the Company or its assets, (D) the Company does not maintain a register of charges, pursuant to Section 162 of the BVI Business Companies Act, 2004, and (E) the names of each of the directors of the Company;

(viii) evidence, reasonably satisfactory to Purchaser, as to the termination of the Contracts listed on Schedule 2.04(a)-B;

(ix) a certificate of an officer of the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to Purchaser, certifying and attaching the organizational documents of the Company, being the certificate of incorporation, certificate(s) of change of name, if any, and the up-to-date memorandum and articles of association of the Company;

(x) a payoff letter from each payee of Closing Indebtedness indicating that upon payment of the applicable Closing Indebtedness that such holder shall release his, her, or its Liens and other security interests in, and agree to execute or file such documents or endorsements reasonably necessary to release his, her, or its Liens and other security interest in, the assets and properties of the Company, and that all obligations with respect to the related Indebtedness or other obligations shall be satisfied;

(xi) an invoice from each advisor or other service provider to the Company with respect to all Transaction Expenses to be paid on the Closing Date to such advisor or other service provider;

(xii) the officer’s certificate required pursuant to Section 7.02(f);

(xiii) a copy of duly executed written resolutions of the directors of the Company in customary form authorizing and approving this Agreement and the Acquisition;

(xiv) a copy of duly executed written resolutions of the Seller in customary form authorizing and approving this Agreement and the Acquisition;

(xv) the Escrow Agreement, duly executed by Seller and the Escrow Agent;

(xvi) the Non-Competition and Non-Solicitation Agreements, duly executed by the Persons set forth on Schedule 2.04(a)-C;

(xvii) the Transition Services Agreement, duly executed by the Company and [***];

(xviii) the Guaranty Agreement, duly executed by the Guarantor (as defined in the Guaranty Agreement);

(xix) releases duly executed by each Transaction Bonus Individual, in substantially the form attached hereto as Exhibit G-2; and

(xx) releases duly executed by Seller, [***], and [***], in substantially the form attached hereto as Exhibit G-3.

(b) At the Closing, Purchaser shall deliver or cause to be delivered:

(i) to Seller, in exchange for the Shares, the Estimated Closing Payment, less the Company Service Provider Termination Expenses, if any, in accordance with the Payment Instructions;

(ii) to the Escrow Agent, the Escrow Amount in accordance with the Payment Instructions;

(iii) to each recipient thereof set forth in the Estimated Closing Statement, an amount in cash equal to the Company Service Provider Termination Expenses owed to such Person as set forth on the Estimated Closing Statement in accordance with the Payment Instructions (provided, [***] (each, a “Transition Service Provider”), [***] (such payment, the “Transition Service Provider Termination Expenses”);

(iv) to each recipient thereof set forth in the Estimated Closing Statement, an amount in cash equal to the Estimated Closing Transaction Expenses owed to such Person as set forth on the Estimated Closing Statement in accordance with the Payment Instructions;

(v) to each holder of Estimated Closing Indebtedness set forth on the Estimated Closing Statement, an amount in cash equal to the Closing Indebtedness held by such Person as set forth on the Estimated Closing Statement in accordance with the Payment Instructions;

(vi) to Seller, the officer’s certificate required pursuant to Section 7.03(c);

(vii) to Seller, the Escrow Agreement, duly executed by Purchaser and the Escrow Agent; and

(viii) to Seller, the Transition Services Agreement, duly executed by Purchaser.

Section 2.05 Post-Closing Adjustment to Closing Payment.

(a) Within 90 calendar days following the Closing, Purchaser may prepare and deliver to Seller a written schedule (the “Purchaser Closing Statement”) setting forth in reasonable detail Purchaser’s

***Certain Confidential Information Omitted

calculation of (i) the Closing Working Capital and Closing Working Capital Adjustment Amount, (ii) the amount of the Cash Adjustment Amount, (iii) the amount of the Closing Indebtedness, (iv) the amount of the Company Service Provider Termination Expenses, (v) the amount of the Closing Transaction Expenses, and (vi) the Closing Payment. Purchaser shall deliver to Seller, concurrently with the Purchaser Closing Statement, all relevant supporting documentation, including such schedules and data with respect to the determinations set forth therein as may be, in Purchaser’s determination, reasonably appropriate to support the calculations set forth therein. Following the delivery of the Purchaser Closing Statement, if applicable, Purchaser shall provide Seller and its Representatives reasonable access, during regular business hours, in such a manner as to not interfere with the normal operation of Purchaser or the Company (subject to the execution of customary work paper access letters, if requested), to work papers, books and records, and personnel and external representatives relating to the preparation of the Purchaser Closing Statement solely for the purpose of assisting Seller in its review of the Purchaser Closing Statement and the calculations contained therein.

(b) If Seller disagrees with the calculations in the Purchaser Closing Statement, Seller shall notify Purchaser of such disagreement in writing (the “Adjustment Dispute Notice”) within 30 calendar days after delivery of the Purchaser Closing Statement. The Adjustment Dispute Notice must set forth in reasonable detail (i) any item on the Purchaser Closing Statement which Seller reasonably believes has not been prepared in accordance with this Agreement and Seller’s determination of the amount of such item and (ii) Seller’s alternative calculation of the Closing Working Capital and Closing Working Capital Adjustment Amount, the Cash Adjustment Amount, the Closing Indebtedness, the Company Service Provider Termination Expenses, the Closing Transaction Expenses, and the Closing Payment, as the case may be, together with all relevant supporting documentation. Any item or amount that Seller does not dispute in reasonable detail in the Adjustment Dispute Notice within such 30-day period shall be final, binding, and conclusive for all purposes hereunder. In the event any such Adjustment Dispute Notice is timely provided, Purchaser and Seller shall work in good faith for a period of 30 calendar days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations included in the Purchaser Closing Statement that were disputed in the Adjustment Dispute Notice. If, at the end of such period, Seller and Purchaser remain unable to resolve the dispute in its entirety, then the unresolved items and amounts thereof in dispute shall be submitted to a nationally recognized independent accounting firm, reasonably acceptable to Purchaser and Seller, which shall not be the independent accountants of Purchaser or the Company (the “Dispute Auditor”). The Dispute Auditor shall determine, based solely on the written presentations by Seller and Purchaser, and not by independent review, only those items and amounts that remain then in dispute as set forth in the Adjustment Dispute Notice. In rendering its decision, the Dispute Auditor shall adhere to and be bound by the provisions of this Section 2.05(b) and the applicable provisions and definitions set forth in this Agreement. The Dispute Auditor’s determination of the Closing Working Capital and Closing Working Capital Adjustment Amount, the Cash Adjustment Amount, the Closing Indebtedness, the Company Service Provider Termination Expenses, the Closing Transaction Expenses, and the Closing Payment as applicable, shall be made within 45 days after the dispute is submitted for its determination and shall be set forth in a written statement delivered to Seller and Purchaser. A judgment of a court of competent jurisdiction selected pursuant to Section 11.09 hereof may be entered upon the Dispute Auditor’s determination. The Dispute Auditor shall have exclusive jurisdiction over, and resorting to the Dispute Auditor as provided in this Section 2.05(b) shall be the only recourse and remedy of the Parties against one another with respect to, those items and amounts that remain in dispute under this Section 2.05(b), and Purchaser shall not be entitled to seek indemnification or recovery of any attorneys’ fees or other professional fees incurred by Purchaser in connection with any dispute governed by this Section 2.05. The Dispute Auditor shall, in its final written determination, allocate its fees and expenses between Purchaser and Seller according to the degree to which the positions of the respective Parties are not accepted by the Dispute Auditor. Seller and Purchaser shall, and shall cause their respective Affiliates and Representatives to, cooperate in good faith with the Dispute Auditor, and shall give the Dispute Auditor access to all data and other information it reasonably requests for purposes of such resolution. In no event shall the decision of the Dispute Auditor assign a value to any item greater than the greatest value for such item claimed by either Purchaser or Seller or lesser than the smallest value for such item claimed by either Purchaser or Seller. Any determinations made by the Dispute Auditor pursuant to this Section 2.05(b)

shall be final, non-appealable and binding on the Parties hereto, absent manifest error or fraud. The Purchaser Closing Statement, as adjusted pursuant to this Section 2.05b), shall constitute the “Final Closing Statement.” If Purchaser fails to deliver a Purchaser Closing Statement within the 90 day period set forth in Section 2.05a), the Estimated Closing Statement shall constitute the “Final Closing Statement.”

(c) “Adjustment Amount” means the net amount, which may be positive or negative, equal to: (i)(A) the Estimated Closing Working Capital; minus (B) the amount of the Closing Working Capital (as finally determined in accordance with Section 2.05(b)); plus (ii)(A) the Estimated Closing Cash Adjustment Amount; minus (B) the amount of Cash Adjustment Amount (as finally determined in accordance with Section 2.05(b)); plus (iii)(A) the Estimated Closing Indebtedness; minus (B) the amount of Closing Indebtedness (as finally determined in accordance with Section 2.05(b)); plus (iv)(A) the Estimated Company Service Provider Termination Expenses; minus (B) the amount of the Closing Company Service Provider Termination Expenses (as finally determined in accordance with Section 2.05(b)); plus (v)(A) the Estimated Closing Transaction Expenses; minus (B) the amount of Closing Transaction Expenses (as finally determined in accordance with Section 2.05(b)), in each case, as set forth on the Final Closing Statement. If the Adjustment Amount is a positive number, then the Closing Payment shall be increased by the Adjustment Amount. If the Adjustment Amount is a negative number, the Closing Payment shall be decreased by the Adjustment Amount. If the Adjustment Amount is a positive number, then within five Business Days after the final determination of the amount pursuant to Section 2.05(b), Purchaser shall deliver the Adjustment Amount in cash to Seller. If the Adjustment Amount is a negative number, Purchaser shall be entitled to recover the absolute value of such amount from the Escrow Fund, and, within five Business Days after the final determination of such amount pursuant to Section 2.05(b), Seller and Purchaser shall jointly instruct the Escrow Agent to pay to Purchaser the absolute value of such amount from the Escrow Fund; it being understood that, following the exhaustion of the Escrow Fund, Purchaser shall also be entitled to receive the absolute value of any balance amount as an offset against [***]% of any Contingent Payments earned pursuant to Section 2.07, in accordance with Section 9.10.

(d) The Estimated Closing Statement shall control solely for the purposes of determining the payments to be made on the Closing Date pursuant to Section 2.04 and shall not limit or otherwise affect Purchaser’s remedies under this Agreement or otherwise constitute an acknowledgement by Purchaser of the accuracy thereof.

Section 2.06 Designation of Affiliate. Prior to, and in any event at least ten Business Days in advance of, the Closing, Purchaser may designate a wholly-owned Affiliate to, at the Closing, acquire the Shares, by delivery of written notice to Seller of such designation; provided, however, that if Seller is adversely impacted by the designation of such Affiliate, Purchaser shall fully indemnify and hold harmless Seller in respect of any Losses of Seller resulting, directly or indirectly, therefrom (including (a) any adverse Tax consequences to Seller as a result of such Affiliate being a non-U.S. entity or transferring funds from a non-U.S. account, (b) any required antitrust or competition approvals or waiting periods, or (c) delay in providing KYC or other information required by the Registered Agent,); and provided, further, that no such designation shall in any event limit or affect the obligations or liabilities of Purchaser under this Agreement.

Section 2.07 Contingent Payments. Seller may be entitled to certain additional contingent payments after the Closing, each net of any Contingent Payment Transaction Expenses, as applicable, as described and subject to the terms and conditions of this Section 2.07 and the right of set off in Section 9.10.

(a) Development and Regulatory Milestones.

(i) Upon the first achievement of each of the following Development and Regulatory Milestones by any Contingent Payment Obligor, the corresponding Milestone Payment shall be payable to Seller in accordance with Section 2.08.

***Certain Confidential Information Omitted

	Development and Regulatory Milestone	Milestone Payment
1a	Initiation of a Pivotal Trial for a Product	$	[	***]
1b	Achievement of Biomarker Acceptance	$	[	***]
2	Marketing Authorization of a Product for the first Indication in the United States by FDA	$	[	***]
3	Marketing Authorization of a Product for the first Indication from (a) the EMA, for the European Economic Area or (b) the applicable Regulatory Authority of two of the Major Markets	$	[	***]
4	Marketing Authorization of a Product for a second Indication in the United States by FDA	$	[	***]
5	Marketing Authorization of a Product for a second Indication from (a) the EMA, for the European Economic Area or (b) the applicable Regulatory Authority of two of the Major Markets	$	[	***]

(ii) Purchaser shall provide written notice to Seller of the achievement of any Development and Regulatory Milestone and pay the Milestone Payment applicable to such achieved Development and Regulatory Milestone no later than 45 calendar days after the achievement thereof. Development and Regulatory Milestone 1b may not be deemed achieved and payable prior to achievement of Development and Regulatory Milestone 1a; provided, that Development and Regulatory Milestone 1a and Development and Regulatory Milestone 1b may be achieved concurrently. In the event that Development and Regulatory Milestone 2 or 3 is achieved, but a Milestone Payment with respect to Development and Regulatory Milestone 1a has not been paid by Purchaser, then Development and Regulatory Milestone 1a will be deemed achieved, and Purchaser shall pay such unpaid Milestone Payment with respect thereto at the same time that the Milestone Payment for Development and Regulatory Milestone 2 or 3 is paid. In the event that Development and Regulatory Milestone 4 or 5 is achieved, but a Milestone Payment with respect to Development and Regulatory Milestone 2, or 3, respectively, has not been paid by Purchaser, then Development and Regulatory Milestone 2 or 3, as applicable, will be deemed achieved, and Purchaser shall pay such unpaid Milestone Payments with respect to such previous Development and Regulatory Milestones at the same time that the Milestone Payment for Development and Regulatory Milestone 4 or 5 is paid. The maximum total Milestone Payments that may, if applicable, be payable under this Section 2.07(a) is $[***] million.

(b) Sales Milestones.

(i) Upon Net Sales of Products in the United States and the European Market in a Calendar Year meeting the following thresholds, the corresponding Milestone Payment shall be payable to Seller in accordance with Section 2.08.

	Sales Milestone	Milestone Payment
1	First Calendar Year in which the annual Net Sales of all Products is greater than $[***]	$	[	***]
2	First Calendar Year in which the annual Net Sales of all Products is greater than $[***]	$	[	***]
3	First Calendar Year in which the annual Net Sales of all Products is greater than $[***]	$	[	***]

***Certain Confidential Information Omitted

	Sales Milestone	Milestone Payment
4	First Calendar Year in which the annual Net Sales of all Products is greater than $[***]	$	[	***]

(ii) Purchaser shall provide written notice to Seller of the achievement of any Sales Milestone and pay the Milestone Payment applicable to such achieved Sales Milestone no later than 90 calendar days after the end of the Calendar Quarter in which such Sales Milestone was achieved.

(iii) Each of the Milestone Payments in the table above may be earned in the same Calendar Year as any other such Milestone Payment if the Net Sales meets each of the relevant thresholds in such period.

(iv) The maximum total Milestone Payments that may, if applicable, be payable under this Section 2.07(b) is $[***] million.

(c) Priority Review Voucher Milestone. In the event that any Contingent Payment Obligor is granted a Priority Review Voucher in connection with Marketing Authorization in the United States by FDA of any Product (the “Priority Review Voucher Milestone”), then:

(i) if such Priority Review Voucher is sold, assigned, or otherwise transferred to a Third Party (excluding Liens granted to lenders or foreclosure on such Liens), Purchaser shall pay, or caused to be paid, in cash to Seller, [***]% of the value of any and all arm’s length bona-fide consideration for the Priority Review Voucher (whether cash or non-cash) paid in respect of such sale, assignment, or other transfer, within five Business Days of receipt of such consideration; or

(ii) if the Contingent Payment Obligor uses such Priority Review Voucher with respect to the approval of any of its products or compounds or if any lender obtains the Priority Review Voucher in a foreclosure, Purchaser shall pay in cash to Seller, within 30 calendar days of the filing of any application using such Priority Review Voucher in such foreclosure, [***]% of the fair market transfer value of the Priority Review Voucher on the date of such use as determined in accordance with Section 2.09.

(d) General Milestone Provisions.

(i) Marketing Authorization of a Product in a particular jurisdiction may constitute achievement of more than one Development and Regulatory Milestone if the labeling by the applicable Regulatory Authority for such Product covers more than one Indication.

(ii) A Milestone Payment shall be payable upon the first achievement of the corresponding Milestone, and no amounts shall be due for subsequent or repeated achievement of such Milestone, including the Priority Review Voucher Milestone.

(iii) If any Milestone is achieved after the date hereof but prior to the Closing, (A) Purchaser shall not be obligated to pay any Milestone Payment in respect of such Milestone unless the Closing occurs, and (B) the related Milestone Payment shall be payable at the Closing.

(iv) If Purchaser fails to pay any Contingent Payment when payable in accordance with this Section 2.07 (and, if applicable, following final resolution of any disputes with respect thereto pursuant to Section 2.09 and Section 9.04(d)), and such failure continues for 10 Business Days after receipt of written notice of such failure then, notwithstanding anything to the contrary in this Agreement, and without limiting any other remedies available to Seller at law, in equity, or otherwise hereunder, (A) Purchaser’s right to offset against any Contingent Payments will be suspended until immediately following

***Certain Confidential Information Omitted

satisfaction of such payment obligation, and (B) interest will accrue in accordance with Section 2.10 from the date that such Contingent Payment was payable.

(v) Until such time as all Contingent Payments have been paid, Purchaser shall not, and shall cause its Affiliates not to, sell, assign, or otherwise transfer to any Third Party any of the Acquired IP Rights used in and necessary for the Development, manufacture, Commercialization, or other Exploitation of the Product in the United States or the European Market (the “Transferred Assets”) unless (A) if the date of such sale, assignment, or other transfer occurs during the Diligence Obligations Period and (1) prior to a Change of Control of Purchaser, the assignee or transferee has financial resources (as reported in its applicable financial statements) not less than the Purchaser’s financial resources as of the date hereof, or, if such assignment or transfer is with respect to the United States, the Purchaser’s financial resources as of the date of such sale, assignment, or other transfer, if greater, or (2) following a Change of Control of Purchaser, the assignee or transferee has financial resources (as reported in its applicable financial statements) not less than the Purchaser’s financial resources as of the date hereof, and Purchaser provides Seller with reasonably satisfactory evidence of such, (B) the assignee or other transferee expressly agrees in writing to assume the obligations from Purchaser and its Affiliates corresponding to the Transferred Assets, (C) the obligations of Purchaser under this Agreement, including those obligations with respect to the payment of the Contingent Payments pursuant to Section 2.07(a), Section 2.07(b), Section 2.07(c), Section 2.07(e), Section 2.07(f), and Section 2.07(i) corresponding to the Transferred Assets, shall apply, mutatis mutandis, to such transferee, and (D) Seller is made an express third party beneficiary of such written agreement; and upon such assignment or other transfer of the Transferred Assets to such transferee, and notwithstanding anything to the contrary contained in this Agreement, Purchaser and its Affiliates will cease to be Contingent Payment Obligors hereunder with respect to such Transferred Assets and will have no further obligations thereafter with respect to such Transferred Assets, except to the extent any of the payment, indemnification, or other obligations of Purchaser have already accrued or matured prior to the consummation of such sale, assignment, or other transfer, for which Purchaser shall remain liable and shall fulfill prior to or concurrently with the consummation of such sale, assignment, or other transfer. For clarity, Purchaser’s obligations under this Section 2.07(d)(v) are not applicable to any sale, assignment, transfer, license, or any other grant of rights by Purchaser or its Affiliates to any Third Party of or under the Acquired IP Rights with respect to the Product outside of the United States or the European Market, which is governed by Section 2.07(g).

(e) Additional Consideration.

(i) Subject to the terms and conditions set forth in this Section 2.07(e), on a Product-by-Product and country-by-country basis, during the applicable Additional Consideration Term for a given Product, Purchaser shall make additional cash consideration payments to Seller, as calculated by multiplying the applicable amount of incremental Net Sales of such Product in a Calendar Year by the corresponding additional consideration rate, as set forth in the table below and by subsequently making the applicable adjustments in accordance with Section 2.07(e)(v) below (each, an “Additional Consideration Payment”):

Net Sales for a Product in a Given Calendar Year	Additional Consideration Rate
Portion of Net Sales within the United States and the European Market of a given Product in a given Calendar Year up to and including $[***]	[***]%
Portion of Net Sales within the United States and the European Market of a given Product in a given Calendar Year in excess of $[***]	[***]%

(ii) The applicable additional consideration rate set forth in the table above will apply only to that portion of the Net Sales within the United States and the European Market of a Product during a given Calendar Year that falls within the indicated range.

***Certain Confidential Information Omitted

(iii) Within five Business Days of the delivery of a Net Sales Report for a Calendar Quarter, Purchaser shall pay to Seller, in accordance with Section 2.08, the Additional Consideration Payment for such Calendar Quarter.

(iv) By way of example and without limitation of this Section 2.07(e), if aggregate Net Sales of a Product by Purchaser or its Affiliates were $[***] for a given Calendar Year, then the Additional Consideration Payment payable with respect to such Net Sales for such Product for such Calendar Year, subject to adjustment as set forth in Section 2.07(e)(v), would be $[***]: ($[***] x [***]%) + ($[***] x [***]%). Purchaser’s obligation to make Additional Consideration Payments under this Section 2.07(e) shall apply, on a Product-by-Product and country-by-country basis, only during the applicable Additional Consideration Term applicable to such country. Following expiration of the Additional Consideration Term for any Product with respect to a given country, no further Additional Consideration Payments shall be payable in respect of sales of such Product in such country and sales of such Product shall be excluded from Net Sales for purposes of determining the tiers of annual Net Sales in Section 2.07(e).

(v) Additional Consideration Reductions.

(A) If the Additional Consideration Term for a Product continues solely due to clause (a) of the definition of Additional Consideration Term, then the Additional Consideration Payment payable with respect to such country for such Product will thereafter be reduced by [***]%, which reduction will be calculated by determining the portion of total Net Sales of the relevant Product in a Calendar Year that is attributable to the country in which such reduction applies, and determining the total additional consideration payable for such Product without reduction, and then reducing by [***]% the applicable portion (based on Net Sales of such Product in such country as a percentage of total Net Sales of such Product) of total additional consideration attributable to such Product in such country.

(B) If a Loss of Market Exclusivity exists with respect to a country in a Calendar Year, then the rate set forth in Section 2.07(e)(i) with respect to Net Sales in such country for such Product will be reduced as follows, in each case, solely for as long as such Loss of Market Exclusivity continues in the relevant country and solely in such country and for such Product: (1) if such Loss of Market Exclusivity exists due to clause (b)(i) of the definition of a Loss of Market Exclusivity, then the rate set forth in Section 2.07(e)(i) will be reduced to [***]% of the rate set forth in Section 2.07(e)(i); (2) if such Loss of Market Exclusivity exists due to clause (b)(ii) of the definition of Loss of Market Exclusivity, then the rate set forth in Section 2.07(e)(i) will be reduced to [***]% of the rate set forth in Section 2.07(e)(i); and (3) if such Loss of Market Exclusivity exists due to clause (b)(iii) of the definition of a Loss of Market Exclusivity, then the rate set forth in Section 2.07(e)(i) will be reduced to [***]% of the rate set forth in Section 2.07(e)(i), which reduction will be calculated by determining the portion of total Net Sales of the relevant Product in a Calendar Year that is attributable to the country in which such reduction applies, and determining the total additional consideration payable for such Product without reduction, and then reducing by the applicable percentage the applicable portion (based on Net Sales of such Product in such country as a percentage of total Net Sales of such Product) of total additional consideration attributable to such Product in such country.

(C) In the event that sales of the Product by any Selling Party would, but for the grant of a license by a Third Party to such Selling Party (other than any licenses granted to the Company prior to the date hereof), infringe an issued Patent Right of such Third Party, then notwithstanding anything to the contrary herein, and in addition to other rights hereunder or otherwise, in the event such Selling Party enters into an agreement with such Third Party to obtain a license or other right (including a covenant not to sue) under such issued Patent Right in order to avoid such infringement during the Additional Consideration Term (each a “Third Party License”), then notwithstanding anything to the contrary herein, and in addition to other rights hereunder or otherwise, Purchaser may deduct [***]% of any additional consideration amount (or comparable payment based on sales of Product) payable by Purchaser or its Affiliates in any Calendar Year to such Third Party in consideration for such Third Party License from the Additional Consideration Payment

***Certain Confidential Information Omitted

that would otherwise be due in any Calendar Year pursuant to Section 2.07(e). Any amount of additional consideration paid to such Third Party which is entitled to be deducted under this Section 2.07(e)(v)(C), but is not deducted as a result of the limitation in Section 2.07(e)(v)(D), shall be carried over from year to year and applied against Additional Consideration Payments payable to Seller in respect of such Product in such country in subsequent Calendar Years until the full deduction is taken.

(D) Notwithstanding anything herein to the contrary, in no event will any Additional Consideration Payment due to Seller under this Section 2.07(e) be reduced to less than [***]% of the rate set forth in Section 2.07(e)(i) through operation of the reductions set forth in this Section 2.07(e)(v), whether alone or together; provided, that, if the reduction provided by Section 2.07(e)(v)(B)(3) applies, any Additional Consideration Payment due to Seller under this Section 2.07(e) may be reduced to [***]% of the rate set forth in Section 2.07(e)(i) through operation of the reductions set forth in Section 2.07(e)(v)(B)(3).

(f) Additional Consideration with respect to the ROW Territory.

(i) Subject to the terms and conditions set forth in this Section 2.07(f), on a Product-by-Product and country-by-country basis, during the applicable Additional Consideration Term for a given Product, Purchaser shall make additional cash consideration payments to Seller, as calculated by multiplying the applicable amount of incremental Net Sales of such Product in a Calendar Year in the ROW Territory by the corresponding additional consideration rate, as set forth in the table below and by subsequently making the applicable adjustments in accordance with Section 2.07(f)(v) below (each, an “ROW Additional Consideration Payment”):

Net Sales for a Product in a Given Calendar Year	Additional Consideration Rate
Portion of Net Sales within the ROW Territory of a given Product in a given Calendar Year up to and including $[***]	[	***]%
Portion of Net Sales within the ROW Territory of a given Product in a given Calendar Year in excess of $[***]	[	***]%

(ii) The applicable additional consideration rate set forth in the table above will apply only to that portion of the Net Sales within the ROW Territory of a Product during a given Calendar Year that falls within the indicated range.

(iii) Within [***] Business Days of the delivery of a Net Sales Report for a Calendar Year, Purchaser shall pay to Seller, in accordance with Section 2.08, the ROW Additional Consideration Payment for such Calendar Year.

(iv) By way of example and without limitation of this Section 2.07(f), if aggregate Net Sales of a Product by Purchaser or its Affiliates were $[***] for a given Calendar Year, then the ROW Additional Consideration Payment payable with respect to such Net Sales for such Product for such Calendar Year, subject to adjustment as set forth in Section 2.07(f)(v), would be $[***]: ($[***] x [***]%) + ($[***] x [***]%). Purchaser’s obligation to make ROW Additional Consideration Payments under this Section 2.07(f) shall apply, on a Product-by-Product and country-by-country basis, only during the applicable Additional Consideration Term applicable to such country. Following expiration of the Additional Consideration Term for any Product in a given country, no further ROW Additional Consideration Payments shall be payable in respect of sales of such Product in such country and sales of such Product shall be excluded from Net Sales for purposes of determining the tiers of annual Net Sales in Section 2.07(f).

***Certain Confidential Information Omitted

(v) ROW Additional Consideration Reductions. The reductions set forth in Section 2.07(e)v) shall apply to ROW Additional Consideration payments, mutatis mutandis.

(g) ROW Transaction Revenue.

(i) If Purchaser, the Company or any of their Affiliates enters into an agreement with a Third Party for an Acquired IP Rights Sale or Acquired IP Rights License (excluding Liens granted to lenders or foreclosure on such Liens) with respect to any country or countries in the ROW Territory (excluding non-exclusive licenses to contractors, contract manufacturing organizations or contract research organizations, or to other similar Third Parties in connection with services provided to the Company, Purchaser, or any of their respective Affiliates) (a “ROW Third Party Agreement”), Purchaser shall pay to Seller, in respect of such country or countries, an amount equal to [***]% of all ROW Transaction Revenue.

(ii) For purposes of this Agreement, “ROW Transaction Revenue” means the gross proceeds received by Purchaser, the Company or any of their Affiliates under the applicable ROW Third Party Agreement attributable to the Acquired IP Rights Sale or Acquired IP Rights License, including cash and non-cash consideration, in consideration of the grant of such rights, including any up-front, milestone, or any other contingent consideration received in consideration of the grant of such rights, in each case as determined in accordance with the Contingent Payment Accounting Principles of Purchaser, the Company, or any of their Affiliates, as applicable, minus the following amounts that were actually incurred, allowed, paid, or accrued in the financial statements of Purchaser, the Company or any of their Affiliates prepared in accordance with the Contingent Payment Accounting Principles: (A) any refunds, rebates, or chargebacks actually paid to such Third Party under such ROW Third Party Agreement, and (B) amounts paid by Purchaser, the Company, or any of their Affiliates to any Third Party solely in connection with such ROW Third Party Agreement, including consideration paid to Third Parties under the terms of IP Licenses and reasonable costs paid to lawyers, accountants, investment bankers, and other advisors; provided, that, notwithstanding the foregoing, ROW Transaction Revenue shall exclude:

(A) funding or reimbursement for patent filing, prosecution, and maintenance costs and expenses;

(B) any amounts received exclusively for research and development activities conducted by or on behalf of Purchaser or for services provided or Products or other goods or materials supplied by Purchaser, including any such payments pursuant to co-development agreements, distributor agreements, or other agreements with collaboration partners, contract research organizations, contract manufacturing organizations, or contract sales organizations (except to the extent such amounts are not used for such purposes);

(C) payment for debt or equity securities of Purchaser or its Affiliates to the extent of the fair market value of such securities as of the date of receipt of such payments;

(D) loans (except to the extent forgiven); and

(E) with respect to an Acquired IP Rights License, royalties, additional consideration, profit sharing, or similar payments based on sales of Product, Developed Product or Substitute Product; provided, that Net Sales by the Third Party licensee shall constitute Net Sales for purposes of Section 2.07(f).

(iii) The ROW Transaction Revenue shall be paid in accordance with Section 2.08, within 10 Business Days after receipt thereof by Purchaser.

***Certain Confidential Information Omitted

(iv) There shall be no double counting in determining any deduction or exclusion from ROW Transaction Revenue.

(v) If rights to any product that is not a Product or any technology or intellectual property that is not part of the Acquired IP Rights is included in any Acquired IP Rights License or Acquired IP Rights Sale, and the fair market value of the amount attributable to such other product or other technology or intellectual property is not specifically determined and stated in the applicable ROW Third Party Agreement, the fair market value of the amount attributable to the Product or the Acquired IP Rights that are included in the transaction will be determined in good faith by Purchaser, subject to Seller’s rights set forth in Section 2.09. Concurrently with the execution of any ROW Third Party Agreement, Purchaser shall provide an executed copy of such ROW Third Party Agreement to Seller; provided, that Purchaser may redact any competitively sensitive information from such agreement that is not necessary for Seller to confirm Purchaser’s compliance with the terms and conditions of this Agreement.

(vi) If Purchaser, the Company or any of their Affiliates receives non-monetary consideration under a ROW Third Party Agreement, or in the case of transactions pursuant to a ROW Third Party Agreement that was not at arm’s length between Purchaser, the Company, or such Affiliate and the Third Party, the ROW Transaction Revenue shall be calculated assuming an arm’s length transaction.

(h) Diligence Obligations. Following the Closing, Purchaser, by itself or through the Company, its other Affiliates, or their respective licensees, contractors, any other Contingent Payment Obligor, or any Third Party acting on behalf of the foregoing, shall use its Commercially Reasonable Efforts to (i) Develop a Product and achieve Regulatory Acceptance with respect to such Product from both FDA and EMA (or the applicable Regulatory Authority in at least two of the Major Markets) for the first Indication, (ii) subject to such Regulatory Approval, to commence First Commercial Sale of and to Commercialize such Product in each of the United States and the European Market, and (iii) file a Rare Pediatric Disease Product Application seeking receipt of a Priority Review Voucher. Purchaser shall not, directly or indirectly, by itself or through the Company, its other Affiliates, or their respective licensees, take any action or omit to take any action, the primary purpose of which is to avoid the payment of any Contingent Payment. The obligations of Purchaser set forth in this Section 2.07(h) shall terminate upon the date that is [***] years after the Closing Date; provided, however, that if Development and Regulatory Milestone 1b is achieved and paid in full to Seller (subject to Purchaser’s right of offset set forth in Section 9.10), the obligations of Purchaser set forth in this Section 2.07(h) shall terminate upon the date that is [***] years after the Closing Date (the “Diligence Obligations Period”). Notwithstanding the foregoing, the obligations of Purchaser set forth in this Section 2.07(h) shall also terminate with respect to any jurisdiction in which Seller obtains the rights to any Product, OT-58, the OT-58 program or the Acquired IP Rights pursuant to, and as of the effective date of, any Termination Transfer.

(i) Cessation of Development or Commercialization. If any Contingent Payment Obligor determines to cease or suspend, in its entirety, its Development or Commercialization of OT-58 or any Product during the Diligence Obligations Period (the “Abandonment”) in any of (A) [***], (B) [***], or (C) [***] (such market, a “Terminated Market”) (for clarity, a Contingent Payment Obligor’s decision to partner with a Third Party in any such Terminated Market shall not be deemed an Abandonment), in each case in which such Contingent Payment Obligor held the rights to conduct such Development or Commercialization in such Terminated Market, Seller shall be permitted to exercise its right of first negotiation (the “ROFN”), which shall be exercisable only once per Terminated Market, to negotiate with such Contingent Payment Obligor for the transfer of all rights to OT-58 (or to the relevant Product) and the OT-58 program (or the relevant Product program) held by such Contingent Payment Obligor with respect to such Terminated Market to Seller on commercially reasonable terms. Within [***] days of Abandonment in any Terminated Market, such Contingent Payment Obligor shall provide Seller with a reasonably detailed written notice of such Abandonment and opportunity to commence customary due diligence of information in such Contingent Payment Obligor’s possession or control reasonably necessary or useful for Seller’s

***Certain Confidential Information Omitted

evaluation of whether to exercise the ROFN. Within [***] days of receipt of such Contingent Payment Obligor’s notice (the “ROFN Notice Period”), Seller shall deliver notice to such Contingent Payment Obligor of whether it desires to commence due diligence (the “ROFN Expression of Interest”), which shall continue for a period of no more than [***] days. Following the completion of due diligence, Seller shall provide notice to such Contingent Payment Obligor as to whether Seller has determined to exercise the ROFN, and if such ROFN is exercised, such notice shall include a detailed written offer to acquire the rights to OT-58 (or the relevant Product) and the OT-58 program (or the relevant Product program) in such Terminated Market, which will include all of the relevant terms and conditions, including proposed purchase price, timing, and method of payment. Following receipt of notice that Seller has exercised the ROFN, such Contingent Payment Obligor shall negotiate in good faith for a period of [***] days, or a longer period mutually agreed in writing between the Parties (the “ROFN Negotiation Period”) with Seller with the aim of, and seeking to, agree upon the terms and conditions of an agreement to sell or transfer all of such Contingent Payment Obligor’s rights to OT-58 (or the relevant Product) and the OT-58 program (or the relevant Product program) in such Terminated Market to Seller. If (A) such Contingent Payment Obligor does not receive Seller’s ROFN Expression of Interest within the ROFN Notice Period, or (B) during the ROFN Negotiation Period, such Contingent Payment Obligor and Seller fail to enter into a definitive agreement for such sale or transfer of OT-58 (or the relevant Product) and the OT-58 program (or the relevant Product program), then such Contingent Payment Obligor will be permitted to sell or transfer or otherwise dispose of such rights to OT-58 (or the relevant Product) and the OT-58 program (or the relevant Product Program) to any Person. If such Contingent Payment Obligor and Seller enter into a definitive agreement for such sale or transfer of OT-58 (or the relevant Product) and the OT-58 program (or the relevant Product program), and Seller obtains any rights to OT-58 (or the relevant Product) and the OT-58 program (or the relevant Product program) pursuant to such definitive agreement (a “Termination Transfer”), (1) all sales, dispositions, and other activities and results with respect to the Product in the Terminated Market (or portion thereof or other territory covered by such definitive agreement) shall be excluded for all purposes under this Agreement, including being excluded from Net Sales and Contingent Payments payable hereunder, and (2) no Contingent Payment will become due hereunder as a result of any Development, manufacture, Commercialization, Exploitation, license, sublicense, transfer, assignment or other disposition of such Product or the Acquired IP Rights in such Terminated Market (or portion thereof or other territory covered by such definitive agreement) by or on behalf of Seller or any other Person that obtains any rights to any Product, OT-58, the OT-58 program or any of the Acquired IP Rights from the Seller or any of its Affiliates, directly or indirectly, which Seller obtains pursuant to any Termination Transfer.

(j) Reporting; Audits.

(i) Purchaser shall keep and maintain, and shall require that its Affiliates (including the Company) and any Contingent Payment Obligor or other Selling Party, keep and maintain, for the period required under applicable Laws, but in no event less than [***] years from the end of the Calendar Quarter to which they pertain, complete and accurate books, ledgers, and other records of Purchaser or its Affiliates (including the Company) or applicable Contingent Payment Obligor or other Selling Party, as the case may be, with respect to each Product (collectively, “Purchaser Records”), as necessary to enable (A) Purchaser to provide the Reports pursuant to Section 2.07(j), and (B) Seller to perform an audit as contemplated by this Section 2.07(j).

(ii) From and after the Closing Date and for so long as the Contingent Payments may become payable, Purchaser shall provide, in accordance with Section 11.04, Seller, on a [***] basis by the [***] day following the end of each [***] period following such initial [***] anniversary, with reasonably detailed written reports, on a country-by-country (if applicable) and on an aggregate basis, of the status of activities of any Contingent Payment Obligor or other Selling Party reasonably pertinent to the Contingent Payments and diligence and other obligations of Purchaser under Section 2.07 and any material developments (including commencement of IND-enabling studies) which would reasonably be expected to lead to filing of an IND with respect to any Developed Product or Excluded Product (each such report, a

***Certain Confidential Information Omitted

“Status Report”). Each Status Report shall be in a form proposed by Purchaser and reasonably acceptable to Seller.

(iii) From and after the date of the First Commercial Sale of a Product, Purchaser shall, or shall cause the Company to (A) within [***] days following the end of each Calendar Quarter, provide to Seller a report, on a country-by-country and on an aggregate basis (a “Net Sales Report”, and together with the Status Reports, the “Reports”) of (1) the number of Products sold during such period, (2) the calculation of Net Sales and any ROW Transaction Revenue for such period (including a reasonably detailed breakdown of any deductions), (3) any Milestone Payment owed to Seller in accordance with this Agreement for the period covered by such Report, (4) any Additional Consideration Payment owed to Seller in accordance with this Agreement for the period covered by such Report, including the applicable rate set forth in Section 2.07(e)(i) and reasonable details of any reductions in accordance with Section 2.07(e)(v) applied by Purchaser in respect thereof, (5) any ROW Additional Consideration Payment owed to Seller in accordance with this Agreement for the period covered by such Report, including the applicable rate set forth in Section 2.07(f)(i) and any reductions in accordance with Section 2.07(f)(v) applied by Purchaser in respect thereof, and (6) any ROW Transaction Revenue; and (B) make any Contingent Payments owed to Seller hereunder in accordance with such report in arrears, concurrently with the delivery of such Net Sales Report and in accordance with Section 2.08. Each Net Sales Report shall be in a form proposed by Purchaser and reasonably acceptable to Seller.

(iv) Upon not more than [***] calendar days’ prior written notice from Seller, Purchaser shall permit access during normal business hours to the Purchaser Records to be examined by certified public accountants at an independent accounting firm of international standing appointed by Seller and reasonably acceptable to Purchaser, for the purpose of verifying the Reports or the Contingent Payments payable to Seller, for a period covering not more than the [***] years prior to the date of request; provided that no period shall be subject to inspection under this Section 2.07(j) more than once for the same purpose. Such audit shall not be performed more frequently than [***] each Calendar Year; provided, that the foregoing shall not prevent Seller from conducting discovery, or making document requests, in connection with a bona fide dispute under this Agreement. The auditor will execute a reasonable written confidentiality agreement with Purchaser and will disclose to Seller only such information as is reasonably necessary to provide Seller with information regarding any actual or potential discrepancies between (A) amounts reported and actually paid (and the corresponding information provided in any Report) and (B) amounts payable under this Agreement, and reasonable support therefor. The auditor will send a copy of the final report to Purchaser at the same time it is sent to Seller. The report sent to both Parties will include the methodology and calculations used to determine the results. Any fees or expenses payable to an independent accounting firm in connection with such examination shall be paid by Seller, except if the results of the audit, as determined by the auditor, reveals any underreporting of Net Sales of Products or underpayment of any Contingent Payment under this Agreement of 5% or more in any reporting period, in which case the reasonable out-of-pocket fees, costs, and expenses related to such audit, including those of the independent accounting firm, shall be paid by Purchaser. If the audit discloses an overpayment by Purchaser, then Purchaser will deduct the amount of such overpayment from amounts otherwise owed to Seller under this Agreement, unless no further payments are due hereunder, in which case the amount of such overpayment shall be refunded by Seller to Purchaser. If the audit discloses any underpayment by Purchaser, then the amount of such underpayment shall be transmitted to Seller within [***] Business Days, together with any applicable interest pursuant to Section 2.10. Notwithstanding the foregoing, Seller shall not be responsible for any costs or expenses incurred by Purchaser in connection with any such audit.

(v) Within [***] calendar days after delivery of a Report, if Seller in good faith requests a telephonic meeting with representatives of Purchaser or any of Purchaser’s applicable Affiliates to discuss such Report, Purchaser shall make available for such meeting at least one employee with operating management responsibility for the activities of Purchaser or any such Affiliate related to the contents of such Report.

***Certain Confidential Information Omitted

(vi) All Purchaser Records and information provided to Seller or any of its Representatives pursuant to this Section 2.07(j), whether written or oral, shall be confidential information of Purchaser and be held in confidence by such Person except as permitted by Section 6.03; provided, that Seller (A) may disclose such information on a confidential basis (1) as required by Law, and (2) to its Representatives who have a need to know such information and who are under an obligation of confidentiality and non-use consistent with the Seller’s obligation hereunder, and (B) shall use such information solely to assess Purchaser’s compliance with the terms and conditions of this Agreement, including the value of, the progress towards, and the probability of, achieving the Contingent Payments.

(k) Non-Transferable Right. The right of Seller to receive any amounts with respect to Contingent Payments (i) shall not be evidenced by a certificate or other instrument, (ii) shall not be assignable or otherwise transferable by Seller other than (A) pursuant to a court order, (B) by operation of Law (including a consolidation or merger), (C) without consideration in connection with the dissolution, liquidation, or termination of any trust, corporation, limited liability company, partnership, or other entity, (D)[***], (E) [***], (F) on one occasion to a Contingent Payment Purchaser in compliance with this Section 2.07(k) (it being agreed that Seller shall be entitled to provide such Contingent Payment Purchaser with copies of the Reports delivered by Purchaser pursuant to Section 2.07(j)), or (G) otherwise in compliance with Section 11.01, and (iii) does not represent any right other than the right to receive the Contingent Payments and copies of the Reports pursuant to this Agreement. Any attempted transfer of the right to any amounts with respect to any Contingent Payment by any holder thereof (other than as specifically permitted by the immediately preceding sentence) shall be null and void. Notwithstanding the foregoing, in the event of any transfer of Seller’s right to receive any amounts with respect to Contingent Payments to a Contingent Payment Purchaser, (1) such Contingent Payment Purchaser shall have agreed in writing, as a condition to the sale, to be bound by (x) the terms and conditions of this Agreement related thereto, including Purchaser’s right of offset set forth in Section 9.10 (and the terms and conditions of this Agreement related to such offset rights), and (y) confidentiality obligations at least as restrictive as those set forth in Section 6.03, (2) the manner, timing, and disclosures related to such transfer shall be in compliance with all applicable Laws, and (3) Seller hereby agrees to indemnify the Purchaser Indemnitees in respect of, and hold them harmless against and reimburse them for, any Losses suffered, incurred, or sustained by any Purchaser Indemnitee resulting from or arising out of any such transfer, including with respect to any claims by the Contingent Payment Purchaser, except to the extent resulting from a breach of this Agreement by a Purchaser Indemnitee.

(l) Tax Treatment. The Parties agree that for all Tax purposes, all Contingent Payments shall be treated as Closing Payment consideration.

Section 2.08 Mode of Payment. All payments to be made, directly or indirectly, to any Party under this Agreement shall be made by deposit of United States Dollars in the requisite amount to such bank account as the receiving Party may from time to time designate in writing to the paying Party. For the purpose of calculating any sums under, or amounts reimbursable pursuant to, this Agreement, the applicable Party shall convert any amount expressed in a foreign currency into Dollar equivalents using the appropriate foreign exchange rate for the currency quoted by the Wall Street Journal, Eastern Edition, on the close of business on the banking day that is two Business Days prior to the date that the calculation is to be made; provided, that any such calculations which apply to Net Sales, gross sales, or other sums outside of the United States shall first be determined in the currency in which such sales are earned and shall then be converted into an amount in United States Dollars for the applicable reporting period, and a copy of such calculations shall be provided to the other Party. At least five Business Days prior to any payment by Purchaser, Purchaser shall request that Seller provide Purchaser with a written statement setting forth the amount of any Contingent Payment Transaction Expenses payable in connection with such Contingent Payment, and Seller shall provide such statement within two Business Days after receipt of such request.

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Section 2.09 Valuation of Non-Cash Consideration, Allocation of Consideration, or Determination of Consideration.

(a) In the event that any non-cash consideration or that any consideration that was not determined on an arm’s length and bona-fide basis has or would reasonably be expected to become payable in respect of any sale, disposition, or any other transfer under this Agreement, whether (i) Net Sales of Product, (ii) in connection with the disposition of any Priority Review Voucher as contemplated by Section 2.07(c)(i) (or use of a Priority Review Voucher without receipt of any consideration by Purchaser (or one of its Affiliates) as contemplated by Section 2.07(c)(ii)), or (iii) otherwise, then Purchaser shall determine the fair market value of such consideration in good faith assuming an arm’s length transaction made in the ordinary course of business and shall provide the calculations and assumptions used for such determination to Seller within 20 Business Days of such event. In the event Seller disputes (A) such determination of fair market value, or (B) the amount of any amounts calculated or consideration allocated by Purchaser to the Acquired IP Rights pursuant to Section 2.07(g), Seller shall notify Purchaser in writing of the amount, nature and basis of such dispute, within 20 Business Days of receipt of Purchaser’s determination. In the event of such a dispute, the Parties shall first negotiate in good faith to reach agreement on the disputed items or amounts, but if the Parties are unable to resolve the dispute within 10 Business Days of Seller’s dispute notice, the Parties shall conduct an independent valuation to determine fair market value, as set forth in Section 2.09(b) through (e):

(b) The Parties shall mutually agree on and engage a nationally recognized, independent valuation firm, to perform the independent valuation. If the Parties are unable to agree upon a valuation firm within 10 Business Days of the date a Party first proposes a particular valuation firm, AAA shall appoint an independent valuation firm, which firm shall not be the accountant or auditor of either Seller or Purchaser, and shall not have advised either of Purchaser or Seller in connection with the Transactions (the “Independent Valuation Firm”).

(c) Purchaser and Seller shall use their commercially reasonable efforts to cause the Independent Valuation Firm to issue its written determination regarding the valuation at issue within 10 Business Days of being engaged by Purchaser and Seller to perform the independent valuation. The Independent Valuation Firm shall make a determination of the valuation in a manner consistent with the terms of this Agreement and the Accounting Principles. With respect to valuation of a Priority Review Voucher, the Independent Valuation Firm may take into consideration, among other things, recent publicly-filed transactions relating to the sale of Priority Review Vouchers and the fair market value for transfer of such Priority Review Voucher.

(d) Each Party shall use its commercially reasonable efforts to furnish, on the date that the Independent Valuation Firm is engaged by Purchaser and Seller, to the Independent Valuation Firm such work papers and other documents and information pertaining to subject matter of the valuation of the Priority Review Voucher as the Independent Valuation Firm may reasonably request. The determination of the Independent Valuation Firm shall be final, binding, and conclusive upon the Parties absent manifest error.

(e) The fees, expenses, and costs of the Independent Valuation Firm shall be borne equally by Purchaser and Seller.

(f) Solely with respect to any valuation pursuant to Section 6.16 or Section 6.18, if, after engaging in good faith negotiations pursuant to such provision, the dispute at issue is to be submitted to the Independent Valuation Firm for resolution, such matter will be determined through binding “baseball” arbitration as follows: within 10 Business Days after appointment of the Independent Valuation Firm in accordance with Section 2.09(b), each Party will deliver to the Independent Valuation Firm and to the other Party its proposed consideration proposal (the “Proposal”) and a memorandum (the “Support Memo”) in support thereof, together with any supporting documentation the Party deems reasonably pertinent to the Independent Valuation Firm’s determination. Each Party’s Proposal, Support Memo, and such supporting documentation shall include only information or documentation that was provided to the other Party in connection with the negotiations provided by Section 6.16 or Section 6.18, as applicable, unless the Independent Valuation Firm determines that exceptional circumstances exist and requests additional information. Within 10 Business Days after receipt of the other Party’s Proposal and Support Memo and such supporting documentation, each Party may submit to the Independent Valuation Firm (with a copy to the other Party) a response to the other Party’s Support Memo, which shall include only information or documentation that was provided to the other Party in connection with the negotiations provided by Section 6.16 or Section 6.18, as applicable, unless otherwise requested by the Independent Valuation Firm as described in the preceding sentence. Except as directed by the Independent Valuation Firm and in any event with both Parties present or participating, neither Party may have any other communications (either written or oral) with the Independent Valuation Firm other than for the sole purpose of engaging the Independent Valuation Firm. Within the later of 30 days after the receipt of the Proposals from both Parties or receipt of such additional information or documentation as the Independent Valuation Firm may request (provided that the Independent Valuation Firm may extend any time limits based on a joint request from the Parties or if the Independent Valuation Firm otherwise determines that an extension is necessary), the Independent Valuation Firm will select one of the two Proposals provided by the Parties (without modification) that the Independent Valuation Firm believes is most consistent with the terms of this Agreement and industry standards, and is otherwise commercially reasonable. The Independent Valuation Firm must select, as the only method to resolve the matter at issue, one or the other of the Proposals by the Parties and, absent agreement by the Parties, may not combine elements of both Proposals or award any other relief or take any other action. In the conduct of its work to resolve the matter at issue, the Independent Valuation Firm may request such reasonable additional information from any one, or both Parties, as the Independent Valuation Firm determines may be necessary or useful in its resolution of the valuation dispute. Within 10 Business Days after the submission of such other information by a Party (the “Submitting Party”) to the Independent Valuation Firm (with a copy to the other Party) in response to such a request by the Independent Valuation Firm, the other Party may submit a response to the Independent Valuation Firm (with a copy to the Submitting Party). The selection by the Independent Valuation Firm of one Proposal will be binding and conclusive upon both Parties and judgment on the Independent Valuation Firm’s determination may be entered in a court of competent jurisdiction. The fees of the Independent Valuation Firm shall be payable in accordance with Section 2.09(e).

Section 2.10 Interest on Late Payment. Any amount owed by one Party to the other Party under this Agreement that is not paid within the applicable time period set forth herein shall accrue on a daily basis, from the date such payment was required to be paid up to and including the actual date of payment thereof, interest at the rate of (a) (i) the prime commercial lending rate reported by the Wall Street Journal, Eastern Edition, (the “Prime Rate”) on the date that such payment was required to be paid divided by (ii) 12, plus (b) [***]% per month (the “Late Payment Interest Rate”); provided, that such rate shall not exceed the highest rate permitted under applicable Laws.

Section 2.11 Withholding. Each of Purchaser, Seller, and the Company acknowledge and agree that no amounts shall be deducted or withheld from any amounts payable on the Closing Date pursuant to this Agreement. Each of Purchaser, Seller, and the Company shall have the right to deduct and withhold from any amounts payable after the Closing Date pursuant to this Agreement such amounts as are reasonably required to be deducted or withheld therefrom or in connection therewith under the Code or any provision of state, local or foreign Tax law; provided, however, that the party intending to withhold or deduct must notify the other parties of its intent to withhold or deduct and basis therefor within a reasonable period of time prior to the payment subject to possible withholding or deduction being made (such reasonable period of time to be no less than five Business Days prior to the payment subject to possible withholding or deduction). To the extent necessary, each of Purchaser, Seller, and the Company shall cooperate to provide any necessary Tax forms, including IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable, and any similar information in order to establish any exemptions from withholdings. To the extent that any payment to Seller or any of its Affiliates under this Agreement of from the Escrow Fund, made at or after the Closing Date becomes subject to withholding or deduction of Tax by reason of Purchaser or any of its Affiliates (a)

***Certain Confidential Information Omitted

changing the location of their bank accounts, or making payments from a non-US bank account, (b) no longer being U.S. Tax residents, or changing their tax residence, or (c) making such change as would cause the Contingent Payments to be paid by a non-U.S. payor, in each case such that a withholding Tax applies on any payment made to Seller under this Agreement, Purchaser (i) shall be required to pay to Seller such additional amount as shall ensure that Seller is in the same net position it would have been in, after taking into account the withholding or deduction (including in respect of any payment under this Section 2.11), were it not for the withholding or deduction and (ii) will not be required to provide advance notice of its intent to withhold or deduct as contemplated in this Section 2.11. Notwithstanding anything to the contrary in this Agreement, and regardless of whether Purchaser assigns its rights under the Agreement to a non-US tax resident pursuant to Section 11.01, for purposes of applying Section 2.11 and determining whether any withholding applies and gross-up thereon Purchaser shall be treated as a US tax resident at Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the exceptions and qualifications set forth in the Company Disclosure Schedule, Seller hereby represents and warrants to Purchaser, as of the date hereof and the Closing Date, as follows:

Section 3.01 Organization. Seller is an ordinary resident company duly incorporated, validly existing, and in good standing under the laws of the Cayman Islands and is acting solely in its capacity as the sole trustee of the Trust, a trust duly established and validly existing under the Laws of the Cayman Islands. Section 3.01 of the Company Disclosure Schedule sets forth a full and accurate list of the trustees and beneficiaries of the Seller. Seller has Made Available to Purchaser true and complete copies of the organizational documents of the Trust.

Section 3.02 Authority; Execution and Delivery; Enforceability. Seller has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. Seller has taken the corporate actions required by its organizational documents to authorize the execution and delivery of this Agreement and to authorize the consummation of the Transactions, and no further action is required on the part of Seller to authorize this Agreement, any other Transaction Documents to which Seller is a party and the Transactions. Seller has duly executed and delivered this Agreement, and (assuming the due authorization, execution, and delivery by each other Party of this Agreement) this Agreement constitutes its legal, valid, and binding obligation, enforceable against it in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance, or similar Laws affecting the enforcement of creditors’ rights generally and to general equitable principles (whether considered in a Proceeding in equity or at law) (the “Enforceability Exceptions”).

Section 3.03 Non-Contravention and Approvals.

(a) The execution and delivery by Seller of this Agreement does not, and the consummation by Seller of the Transactions will not, (i) violate its formation documents, (ii) result in any breach of, or constitute a default under, require notice pursuant to, or give rise to any right of termination, acceleration, modification, transfer or cancellation of, any Contract to which Seller is a party, (iii) violate any Judgment or Law, to which Seller is subject, or (iv) result in the creation of any Liens (other than Permitted Liens) upon the Shares or the properties or assets of Seller.

(b) No Consent of any Governmental Entity is required to be obtained or made by Seller in connection with the execution, delivery, and performance by Seller of this Agreement or the consummation of the Acquisition, other than (i) those set forth on Section 4.03(b) of the Company Disclosure Schedule, and (ii) those the failure of which to obtain or make, individually or in the aggregate, would not reasonably be expected to have a material impact on Seller’s ability to perform its obligations under this Agreement.

Section 3.04 Title to and Ownership of Shares.

(a) Except as set forth on Section 3.04(a) of the Company Disclosure Schedule, Seller has good and valid title to the Shares, free and clear of any Liens, proxy, voting restriction, voting trust or agreement, understanding, arrangement, right of first refusal, limitation on disposition, adverse claim of ownership, or use or encumbrance of any kind.

(b) As of the date hereof, Seller is the sole record and beneficial owner of, and has the sole right to vote, if applicable, and to dispose of, the Shares. There are no agreements, arrangements, or commitments obligating Seller to sell, convert or transfer any Shares, or any other interest in the Company. Other than this Agreement, there are no agreements, arrangements, or commitments to which Seller is a party obligating Seller to sell, convert, or transfer any Shares or any other interest in the Company. Other than the Shares, Seller does not own, beneficially or of record, any (i) shares of the Company, (ii) stock appreciation right, option, restricted stock, restricted stock unit, “phantom” stock, or any similar security or right that is derivative or provides any economic benefit based, directly or indirectly, on the value or price of any security of the Company, or (iii) warrant, call, right, commitment, conversion privilege, or preemptive or other right or Contract to purchase, convert, or otherwise acquire any Shares or any security or debt convertible into or exchangeable for capital stock of the Company or obligating the Company to grant, extend, or enter into any such stock appreciation right, option, restricted stock, restricted stock unit, “phantom” stock, warrant, call, right, commitment, conversion privilege, or preemptive or other right or Contract. There is no voting agreement, rights of first refusal, preemptive right, co-sale right, or other similar right or restriction applicable to the Shares.

Section 3.05 Litigation. As of the date of this Agreement, (a) there are no Proceedings pending or, to the knowledge of Seller, threatened in writing against Seller, and (b) Seller is not party or subject to or in default under any unsatisfied Judgment, other than such Proceedings or Judgments that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Seller’s ability to perform its obligations under this Agreement.

Section 3.06 Brokers and Finders. Except as set forth on Section 3.06 of the Company Disclosure Schedule, there is no investment banker, broker, finder, financial advisor, or other financial intermediary that is entitled to any fee or commission.

Section 3.07 Purchaser’s Representations. Seller acknowledges and agrees that, other than the representations or warranties of Purchaser specifically contained in Article V, there are no representations or warranties of Purchaser or any other Person, whether expressed, statutory, or implied, with respect to Purchaser, including with respect to any of Purchaser’s rights or assets, or the Transactions, individually or collectively. Seller, for itself and on behalf of its Affiliates and Representatives, specifically disclaims that it or they are relying upon or have relied upon any such other representations or warranties that may have been made by any Person, and Seller, together with and on behalf of its Affiliates and Representatives, acknowledges and agrees that Purchaser and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Contemporaneously with the execution and delivery of this Agreement, the Company shall have delivered to Purchaser a disclosure schedule with numbered Sections corresponding to the relevant Sections in this Agreement (the “Company Disclosure Schedule”). The Company hereby represents and warrants to Purchaser as of the date hereof and the Closing Date, as follows, each of which are subject to the exceptions and qualifications set forth in the Company Disclosure Schedule.

Section 4.01 Organization. The Company is a company limited by shares duly formed, validly existing, and in good standing under the Laws of the Territory of the British Virgin Islands and has its tax residence in Switzerland. The Company does not have any Subsidiaries.

Section 4.02 Authority; Execution and Delivery; Enforceability. The Company has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the Transactions. The Company is duly licensed or qualified and, where applicable, in good standing to do business as a foreign corporation or extra-provincial entity in each jurisdiction in which such qualification is necessary for the conduct of the Company Business in the manner in which it is presently conducted, except for such jurisdictions where the failure to be so licensed or qualified or, where applicable, in good standing, individually or in the aggregate, would not have a Material Adverse Effect. The Company has taken all corporate action required by its organizational documents to authorize the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and to authorize the consummation of the Transactions. The Company has duly executed and delivered this Agreement and the other Transaction Documents to which it is a party, and (assuming the due authorization, execution, and delivery by each other Party of this Agreement) this Agreement and the other Transaction Documents to which it is a party constitutes its legal, valid, and binding obligation of the Company, enforceable against it in accordance with its terms, subject, as to enforcement, to the Enforceability Exceptions.

Section 4.03 Non-Contravention and Approvals.

(a) The execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is a party does not, and the consummation by the Company of the Transactions will not, (i) violate its organizational documents, (ii) subject to obtaining the Consents set forth on Section 4.03(a) of the Company Disclosure Schedule, result in any breach of, or constitute a default under, require notice pursuant to, or give rise to any right of termination, modification, transfer, or cancellation of, any Material Contract (which, for the avoidance of doubt, excludes any Excluded Assets), (iii) subject to obtaining the Consents set forth on Section 4.03(b) of the Company Disclosure Schedule, violate any Judgment or Law, to which Seller or the Company is subject in any material respect, or (iv) result in the creation of any Liens (other than Permitted Liens or Liens arising from any act of Purchaser or its Affiliates) upon the Shares or the properties or assets of the Company. The approval of Seller is the only approval of the holders of any class or series of shares of the Company necessary to adopt or approve the Transactions and the Transaction Documents to which the Company is a party.

(b) No Consent of any Governmental Entity is required to be obtained or made by the Company in connection with the execution, delivery, and performance by the Company of this Agreement or the consummation of the Acquisition, other than (i) those set forth on Section 4.03(b) of the Company Disclosure Schedule, and (ii) those the failure of which to obtain or make, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 4.04 Capitalization; Shares and Shareholder Information.

(a) The Company is authorized to issue a maximum of 50,000 shares with a par value of $1.00 of a single class. The Shares have been validly issued and are fully paid and non-assessable. There are no options, warrants, convertible securities, or other rights, agreements, arrangements, or commitments relating to the Shares or obligating the Company to issue, sell, convert, or transfer any Shares or any other interest in the Company. Seller is owner of the Shares. Except for the Shares owned and held by Seller at the close of business on the date hereof, no other shares of company capital stock or other equity securities of the Company are issued, reserved for issuance, or outstanding.

(b) There are no obligations, contingent or otherwise, of the Company to (i) repurchase, redeem, or otherwise acquire any Shares or (ii) to make any material investment in (in the form of a loan, capital contribution or otherwise), or to provide any guarantee (excluding indemnification obligations) with respect to the obligations of, any Person.

(c) There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. For purposes of the Economic Substance (Companies and Limited Partnerships) Act, 2018, of the British Virgin Islands (as amended), the Company is a “non-resident company” and not required to comply with British Virgin Islands economic substance requirements.

(d) There are no bonds, debentures, notes, or other Indebtedness of the Company having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any corporate matters. There are no voting trusts, irrevocable proxies, or other Contracts or understandings to which the Company or Seller is a party or is bound with respect to the voting or consent of any Shares.

Section 4.05 Financial Statements. Prior to the date of this Agreement, the following have been Made Available to Purchaser or its Representatives: (a) the audited balance sheets of the Company as of December 31, 2017, December 31, 2018 and December 31, 2019, (b) the audited statement of operations and statement of cash flows of the Company for the Calendar Years ended December 31, 2017, December 31, 2018 and December 31, 2019 (collectively, the “Audited Financial Statements”), and (c) the unaudited balance sheet of the Company as of September 30, 2020 (the “Unaudited Balance Sheet”) and income statement of the nine-month period ended September 30, 2020 (collectively, with the Audited Financial Statements, the “Financial Statements”). The Financial Statements have been prepared based on the books and records of the Company, which, for the periods covered by the Financial Statements, have been maintained in all material respects in accordance with the Accounting Principles, and on that basis the Financial Statements fairly present in all material respects, the financial position and results of operations of the Company as of the dates thereof and for the respective periods indicated, although the Financial Statements may not necessarily reflect what the consolidated financial position and results of operations of the Company would have been had the Company operated on a fully standalone basis as of the dates or for the periods presented. The Financial Statements have been prepared in accordance with Swiss accounting and financial reporting Law and in all material respects comply with accounting, valuation, and presentation principles as stipulated by Swiss Law applicable to the preparation of financial statements.

Section 4.06 No Undisclosed Liabilities. The Company does not have any Liabilities required by the Accounting Principles to be reflected in or reserved against a balance sheet or the notes thereto, other than:

(a) Liabilities specifically reflected on or adequately reserved for in the Unaudited Balance Sheet or the notes thereto;

(b) Liabilities incurred in the ordinary course of business (none of which is a liability for breach of contract, breach of warranty, tort, infringement, violation of Law, or that relates to any cause of action, claim or lawsuit) consistent with past practice since September 30, 2020;

(c) Liabilities which are not, individually or in the aggregate, material to the Company Business;

(d) Liabilities set forth on Section 4.06(d) of the Company Disclosure Schedule; and

(e) Liabilities incurred in connection with this Agreement and the Transactions to the extent included in the Company Transaction Expenses.

Section 4.07 Absence of Changes. Other than any actions that are contemplated by this Agreement, from September 30, 2020 until the date of this Agreement, except for with respect to OT-15 or the Excluded Assets, (a) except for matters relating to the Transactions, the Company Business has been conducted in the ordinary course in a manner consistent in all material respects with past practice and (b) there has not been a Material Adverse Effect.

Section 4.08 Real Property. The Company does not own or lease any interest in real property.

Section 4.09 Intellectual Property. Except with respect to OT-15 or any Excluded Assets:

(a) Section 4.09(a)(i) of the Company Disclosure Schedule sets forth a list of all Company IP Rights and Third Party IP Rights exclusively licensed to the Company, including all Patent Rights, registered Trademark Rights (or Trademark Rights for which applications for registration have been filed), registered Copyrights (or Copyrights for which applications for registration have been filed), and domain name registrations, in each case owned by the Company in whole or in part as of the date hereof or that is exclusively licensed to the Company by any other Person, as of the date hereof, other than, for clarity, any Patent Rights, Copyrights, or domain name registrations which constitute Excluded Assets (collectively, “Registered IP Rights”), setting forth in each case (i) all registration numbers, issuance numbers, grant numbers, serial numbers, and application numbers, (ii) all filing, registration, issuance, and grant dates, (iii) all jurisdictions in which such Registered IP Rights have been or are registered, granted, issued, or in which registrations, grants, or issuances have been applied for (and in the case of domain names, the registrar, and registrant of such domain names), and (iv) all owner(s). Each of the Patent Rights included in the Registered IP Rights that is solely owned or purported to be solely owned by the Company, and to the Knowledge of the Company each of the jointly owned and other Patent Rights included in the Registered IP Rights, properly identifies by name each and every inventor of the claims thereof as determined in accordance with applicable patent law. Section 4.09(a)(ii) of the Company Disclosure Schedule describes each filing, payment, and action that, to the Knowledge of the Company, must be made or taken on or before the date that is 120 days after the date of this Agreement in order to maintain each such item of Registered IP Rights that is listed or required to be listed on Section 4.09(a)(i) of the Company Disclosure Schedule, and for which the Company is responsible.

(b) No Registered IP Rights that are listed or required to be listed on Section 4.09(a)(i) of the Company Disclosure Schedule have been (with respect to such Registered IP Rights that are owned or purported to be owned by the Company) or, to the Knowledge of the Company, have been (with respect to any other Registered IP Rights), and the Company has not received any written notice that any Registered IP Rights that are listed or required to be listed on Section 4.09(a)(i) of the Company Disclosure Schedule are, involved in any nullity, inter partes or interference, opposition, reissue, reexamination, revocation, or equivalent proceeding, in which the inventorship, scope, validity, or enforceability of any such Registered IP Rights are being or have been contested or challenged, and to the Knowledge of the Company, no such proceeding has been threatened in writing with respect to any such Registered IP Rights. As of the date hereof, the Company has not received any written or oral notice from any Third Party challenging or threatening to challenge the right, title, or interest of the Company in, to or under the Company IP Rights, or the validity, enforceability, or claim construction of any Patent Rights owned or exclusively licensed to the Company pursuant to any IP License.

(c) Section 4.09(c)(i) of the Company Disclosure Schedule lists all IP Licenses that are inbound licenses, other than non-exclusive inbound licenses from service providers of the Company entered into in the ordinary course of business, and non-negotiable, click-wrap, or shrink-wrap Contracts for commercially available, non-customized, off-the-shelf software that is non-exclusively licensed to the

Company (the “Inbound Licenses”), and Section 4.09(c)(ii) of the Company Disclosure Schedule lists all IP Licenses that are outbound licenses, other than non-exclusive outbound licenses granted to service providers of the Company entered into in the ordinary course of business (the “Outbound Licenses”). Section 4.09(c)(iii) of the Company Disclosure Schedule lists all Contracts (not disclosed or required to be disclosed on Section 4.09(c)(i) or Section 4.09(c)(ii) of the Company Disclosure Schedule) in effect as of the date hereof to which the Company or any of its Affiliates are a party containing any (i) restrictions, in any material respect, on the Company’s rights to patent, register, enforce, use, or otherwise Exploit any Company IP Rights, Third Party IP Rights, or other IP Rights used or held for use in the Company Business by or on behalf of the Company (collectively, the “Company Intellectual Property”), including covenants not to sue and settlement and co-existence agreements, (ii) right of first refusal, option, or any other right to acquire any right, title, or interest, including any license, in or to any Company IP Rights, or (iii) payment due or payable in connection with any change in control of the Company or earn-out, milestone, or other contingent payments under any outbound license agreement or any Contract pursuant to which any IP Rights are or have been licensed, sold, assigned, or otherwise conveyed or provided to the Company (collectively, clauses (i), (ii), and (iii), the “Other IP Contracts”). Complete and correct copies of all Inbound Licenses, Outbound Licenses and Other IP Contracts have been Made Available to Purchaser. With respect to each Inbound License, Outbound License and Other IP Contract listed in Section 4.09(c)(i) and Section 4.09(c)(ii) of the Company Disclosure Schedule, as of the date of this Agreement, except for Contracts that have expired on their own terms: (i) such Inbound License, Outbound License and Other IP Contract is valid, binding, and in full force and effect with respect to the Company and, to the Knowledge of the Company, each other party thereto, subject, in each case as to enforcement, to the Enforceability Exceptions; and (ii) (A) neither the Company nor, to the Knowledge of the Company, any other party to an Inbound License, Outbound License, or Other IP Contract, is in material breach or material default of such Inbound License, Outbound License, or Other IP Contract, and (B) to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a material breach or material default thereunder by the Company or any other party to such Inbound License, Outbound License, and Other IP Contract, or would permit the modification or premature termination of such Inbound License, Outbound License, or Other IP Contract by any other party thereto.

(d) As of the date hereof, the Company has not received any written notice from any Third Party asserting a claim, or threatening to make a claim, which would materially or adversely affect the rights of the Company under any IP License or Other IP Contracts.

(e) Except for items that have expired, all necessary registration, maintenance, and renewal fees for each item of Registered IP Rights have been made (with respect to such Registered IP Rights that are owned or purported to be owned by the Company) or, to the Knowledge of the Company, have been made (with respect to any other Registered IP Rights) and all necessary documents, recordations, and certificates in connection with such Registered IP Rights have been filed (with respect to such Registered IP Rights that are owned or purported to be owned by the Company) or, to the Knowledge of the Company, have been filed (with respect to any other Registered IP Rights), with the relevant Governmental Entity for the purposes of prosecuting, maintaining, or perfecting such Registered IP Rights. The Registered IP Rights owned or purported to be owned by the Company are subsisting, and, to the Knowledge of the Company, in the case of issued Registered IP Rights owned or purported to be owned by the Company, valid and enforceable. To the Knowledge of the Company, (i) the Registered IP Rights licensed to the Company are subsisting, and (ii) in the case of any such issued Registered IP Rights, valid and enforceable.

(f) The Company has not assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or other violation of any Intellectual Property Rights and is not contractually obligated to do so. The Company is not subject to any legally binding contract, agreement, or other arrangement that restricts the Company’s use, transfer, delivery, or licensing of any Company Intellectual Property other than as set forth in the IP Licenses or the Other IP Contracts listed on Section 4.09(c) of the Company Disclosure Schedule.

(g) The Company has no outstanding obligations to pay any amounts or provide other consideration to any other Person in consideration for the Company’s practice of any Company Intellectual Property, other than as set forth in the IP Licenses or the Other IP Contracts listed on Section 4.09(c) of the Company Disclosure Schedule.

(h) The Company owns, and has good, valid, unexpired, and enforceable title, free and clear of all Liens other than Permitted Liens, to all right, title, and interest in and to all Company IP Rights that are solely owned or purported to be solely owned by the Company. The Company owns, and has good, valid, unexpired, and enforceable title (free and clear of all Liens other than Permitted Liens) to, all of the Company’s right, title, and interest in and to all Company IP Rights that are jointly-owned or are purported to be jointly-owned by one or more of the Company and any other Person(s), and have been granted an exclusive license, from all other joint owners, to use and otherwise Exploit, including to practice, patent, register, prosecute, maintain, and enforce, such Company IP Rights pursuant and subject to a valid and enforceable written agreement set forth in Section 4.09(h)(i) of the Company Disclosure Schedule. The Company otherwise possesses sufficient rights to use all Company Intellectual Property used by the Company in the conduct of the Company Business, as such Company Intellectual Property is currently used by the Company. No Person has any right of first refusal, option and/or other right to acquire any right, title or interest in or to, or has any other Lien (other than Permitted Encumbrances) with respect to, any Company IP Rights or, to the Knowledge of the Company, the Company’s rights in any other Company Intellectual Property, in each case, other than as forth in Section 4.09(h)(ii) of the Company Disclosure Schedule.

(i) The Company’s conduct of the Company Business (i) has not infringed upon or misappropriated or otherwise violated any IP Rights of any other Person, and (ii) to the Knowledge of the Company, as currently proposed to be conducted will not infringe or constitute unlawful use of IP Rights of any other Person, and the Company has not received any written notice or other written communication asserting any of the foregoing that remains unresolved.

(j) To the Knowledge of the Company, as of the date of this Agreement, no Company IP Rights are being infringed or misappropriated by any Third Party.

(k) All current and former officers of the Company who are or have been involved in the creation or development of Company IP Rights have executed and delivered to the Company an agreement (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and providing for the assignment to the Company of any IP Rights made in the course of services performed by such officer for the Company by such Persons, the current form of which has been Made Available to Purchaser or its Representatives. All Company Service Providers and all other current and former employees, directors, consultants, contractors, service providers, or advisors to the Company who are or have been involved in the creation or development of Company IP Rights have executed and delivered to the Company an agreement in substantially the form provided to Purchaser or its Representatives (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to the Company of any IP Rights made by such Persons in the course of services performed for the Company by such Persons. To the Knowledge of the Company, no Company Service Provider or other current or former officer, employee, director, consultant, contractor, service provider, or advisor of the Company is in material violation of any term of any such proprietary information and assignment agreement between such Person and the Company.

(l) Neither the execution, delivery, nor performance of this Agreement by the Company nor the consummation by the Company of the Transactions will contravene, conflict with, or result in any limitation on the Company’s right, title, or interest in, to, or under any Company Intellectual Property or the validity, enforceability, registrability, use, right to use, ownership, priority, duration, scope, or effectiveness of any Company Intellectual Property. No payments or rights under any of the IP Licenses or Other IP Contracts will accelerate or become due as a result of the execution, delivery by the Company, or the consummation by the Company of the Transactions.

(m) No Governmental Entity or academic institution has any rights in or to, ownership of, or right to royalties or other payments for, any Company Intellectual Property, nor has the Company used, directly or indirectly, any funding, grants, facilities, IP Rights, or personnel or other similar resources of any such Person in connection with any research or development activities of the Company, including with respect to the Product or Company Intellectual Property, other than as set forth in the IP Licenses listed on Section 4.09(c)(i) of the Company Disclosure Schedule.

(n) The Company is in material compliance with applicable Privacy and Security Laws governing the collection, use, and disclosure of Personal Information. The Company has commercially reasonable security measures in place designed to protect material information technology systems of the Company used in the Company Business against unauthorized access or use. Neither the Company, nor to the Knowledge of the Company, any service provider of the Company that collects, uses, or discloses Personal Information or any confidential information of the Company, has been subject to any material security breaches with respect to any Personal Information or confidential information. The Company has implemented and materially complied with commercially reasonable policies and procedures which are reasonably designed to protect and maintain the security of all Personal Information and confidential information maintained by the Company. During the past three years, there have not been any written or, to the Knowledge of the Company, other complaints or notices, or any audits, proceedings, investigations, or claims conducted or asserted, or to the Knowledge of the Company, threatened by any Governmental Entity or other Person against the Company, and none are pending as of the date hereof, regarding any collection, use, storage, or disclosure of any Personal Information by or on behalf of the Company.

(o) The software and related systems, if any, owned, leased, or licensed by the Company in the conduct of its business as currently conducted (collectively, the “Company Systems”) are in good working order, and the Company Systems are backed up on a regular basis. The Company does not own any proprietary software and all other software used by the Company is commercially available off-the-shelf software, and the Company has complied with the terms of all such software licenses. In the 18-month period preceding the date hereof, to the Knowledge of the Company, there have not been any material security breaches or other material adverse security events affecting any Company Systems.

(p) The representations and warranties set forth in this Section 4.09 are the sole and exclusive representations and warranties of the Company with respect to intellectual property matters.

Section 4.10 Material Contracts.

(a) Section 4.10(a) of the Company Disclosure Schedule sets forth a complete and correct list of all Contracts in force as of the date of this Agreement of the following types to which the Company is a party or to which the Company or any of its assets or properties is bound, except for those that constitute an Excluded Asset (each, a “Material Contract”):

(i) any Contract (or group of related Contracts) that require future payments by or to the Company in excess of $[***] in any Calendar Year, in each case to the extent the Contract is not terminable without penalty on 90 days’ or shorter notice;

(ii) (A) any Contract relating to the acquisition or disposition by the Company of any operating business or assets, or (B) any Contract under which the Company has any material indemnification obligations, other than any such Contracts entered into in the ordinary course of business and consistent with past practice (such as clinical trial agreements or agreements with clinical trial sites or centers,

***Certain Confidential Information Omitted

services agreements, research and development agreements with universities and other academic institutions, and other similar agreements);

(iii) (A) any guaranty, surety, or performance bond or letter of credit issued or posted, as applicable, by the Company; (B) any Contract evidencing or relating to Indebtedness of the Company or providing for the creation of or granting any Lien upon any of the property or assets of the Company (excluding Permitted Liens); (C) any Contract (1) relating to any loan or advance to any Person which is outstanding as of the date hereof (other than immaterial advances to consultants in the ordinary course of business and consistent with past practices) or (2) obligating or committing the Company to make any such loans or advances; and (D) any currency, commodity, or other hedging or swap Contract;

(iv) any Contract expressly creating or purporting to create any partnership or joint venture or any sharing of profits or losses by the Company with any Third Party;

(v) any Contract that is a settlement, conciliation, or similar agreement with any Governmental Entity or that imposes any monetary or other material obligations upon the Company to any Governmental Entity after the date hereof;

(vi) any Contract relating to any bonus, incentive compensation, severance benefit, change in control benefit, long-term incentive plan, retention, pension, profit-sharing, retirement, or other form of deferred compensation plan with any Company Service Provider;

(vii) (A) any Contract containing covenants restricting competition which have the effect of prohibiting the Company or, after the Closing, Purchaser or the Company from engaging in any business or activity in any geographic area or other jurisdiction; (B) any Contract in which the Company has granted “exclusivity” or that requires the Company to deal exclusively with, or grant exclusive rights or rights of first refusal to, any customer, vendor, supplier, distributor, contractor, or other Person; (C) any Contract that includes minimum purchase conditions or other similar purchase or supply requirements, in either case that exceed $[***] in any calendar year to the extent the Contract is not terminable without penalty on 90 days’ or shorter notice; or (D) any Contract containing a “most-favored-nation,” “best pricing,” or other similar term or provision by which another party to such Contract or any other Person is, or could become, entitled to any benefit, right, or privilege which, under the terms of such Contract, must be at least as favorable to such party as those offered to another Person;

(viii) any lease, sublease, rental or occupancy agreement, license, installment, and conditional sale agreement, or agreement under which the Company is lessee or lessor of, or uses or operates any leasehold or other interest in any real or personal property;

(ix) any Inbound License, Outbound License, or Other IP Contract, or any Contract (other than this Agreement) that provides for “earn-outs” or other contingent payments by or to the Company;

(x) any power of attorney granted by the Company that is will be in effect as of the Closing; or

(xi) any other Contract not previously listed in Section 4.10(a) of the Company Disclosure Schedule that is material to the Company Business.

(b) Complete and correct copies of all Material Contracts have been Made Available to Purchaser. With respect to each Material Contract listed in Section 4.10(a) of the Company Disclosure Schedule, except for Contracts that have expired on their own terms or were terminated (without surviving provisions): (i) such Material Contract is valid, binding, and in full force and effect with respect to the

***Certain Confidential Information Omitted

Company and, to the Knowledge of the Company, each other party thereto, subject, in each case as to enforcement, to the Enforceability Exceptions; and (ii) as of the date of this Agreement, (A) neither the Company nor, to the Knowledge of the Company, any other party to a Material Contract, is in material breach or material default of such Material Contract, and (B) to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a material breach or material default thereunder by the Company or any other party to such Material Contract, or would permit the modification or premature termination of such Material Contract by any other party thereto.

Section 4.11 Taxes.

(a) All income and other material Tax Returns required to be filed by or on behalf of the Company have been timely filed, and such Tax Returns are complete and correct in all material respects. All Taxes (whether or not shown or required to be shown on any Tax Return) have been paid in full by the due date thereof or are being contested in good faith by appropriate proceedings as set forth in Section 4.11 of the Company Disclosure Schedule. As of the date of this Agreement, no material claims have been asserted by a Taxing Authority in writing with respect to any such Taxes. There are no Liens for Taxes (other than Permitted Liens) with respect to the assets of the Company. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any income or other material Tax Returns required to be filed by or with respect to the Company (other than extensions of time to file income Tax Returns obtained in the ordinary course of business and lasting no longer than six months).

(b) To the Knowledge of the Seller, no written claim has been made by a Taxing Authority in a jurisdiction where the Company has not filed a Tax Return that the Company is required to file a Tax Return in such jurisdiction.

(c) For Tax purposes, the Company is registered and domiciled in Switzerland. [***]. For the purposes of the Economic Substance (Companies and Limited Partnerships) Act, 2018 of the British Virgin Islands (as amended), the Company is a “non-resident company” and not required to comply with BVI economic substance requirements.

(d) The Company has timely and properly withheld all required amounts from payments to its employees, agents, contractors, nonresidents, and other Persons. The Company has timely remitted all withheld Taxes to the proper Governmental Entity in accordance with all applicable Laws.

(e) The Company has never been a member of any affiliated group that files a consolidated, combined, unitary, or similar group or Tax Return for federal, state, local, or non-U.S. Tax purposes. The Company has never been a party to any arrangement relating to the sharing of Tax benefits or liabilities, other than agreements entered into in the ordinary course of business, the primary purpose of which does not relate to Tax. The Company is not liable for Taxes of any other Person as a result of successor liability, transferee liability, joint or several liability (including pursuant to Treasury Regulation 1.1502-6 or any similar provision of state, local or non-U.S. applicable Laws), contractual liability (other than as a result of any contract or arrangement the principal subject of which is other than Tax), or otherwise.

(f) No Tax audits, actions, or other Proceedings relating to Taxes are in progress, pending, or to the Knowledge of the Seller, threatened with regard to any Taxes of the Company.

(g) The Company does not own any “United States real property interests” within the meaning of Section 897 of the Code. The Company does not own any “United States property” that could, if the Company were treated as a “controlled foreign corporation” (within the meaning of Section 957 of the Code), result in an inclusion of income under Section 956 of the Code. The Company is not treated for

***Certain Confidential Information Omitted

U.S. federal Income Tax purposes as a “disregarded entity” under Treasury Regulation 301.7701-3 (by election or default status), and no election is pending to change the U.S. federal Income Tax treatment of the Company under the Laws of a non-U.S. jurisdiction.

(h) To the Knowledge of Seller, the Company is not the beneficiary of any Tax exemption, Tax holiday or other Tax incentive that would terminate or be subject to recapture or clawback by reason of the sale of the Company to Purchaser.

(i) The Company has not been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying or intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(j) The Company will not be required to include an item of income, or exclude an item of deduction, for any period after the Closing Date as a result of an installment sale, open transaction, prepaid amounts, or advance amounts, change in accounting method, impermissible accounting method, agreement entered into with any Governmental Entity, intercompany transaction, excess loss account, or domestic use election, in each case, attributable to a Pre-Closing Tax Period.

(k) The Company has collected, remitted and reported to the appropriate Taxing Authority all sales, use and value added Taxes required to be so collected, remitted or reported pursuant to all applicable Tax Laws. The Company has complied in all material respects with all applicable Laws relating to record retention (including to the extent necessary to claim any exemption from sales or value added Tax collection and maintaining adequate and current resale certificates to support any such claimed exemption).

(l) The Company is and has been at all relevant times in material compliance in all respects with all applicable transfer pricing Laws and has maintained required documentation (as required under Section 482 of the Code or any other applicable federal, state, local or foreign Laws), if any, for all transfer pricing arrangements.

(m) The representations and warranties set forth in this Section 4.11 are the sole and exclusive representations and warranties of the Company with respect to Tax matters. Notwithstanding anything herein to the contrary, the representations and warranties in this Agreement do not serve as representations to and cannot be relied upon with respect to the amount or usability after the Closing of any Tax attributes of the Company (including, net operating loss carryforwards, basis, credits, losses, deductions, or similar Tax items).

Section 4.12 Litigation. As of the date of this Agreement (a) there are no Proceedings pending or, to the Knowledge of the Company, threatened in writing against the Company and (b) the Company is not party or subject to or in default under any material unsatisfied Judgment.

Section 4.13 Employment and Employee Benefit Matters.

(a) [***]. All individuals providing services to the Company relating to the Company Business pursuant to service agreements, consulting agreements, [***] are listed on Section 4.13(a) of the Company Disclosure Schedule (the “Company Service Providers”).

(b) The Company is in material compliance with all Laws pertaining to employment and employment practices applicable to all current and former Company Service Providers, including Laws respecting payment of wages, hours of work, paid sick leave, leave of absence rights, immigration, labor or employee relations, affirmative action, government contracting obligations, equal employment opportunity and

***Certain Confidential Information Omitted

fair employment practices, disability rights or benefits, privacy rights, harassment, discrimination, retaliation, and working conditions or employee safety or health. All Persons providing services to the Company who are classified and treated as independent contractors or other non-employee service providers are properly classified and treated as such pursuant to the Fair Labor Standards Act and other similar applicable Laws.

(c) There are no audits, investigations, or Proceedings against the Company pending, or to the Knowledge of the Company, threatened to be brought or filed, by or with any Governmental Entity in connection with the employment or engagement of any current or former Company Service Provider. The Company is not and has never been party to any collective bargaining agreement or union Contract. No collective bargaining agreement is currently being negotiated by the Company, and, to the Knowledge of the Company, there has never been any organizational campaign, petition, or other unionization activity seeking recognition of a collective bargaining unit relating to the Company.

(d) There are no Employee Plans, other than the Employee Plans listed on Section 4.13(d) of the Company Disclosure Schedule. The Company has Made Available to Purchaser true and complete copies of each Employee Plan listed on Section 4.13(d) of the Company Disclosure Schedule. Each Employee Plan listed on Section 4.13(d) of the Company Disclosure Schedule has been established, funded, and maintained in accordance with its terms and in compliance with all applicable Laws, including ERISA and the Code, in all material respects. To the Knowledge of the Company, (i) any Employee Plan intended to be qualified under Section 401(a) of the Code and any trust intended to qualify under Section 501(a) of the Code are so qualified and have received a determination letter from the IRS to the effect that they meet the requirements of Section 401(a) of the Code and Section 501(a) of the Code, and (ii) nothing has occurred that would reasonably be expected to adversely affect the qualification of such Employee Plan. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and no breach of fiduciary duty (as determined under ERISA) has occurred, to the Knowledge of the Company, with respect to any Employee Plan that would reasonably be expected to result in any liability to the Company. To the Knowledge of the Company, there are no Proceedings or claims pending or threatened (other than routine claims for benefits) with respect to any Employee Plan. To the Knowledge of the Company, there are no audits, inquiries, investigations or proceedings pending or threatened by any Governmental Entity with respect to any Employee Plan. Neither the Company nor any of its ERISA Affiliates, to the Knowledge of the Company, are subject to any penalty or Tax with respect to any Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. To the Knowledge of the Company, (A) the Company has timely made all contributions, distributions, reimbursements and payments that are due with respect to each Employee Plan, and (B) all contributions, distributions, reimbursements and payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued with respect to each Employee Plan. To the Knowledge of the Company, each Employee Plan can be amended, terminated or otherwise discontinued at any time in accordance with its terms and applicable Law, without liability to Purchaser or to the Company (other than ordinary administration expenses).

(e) No Employee Plan is, and neither the Company nor any of its ERISA Affiliates maintains, sponsors, participates in, or contributes to (or has any obligation to contribute to), or has ever maintained, sponsored, participated in, or contributed to (or had any obligation to contribute to), or has or is reasonably expected to have any direct or indirect liability with respect to any plan subject to Title IV of ERISA, including any “multiemployer plan,” as defined in Section 3(37) of ERISA.

(f) No payment or benefit which will or may be made with respect to any “disqualified individual” (as defined in Section 280G of the Code and the regulations thereunder) in connection with the consummation of the Transactions (either alone or in combination with any other event) could be characterized as a parachute payment within the meaning of Section 280G(b)(2) of the Code. There is no contract, agreement, plan, or arrangement to which the Company is bound to provide a gross-up or otherwise reimburse any employee or consultant for any taxes. Neither the Company nor, to the Knowledge of the Company, any of its ERISA Affiliates have ever maintained, established, sponsored, participated in or contributed to, any

Employee Plan in which stock of the Company or any of its ERISA Affiliates is or was held as a plan asset. The Company has complied and is in compliance with COBRA. The Company has no current or contingent liability or obligation as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person.

(g) The Company has no obligation to provide any post-termination or post-employment payments (whether severance, change of control or other payments), equity acceleration, forgiveness of indebtedness, vesting, medical, life insurance, health benefits, or other employee welfare benefits to any Person for any reason after such Person terminates employment or services, except as required by applicable Law.

(h) The representations and warranties set forth in this Section 4.13 are the sole and exclusive representations and warranties of the Company with respect to employee matters and employee benefit plans.

Section 4.14 Compliance with Laws; Permits.

(a) The Company is in compliance in all material respects with all Laws applicable to the Company Business. As of the date hereof, the Company has not received any written notice from a Governmental Entity that alleges the Company is not in compliance in all material respects with any applicable Laws.

(b) Except with respect to OT-15 or any Excluded Assets, the Company holds, and is in compliance in all material respects with, all permits, licenses, franchises, approvals, or authorizations from any Governmental Entity (“Permits”) that are necessary to conduct the Company Business as presently being conducted, except for such Permits the failure of which to hold, individually or in the aggregate, would not have a material impact on the conduct of the Company Business. Except for breaches, violations, revocations, limitations, non-renewals, and failures to be in full force and effect that has not and would not, individually or in the aggregate, reasonably be expected to have a material impact on the conduct of the Company Business, (i) such Permits are in full force and effect, (ii) the Company has not received any written notice of any violation in respect of any such Permit or the failure to hold any required Permit, and (iii) no Proceeding is pending or, to the Knowledge of the Company, threatened in writing, to revoke or limit any such Permit.

Section 4.15 Anti-Bribery.

(a) Neither the Company, nor any officers or directors of the Company acting for or on behalf of the Company, nor, to the Knowledge of the Company, any agent acting for or on behalf of the Company, has (i) offered, made, paid, or received any unlawful bribes to or from any Person (including any customer or supplier) or (ii) violated or is violating the Foreign Corrupt Practices Act or any other applicable anti-corruption Law

(b) Neither the Company, nor any officers or directors of the Company, nor, to the Knowledge of the Company, any agent acting for or on behalf of the Company has provided, offered, gifted, or promised, directly or indirectly, anything of value to any Governmental Entity or any employee, agent, or representative thereof, political party, or official thereof or candidate for government office, nor provided or promised anything of value to any other Person while knowing that all or a portion of that thing of value would or will be offered, given, or promised, directly or indirectly, to any Governmental Entity or any employee, agent, or representative thereof, political party or official thereof or candidate for government office for the purpose of:

(i) (A) influencing any act or decision of such official, party, candidate, or Person, (B) influencing a Person (who need not be the recipient of the advantage) to perform his or her function improperly, or where the acceptance of such advantage would itself be improper, (C) inducing such official, party, candidate, or Person to do or omit to do any act, or (D) securing any improper advantage; or

(ii) inducing such official, party, candidate, or Person to use his or her influence with his or her government or instrumentality to affect or influence any act or decision of such government or instrumentality, in order to assist the business in obtaining or retaining business for or with, or directing business to, any Person.

Section 4.16 Regulatory Compliance. Except with respect to OT-15 or any Excluded Assets:

(a) Section 4.16(a) of the Company Disclosure Schedule sets forth a list of all Regulatory Approvals held by the Company relating to OT-58.

(b) Except as set forth on Section 4.16(b) of the Company Disclosure Schedule, as of the date hereof, the Company has not received any written notifications from any Regulatory Authority in any jurisdiction requiring the termination or suspension of any clinical studies of OT-58 conducted by, or on behalf of, the Company. To the Knowledge of the Company, all preclinical and clinical studies, trials, and investigations of OT-58 sponsored or conducted by the Company have been, and are being, conducted in material compliance with applicable Healthcare Laws, and the rules and regulations of any applicable Regulatory Authority, including, as applicable, Good Laboratory Practices and Good Clinical Practices requirements, and federal and state Laws, rules, and regulations restricting the use, transfer, and disclosure of individually identifiable health information and human subject or patient clinical biological samples. The Company has not received any written notices or other correspondence from any institutional review board, ethics committee, safety monitoring committee, or the FDA or any other foreign, federal, state, or local governmental or Regulatory Authority performing functions similar to those performed by the FDA with respect to any ongoing clinical or pre- clinical studies or tests requiring the termination, suspension, or material modification of such studies or tests and, to Knowledge of the Company, no such action has been threatened in writing.

(c) To the Knowledge of the Company, any manufacture of OT-58 by or on behalf of the Company used in any applicable Clinical Trials has been conducted in material compliance with the applicable specifications and requirements of current Good Manufacturing Practices and all other applicable Laws, including the Public Health Service Act. To the Knowledge of the Company, neither the Product nor other products used in any Clinical Trials by or on behalf of the Company have been adulterated or misbranded.

(d) As of the date hereof, to the Knowledge of the Company, neither the Company nor any of its directors, officers, or agents has committed any act, made any statement, or failed to make any statement, including with respect to any scientific data or information, that, at the time such act was committed or such statement was made or failed to be made, would provide a basis for the FDA to invoke the FDA policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. As of the date hereof, neither the Company nor any officer or employee of the Company, or to the Knowledge of the Company, any Company agent has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar state or foreign applicable Law or (ii) exclusion under 42 U.S.C. Section 1320a–7 or any similar state or foreign applicable Law.

(e) As of the date hereof, the Company is in material compliance with the Healthcare Laws that are applicable to the conduct or operation of the Company Business. The Company is not subject to any enforcement, regulatory, or administrative proceedings against or affecting the Company relating to or arising under any Healthcare Law, and to the Knowledge of the Company no such enforcement, regulatory, or administrative proceeding has been threatened in writing.

(f) All material Permits necessary for the conduct of the Company Business, including all such permits, licenses, registrations, certificates, authorizations, orders, and approvals required by the FDA, are obtained and in force. The Company is in material compliance with the terms of such Permits. To the Knowledge of the Company, the Company has filed with the applicable Regulatory Authorities all filings, notices, responses to notices, supplemental applications, declarations, listings, registrations, reports, or submissions, including adverse event reports required to be filed. All such filings, declarations, listings, registrations, reports, or submissions are, and were since filing, in compliance in all material respects with applicable Laws and all formal filing and maintenance requirements, and no deficiencies have been asserted by any applicable Regulatory Authority with respect to any such filings, declarations, listing, registrations, reports, or submissions that have not been cured.

Section 4.17 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to result in any material Liability to the Company, (a) the Company is in compliance with all applicable Environmental Laws; and (b) there is no Proceeding pending or, to the Knowledge of the Company, threatened in writing against the Company for alleged noncompliance with or Liability under any applicable Environmental Law.

Section 4.18 Insurance. Except as set forth in Section 4.18 of the Company Disclosure Schedule, there are no policies of insurance owned or held by the Company. All insurance policies covering the Company Business (the “Insurance Policies”) are owned or held by [***], and the Insurance Policies (a) are, to the Knowledge of the Company, in full force and effect with all premiums due having been paid in full, (b) are, to the Knowledge of the Company, valid, outstanding, and enforceable policies, and (c) insure against risks of the kind customarily insured against by companies engaged in the Company Business. As of the date of this Agreement, there is no material claim in connection with the Company Business pending under any of the Insurance Policies as to which coverage has been questioned, denied, or disputed by the underwriters of such policies. The Company is in compliance in all material respects with the terms of the Insurance Policies. During the past two years, there has been no lapse in coverage of the Insurance Policies, and, to the Knowledge of the Company, as of the date of this Agreement there has been no threatened termination of, or written notice of material premium increase with respect to, any of the Insurance Policies. For the avoidance of doubt, no Insurance Policies covering the Company will transfer as part of the Transactions.

Section 4.19 Assets.

(a) Except with respect to OT-15 or any Excluded Assets, the Inventory of the Company will be (i) in good, merchantable, and useable condition, (ii) reflected on the Unaudited Balance Sheet and will be reflected on the books and records of the Company on the Closing Date at the lower of cost or market in accordance with the Accounting Principles, and (iii) of a quality and quantity useable in the ordinary course of business.

(b) The Company has good and valid title to all tangible assets owned or purported to be owned by it free and clear of any Liens (other than Permitted Liens).

(c) The Excluded Assets do not include any rights, property, or assets that are necessary for the conduct or operation of the Company Business or any activities of the Company with respect to the Exploitation of OT-58 or any Product.

Section 4.20 Major Suppliers. Except with respect to OT-15 or any Excluded Assets:

(a) Section 4.20(a) of the Company Disclosure Schedule sets forth a complete and accurate list of the top 10 suppliers of goods or services to the Company (based on the amount paid by the Company to such supplier during the Calendar Year ended December 31, 2019) (each, a “Major Supplier”).

***Certain Confidential Information Omitted

(b) The Company is not engaged in any material dispute with any Major Supplier and, to the Knowledge of the Company, no Major Supplier intends to terminate, limit, or reduce its business relations with the Company. Except as set forth on Section 4.20(b) of the Company Disclosure Schedule, no Major Supplier has terminated or materially reduced its relationship with the Company since December 31, 2019.

Section 4.21 Related Party Transactions. No current officer, director, equityholder, [***] (each an “Affiliated Agreement”) is currently a party to any transaction or Contract with the Company, other than (a) employment or consulting agreements into with individuals in the ordinary course of business and set forth on Section 4.10(a)(v) of the Company Disclosure Schedule, (b) Contracts entered into in the ordinary course of business on an arm’s length basis and set forth on Section 4.21 of the Company Disclosure Schedule, and (c) Contracts that will be terminated at or prior to Closing.

Section 4.22 Brokers and Finders. There is no investment banker, broker, finder, financial advisor, or other financial intermediary that has been retained by or is authorized to act on behalf of the Company (including the Company) that is entitled to any fee or commission in connection with the Acquisition payable by Purchaser or any of its Affiliates (including, following the Closing, the Company).

Section 4.23 Purchaser’s Representations. The Company acknowledges and agrees that, other than the representations and warranties of Purchaser specifically contained in Article V, there are no representations or warranties of Purchaser or any other person, whether expressed, statutory, or implied with respect to Purchaser, including with respect to any of Purchaser’s rights or assets, or the Transactions, individually or collectively. The Company, together with and on behalf of its Affiliates and Representatives, specifically disclaims that it or they are relying upon or have relied upon any such other representations or warranties that may have been made by any person, and the Company, together with and on behalf of its Affiliates and Representatives, acknowledges and agrees that Purchaser and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person. Without limiting the generality of the foregoing, the Company acknowledges and agrees that, except as specifically contained in Article V, none of Purchaser, its Affiliates or its Representatives makes any representations or warranties relating to (i) the operation of the Company or the Company Business by Purchaser after the Closing or (ii) the probable success or profitability of the Company, the Company Business, or any Product after the Closing.

Section 4.24 Size of Person. As of the date of this Agreement and until the Closing Date, [***], and therefore does not satisfy the smaller size of person test under the HSR Act.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to each of Seller and the Company, as of the date hereof and the Closing Date (in each case, unless the representation or warranty speaks expressly as of a particular date, in which case it is true and correct only as of such date), as follows:

Section 5.01 Organization. Purchaser is a legal entity duly organized, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization.

Section 5.02 Authority; Execution and Delivery; Enforceability. Purchaser has the requisite organizational power and authority to execute and deliver this Agreement and to consummate the Transactions. Purchaser has taken all organizational action required by its organizational documents to authorize the execution and delivery of this Agreement and to authorize the consummation of the Transactions. Purchaser

***Certain Confidential Information Omitted

has duly executed and delivered this Agreement and (assuming the due authorization, execution, and delivery of this Agreement by each other Party) this Agreement constitutes its legal, valid, and binding obligation, enforceable against it in accordance with its terms subject, as to enforcement, to the Enforceability Exceptions.

Section 5.03 Non-Contravention and Approvals.

(a) The execution and delivery by Purchaser of this Agreement does not, and the consummation by Purchaser of the Transactions will not, (i) violate its organizational documents, (ii) result in any breach of, or constitute a default under, require notice pursuant to, or give rise to any right of termination, acceleration, modification, transfer, or cancellation of, any material Contract to which Purchaser is a party or by which any of its properties or assets is bound, (iii) violate any Judgment or Law to which Purchaser or its properties or assets are subject, or (iv) result in the creation of any Liens upon any of the properties or assets of Purchaser, except, in the case of clauses (ii), (iii), and (iv), any such items that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement (a “Purchaser Material Adverse Effect”).

(b) No Consent of, or registration, declaration, or filing with, any Governmental Entity is required to be obtained or made by Purchaser in connection with the execution, delivery, and performance of this Agreement or the consummation of the Acquisition, other than those the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 5.04 Litigation. Other than such Proceedings or Judgments that, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect, (a) there are no Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser and (b) Purchaser is not party or subject to or in default under any unsatisfied Judgment.

Section 5.05 Availability of Funds. Purchaser will have (a) at the Closing, sufficient immediately available funds on hand to pay the aggregate Estimated Closing Payment, the Estimated Closing Cash Adjustment Amount, the Estimated Company Service Provider Termination Expenses, the Estimated Closing Transaction Expenses, and the Estimated Closing Indebtedness, in cash, and (b) following the Closing, immediately available funds on hand to pay the Contingent Payments, if any, as such payments become due.

Section 5.06 Brokers and Finders. Except for Barclays Capital Inc., there is no investment banker, broker, finder, financial advisor, or other financial intermediary that is entitled to any fee or commission from Purchaser in connection with the Acquisition.

Section 5.07 Company’s and Seller’s Representations.

(a) Purchaser acknowledges and agrees that, other than the representations and warranties of the Company and Seller specifically contained in Article III and Article IV, respectively, there are no representations or warranties of the Company or Seller or any other person, whether expressed, statutory, or implied with respect to the Company, the Company Business, OT-58 or any or Product, or the Shares, including with respect to any of the Company’s rights or assets, or the Transactions, individually or collectively. Purchaser, together with and on behalf of its Affiliates and Representatives, specifically disclaims that it or they are relying upon or have relied upon any such other representations or warranties that may have been made by any Person, and Purchaser, together with and on behalf of its Affiliates and Representatives, acknowledges and agrees that the Company and Seller and their respective Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person.

(b) Purchaser, its Affiliates, and their respective Representatives have received and may continue to receive from the Company, its Affiliates, and their respective Representatives certain estimates,

projections, and other forecasts for the Company and certain plan and budget information. Purchaser acknowledges that these estimates, projections, forecasts, plans, and budgets, and the assumptions on which they are based, were prepared for specific purposes and may vary significantly from each other. Further, Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans, and budgets, and that Purchaser is not relying on any estimates, projections, forecasts, plans, or budgets Made Available to Purchaser or otherwise furnished by the Company, Seller, any of their respective Affiliates or any of their respective Representatives other than as set forth in the representations and warranties of the Company and Seller specifically contained in Article III and Article IV, respectively.

ARTICLE VI

COVENANTS

Section 6.01 Conduct of Business.

(a) Except for matters (1) described in Section 6.01 of the Company Disclosure Schedule, (2) consented to by Purchaser (such consent not to be unreasonably withheld, conditioned, or delayed), (3) otherwise set forth in this Agreement (including the transactions contemplated by the Spinout Agreement), or (4) as prohibited or required by applicable Law, from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Section 8.01 (the “Pre-Closing Period”), the Company shall (x) use its commercially reasonable efforts to conduct the Company Business in the ordinary course in a manner consistent with past practice, preserve substantially intact its business organization, preserve substantially intact its relationships with material suppliers, distributors, licensors, licensees, and others to whom the Company has material contractual obligation and (y) not, directly or indirectly, take any of the following actions with respect to the Company Business:

(i) adopt or propose any change to the organizational documents of the Company;

(ii) split, combine, reclassify, issue, authorize, pledge, dispose of, transfer, or sell any shares of capital stock, notes, bonds, or other securities of the Company (or any option, warrant, or other right to acquire the same), redeem, purchase, or otherwise acquire any of the capital stock of the Company;

(iii) enter into or adopt any plan or agreement of complete or partial liquidation, restructuring, recapitalization, or dissolution, or file a voluntary petition in bankruptcy or commence a voluntary legal procedure for reorganization, arrangement, adjustment, release, or composition of Indebtedness in bankruptcy or other similar Laws now or hereafter in effect;

(iv) fundamentally alter through liquidation, reorganization, restructuring, or otherwise its corporate structure;

(v) (A) acquire a business or substantially all of the assets of a business from any other Person or securities of any Person or (B) merge or consolidate with any other Person;

(vi) sell, lease, license out, or otherwise dispose of, or mortgage or pledge, any material assets of the Company, other than pursuant to existing Contracts, at the end of their useful lives, out of redundancy, or otherwise in the ordinary course of business;

(vii) subject the assets of the Company to any material Lien, other than a Permitted Lien;

(viii) make any loans, advances, or capital contributions to, or investments in, any Person (other than immaterial reimbursements or advances to service providers for travel or business expenses made in the ordinary course of business consistent with past practices);

(ix) incur any Indebtedness or guarantee any such Indebtedness, or issue or sell any debt securities or guarantee any debt securities of others except for an Indebtedness which will be discharged in its entirety at or prior to Closing;

(x) make any capital expenditures, capital additions, or capital improvements, in excess of (A) $[***] individually or (B) $[***] in the aggregate;

(xi) knowingly waive any material right under any Material Contract, enter into any Material Contract, amend or modify in any material respect any Material Contract, or terminate any Material Contract;

(xii) revalue any of the Company’s assets, including writing down or writing off the value of inventory other than in the ordinary course of business consistent with past practice

(xiii) establish or acquire any Subsidiary or initiate any new business line;

(xiv) waive, release, assign, compromise, commence, settle, or agree to settle any Proceeding;

(xv) change any material method of accounting or accounting practice or policy used by the Company, other than such changes as are required by applicable Law, the Accounting Principles, or any other applicable accounting standards;

(xvi) (A) make, change, or rescind any material election relating to Taxes; (B) settle or compromise any material claim, controversy, or Proceeding relating to Taxes; (C) except as required by applicable Law, make any material change to (or make a request to any Taxing Authority to materially change) any of its material methods, policies, or practices of Tax accounting or methods of reporting income or deductions for Tax purposes; (D) amend, refile, or otherwise revise any previously filed income or other material Tax Return; (E) enter into any closing agreements with a Taxing Authority; (F) prepare any income or other material Tax Return in a manner inconsistent with past practices, except as otherwise required by applicable Law; (G) consent to an extension or waiver of the statutory limitation period applicable to a material claim or assessment in respect of Taxes (other than pursuant to an extension of the filing date for any Tax Return obtained in the ordinary course of business); (H) enter into a Tax allocation agreement, Tax sharing agreement, or Tax indemnity agreement other than agreements entered into in the ordinary course of business, the primary purpose of which does not relate to Tax; or (I) request a ruling from a Taxing Authority with respect to Taxes, provided, however, this Section 6.01(a)(xvi) shall exclude, in each case, any such actions taken with respect to the Cantonal Tax Ruling;

(xvii) declare and pay any cash or non-cash dividends or distributions;

(xviii) terminate, cancel, amend, waive, modify, or fail to renew any material Permit;

(xix) (A) sell, assign, transfer, license, abandon, or otherwise dispose of any IP Rights, or (B) acquire, in-license or otherwise obtain any right, title, or interest in or to any pending or issued Patent Rights, inventions, patent disclosures, or other material IP Rights from any other Person (other than, with respect to each of clauses (A) and (B), non-exclusive licenses, material transfer agreements, or clinical trial agreements, in each case, entered into in the ordinary course of business, and, as applicable, the

***Certain Confidential Information Omitted

Company’s form agreement(s), provided that any intellectual property arising from any such form agreement will be solely owned by the Company), or (C) acquire, in-license, file any patent application for, or otherwise obtain any right, title, or interest in or to any patent relating to the Product or any Compounds (other than filing, prosecuting, and maintaining Patent Rights in the ordinary course of business);

(xx) (A) adopt, establish, enter into, amend, or terminate any Employee Plan or any plan, agreement, program, policy, trust, fund, or other arrangement that would be an Employee Plan if it were in effect on the date hereof (except for amendments required to comply with applicable Law), (B) increase the compensation or fringe benefits (including severance, termination, retention, and Change of Control compensation or benefits) of, or grant any bonus or other incentive compensation to, any current or former employee, director, or officer or other individual service provider of the Company, (C) grant any bonus, change in control payment, severance, or termination pay to any current or former director, officer, or employee or other individual service provider of the Company, (D) terminate the employment or engagement of any employee or Company Service Provider, other than for cause, or hire any employee or engage any independent contractor (who is a natural person);

(xxi) allow any material Registered IP Rights to lapse or be abandoned, other than in the ordinary course of business or required under applicable Law; or

(xxii) agree or commit to do any of the foregoing.

(b) Nothing contained in this Agreement is intended to give Purchaser or its Affiliates, directly or indirectly, the right to control or direct the Company or its operations prior to the Closing. Prior to the Closing, each of Purchaser, on the one hand, and the Company and Seller, on the other hand, shall exercise, consistent with the terms and conditions of this Agreement, complete control, and supervision over their and their Affiliates’ respective operations.

Section 6.02 Access to Information.

(a) During the Pre-Closing Period, the Company shall (and shall direct [***] to), subject to applicable Laws, afford to Purchaser and its authorized Representatives reasonable access, in such a manner so as not to interfere with or disrupt the normal business operations of the Company, [***], or any of their respective Affiliates, and upon reasonable prior notice during normal business hours, to the, information, books, and scientific, business, and financial records related to the Company Business as is necessary or reasonably useful to provide for an orderly transition and integration of the Company Business; provided, however, that, (i) such access may be provided through an electronic data room, where applicable, and (ii) the reasonableness of such access and requests shall be determined by taking into account, among other considerations, Antitrust Laws and any other potentially applicable Laws. All requests for information made pursuant to this Section 6.02(a) shall be directed to such Person or Persons as may be designated by the Company, and set forth on Schedule 6.02, and other than as set forth in Section 6.05, Purchaser and its Representatives shall not directly or indirectly contact Seller or any officer, director, employee, agent, stockholder, or Representative of the Company or any of their respective Affiliates without the prior written approval of such designated Person(s). If disclosure of any such information pursuant to this Section 6.02(a) would result in the loss or waiver of any attorney-client privilege, Seller shall (A) give reasonable notice to Purchaser of the fact that it is restricting or otherwise prohibiting access to any documents or information pursuant to this Section 6.02(a), (B) inform Purchaser with sufficient detail of the reason for such restriction or prohibition, and (C) use its reasonable best efforts to cause the documents or information that are subject to such restriction or prohibition to be provided in a manner that does not violate such restriction or prohibition (for example, by redacting privileged information). Purchaser acknowledges and agrees that prior to making any books or records available to Purchaser or its Representatives, the Company or its Affiliates may redact any portions thereof that do not relate to the Company Business. If the Company, Seller, or their respective Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other hand, are adverse parties in a

Proceeding, none of the Company, Seller, or their respective Affiliates shall be required to provide access to or disclose any information that is reasonably pertinent thereto pursuant to this Section 6.02(a). For clarity, any information provided pursuant to this Section 6.02 shall be deemed to be “Confidential Information” related to the Company subject to the Confidentiality Agreement.

(b) Except as set forth in Section 6.06, Purchaser hereby agrees that, during the Pre-Closing Period, neither it nor any of its Affiliates or Representatives is authorized to contact, and shall not contact, any customer, licensor, licensee, sub-contractor, service provider, officer, director, competitor, or supplier of or to the Company Business or any other Third Party that carries out any portion of the Company Business with respect to the Company Business, this Agreement, or the Transactions, without the prior written consent of the Company, which consent may be withheld in the Company’s sole and absolute discretion.

Section 6.03 Confidentiality.

(a) Any Confidential Information provided to either Party shall be maintained in confidence by the receiving Party and its Affiliates and shall not be disclosed to a Third Party or used for any purpose, except as expressly permitted under this Agreement, without the prior written consent of the disclosing Party, except to the extent that such information, as shown by the receiving Party by competent written proof:

(i) is publicly disclosed by the disclosing Party or any of its Affiliates either before or after it is disclosed to the receiving Party hereunder;

(ii) is known by the receiving Party or any of its Affiliates at the time of its receipt, and not through a prior disclosure by the disclosing Party or any of its Affiliates or under an obligation of confidentiality to the disclosing Party or any of its Affiliates, as documented by the receiving Party’s contemporaneous business records;

(iii) is subsequently disclosed to the receiving Party or any of its Affiliates on a non-confidential basis by a Third Party that is not bound by a similar duty of confidentiality or restriction on its use;

(iv) is now, or hereafter becomes, through no breach of this Agreement on the part of the receiving Party or any of its Affiliates, generally known or available, either before or after it is disclosed to the receiving Party;

(v) is independently discovered or developed by or on behalf of the receiving Party or any of its Affiliates without the use of information belonging to the disclosing Party or any of its Affiliates; or

(vi) is reasonably necessary to be disclosed to Seller in order for the Company to comply with shareholder disclosure obligations under applicable Law.

(b) As used in this Agreement, “Confidential Information” means (i) in the case of any Party, any information provided by or on behalf of such Party to the other Party in connection with this Agreement or the Transactions, including any confidential information disclosed pursuant to the Confidentiality Agreement, (ii) in the case of any Party, all information disclosed prior to the date hereof by or on behalf of such Party, and (iii) any other proprietary or confidential information of any Party or any of its Affiliates, including, with respect to Seller, any information related to OT-15 or the Excluded Assets; provided, that after the Closing, all confidential information regarding the Company, the Company Business, or the assets of the Company (including the Registered IP Rights and the Products), other than the Excluded

Assets, shall be deemed to be solely disclosed by Purchaser and Seller shall be deemed the receiving Party thereto.

(c) Solely as used in this Section 6.03, “Affiliates” of Seller and the Company (prior to the Closing) shall be deemed to include [***].

(d) Notwithstanding Section 6.03(a), (i) any Party may disclose Confidential Information to those Representatives of such Party who need to know such information for the purpose of consummating any of the Transactions and who agree to keep such information confidential and to be bound by the terms and conditions of this Section 6.03 to the same extent as if they were parties hereto, and (ii) prior to the Closing, the Company shall be permitted to use and disclose any Confidential Information regarding the Company, the Company Business, or the assets of the Company (including the Registered IP Rights and any Products) as necessary to operate the Company Business in the ordinary course of business; provided, that any such recipient of the Confidential Information agrees in writing to be bound by confidentiality obligations at least as restrictive as those contained in this Section 6.03.

(e) If and whenever any information of the disclosing Party is disclosed by the receiving Party or any of its Affiliates in accordance with this Section 6.03, such disclosure shall not cause any such information to cease to be subject to the restrictions of this Section 6.03 except to the extent that such disclosure results in a public disclosure of such information (other than by breach of this Agreement). Notwithstanding the foregoing, any Party may disclose Confidential Information of the other Parties to the extent such information (i) is reasonably necessary to be disclosed in prosecuting or defending litigation, including responding to a subpoena in a Third Party litigation, (ii) is required to be disclosed to comply with applicable Law or court or administrative orders including regulations promulgated by applicable security exchanges, or (iii) in connection with a permitted assignment or transfer of this Agreement or a sale or license of the Product or any rights thereto; provided, that the potential assignee, transferee, or purchaser is bound by obligations of confidentiality no less stringent than the provisions of this Agreement. In the event that any Party is required to make a disclosure of any other Party’s Confidential Information pursuant to the preceding sentence, it shall, except where impracticable, give reasonable advance notice to such other Party of such disclosure and use not less than the same efforts to secure confidential treatment of such information as it would to protect its own confidential information from disclosure. This Agreement supersedes the Confidentiality Agreement; provided, that all “Confidential Information” disclosed or received by the Parties thereunder shall be subject to the restrictions set forth in this Section 6.03.

Section 6.04 Regulatory and Other Authorizations in Respect of the Transactions.

(a) Each Party shall, and shall cause its Affiliates to, (i) use its reasonable best efforts to promptly obtain all Consents of all Governmental Entities and officials that may be or become necessary or advisable for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement, (ii) cooperate fully with the other Party in promptly seeking to obtain all such Consents, and (iii) provide such other information to any Governmental Entity as such Governmental Entity may request in connection herewith.

(b) Purchaser, on the one hand, and Seller and the Company, on the other hand, shall, and shall cause their respective Affiliates to, coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under any applicable Antitrust Laws. Without limiting, and subject to Section 6.04(a), and in connection with the foregoing, the Parties agree to use good faith efforts to (i) give each other reasonable advance notice of all meetings with any Governmental Entity relating to Antitrust Laws, (ii) to the extent permitted by applicable Law or the applicable Antitrust Authority, not participate independently in any such meeting without first giving the other Party (or the other Party’s outside counsel) an opportunity to attend and participate in such meeting, (iii) to the extent

***Certain Confidential Information Omitted

practicable, give the other party reasonable advance notice of all oral communications with any Governmental Entity relating to Antitrust Laws (including any settlement of any investigation), (iv) if any Governmental Entity initiates an oral communication regarding the Antitrust Laws, promptly notify the other party of the substance of such communication, (v) provide each other with a reasonable advance opportunity to review and comment upon and consider in good faith the views of the other in connection with all written communications with a Governmental Entity regarding the Antitrust Laws, and (vi) promptly provide each other with copies of all written communications to or from any Governmental Entity relating to the Antitrust Laws. The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 6.04 as “outside counsel only,” or otherwise redact such materials (A) to remove references concerning the valuation of the Company, (B) as necessary to comply with contractual arrangements, and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns, to the extent that such attorney-client or other privilege or confidentiality concerns are not governed by a common interest privilege or doctrine.

Section 6.05 Services to and from Company Service Providers or Affiliates. Purchaser acknowledges that the Company currently receives or benefits from certain managerial, contracting, legal, regulatory, tax, accounting, paymaster, human resources, operations, information technology, facilities, treasury, finance administrative, and corporate services and benefits provided by [***], including pursuant to the [***] Service Agreement. Purchaser further acknowledges that, except as expressly set forth herein and in the Transition Services Agreement, all such services and benefits shall cease, and any Contracts in respect thereof shall terminate, as of the Closing Date. Prior to or contemporaneously with the Closing, the Company shall agree to the termination of, and shall use its reasonable best efforts to cause any counterparty to terminate, all Affiliated Agreements set forth on Schedule 2.04(a)-B hereto.

Section 6.06 Matters Relating to Company Service Providers.

(a) Purchaser shall, no later than [***] Business Days after the date of this Agreement, offer (i) full-time employment or (ii) a consulting agreement (which shall include, among other terms, engagement at [***] for a duration of no less than [***] months and a severance payment equal to [***] months of consulting fees upon termination of the consulting engagement), with Purchaser or one of its Affiliates, in either case effective as of and conditioned upon the Closing, to each of the individuals set forth on Schedule 6.06(a)-1 (the “Offered Company Service Providers”). The Company and Seller shall use their reasonable best efforts in assisting Purchaser to secure a signed offer letter or consulting agreement from each Offered Company Service Provider (which shall include, among other terms, a waiver of any entitlement to notice of termination and severance, termination, or similar payments resulting from the termination of such Offered Company Service Provider’s present employment or engagement), including by providing or assisting Purchaser with obtaining reasonable access to such Offered Company Service Provider and by providing or assisting Purchaser with obtaining necessary information relating to the terms and conditions of such individual’s present employment or independent contractor engagement, to the extent permissible under applicable Law. The Company and Seller shall use their reasonable best efforts to cause the employer or contracting entity of each Offered Company Service Provider who accepts Purchaser’s offer of employment or engagement (each, a “Continuing Purchaser Service Provider”) to terminate its employment or engagement with such Continuing Purchaser Service Provider, effective immediately prior to the Closing and in accordance with applicable Laws, and to consent to the hiring or engagement by Purchaser or one of its Affiliates of each Continuing Purchaser Service Provider. During the Pre-Closing Period, [***]. Purchaser shall, solely through its inclusion in the payments made on the Closing Date pursuant to Section 2.04(b)(iii) (as adjusted pursuant to Section 2.05), be responsible for, and shall reimburse and indemnify Seller (on behalf of the employer of such Company Service Provider) [***]

***Certain Confidential Information Omitted

[***] (such expenses, the “Company Service Provider Termination Expenses”); provided, however, Purchaser’s obligations hereunder shall be conditioned on the applicable Company Service Provider having first executed and delivered an effective, general release of claims in favor of Purchaser, the Company, Seller, and their Affiliates. [***].

(b) During the period commencing at the Closing and ending on the date which is [***] months from the Closing, Purchaser shall provide, or cause to be provided to, each Continuing Purchaser Service Provider who is an employee of Purchaser or any of its Affiliates (each, a “Continuing Purchaser Employee”) with: (i) employment responsibilities that are substantially equivalent to those responsibilities of such Continuing Purchaser Employee as of the Closing; (ii) base salary or hourly wages which are no less than the base salary or hourly wages provided to such Continuing Purchaser Employee immediately prior to the Closing, [***]; and (iii) employee health and welfare benefits (excluding pension benefits and nonqualified deferred compensation arrangements) that are substantially equivalent in the aggregate to those provided to similarly situated employees of Purchaser or its Affiliates.

(c) Purchaser shall, and shall cause its Affiliates to, use reasonable best efforts to grant all Continuing Purchaser Employees credit for any service to such Continuing Purchaser Employee’s immediately prior employer earned prior to the Closing for purposes of eligibility, vesting, and determination of the level of benefits under any benefit or compensation plan, program, agreement, or arrangement in which a Continuing Purchaser Employee participates that may be established or maintained by Purchaser or its Affiliates on or after the Closing (the “New Plans”); provided, however, that such service credit shall not be recognized to the extent that it would result in a duplication of benefits for the same period of time. In addition, Purchaser shall, and shall cause its Affiliates to, use reasonable best efforts to cause [***].

(d) The provisions of this Section 6.06 are for the sole benefit of the Parties, and nothing herein, expressed or implied, (i) is intended to confer upon any Continuing Purchaser Service Provider or any other Person any right to continued employment for any period or continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any benefit plan, (ii) shall alter or limit Purchaser’s or its Affiliates’ ability to amend, modify, or terminate any particular benefit plan, program, agreement, or arrangement, or (iii) is intended to confer upon any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a third party beneficiary of this Agreement.

Section 6.07 Publicity. During the Pre-Closing Period, Seller and Purchaser shall only issue press releases related to the activities contemplated by this Agreement that have been approved by both Seller and

***Certain Confidential Information Omitted

Purchaser. The initial press release with respect to the closing of the Transactions shall be a joint press release acceptable to each of Seller, Purchaser, and the Company, which shall include a quote from each of Seller or the Company and Purchaser. Thereafter, so long as this Agreement is in effect, any press release or public announcement with respect to this Agreement or the Transactions shall be issued, if at all, at such time and in such manner as Seller, the Company, and Purchaser collectively determine. Unless consented to by Seller, the Company, and Purchaser in advance or required by Law or obligations pursuant to any listing agreement with or rules of any securities exchange or trading market on which securities of Purchaser of any of its Affiliates are listed (in which case the Party required to make such disclosure shall consult with the other Parties a reasonable time prior to making such disclosure and shall consider in good faith any comments made by the other Parties to such disclosure), the Parties shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement or any of its terms to any Person. If Purchaser or any of its Affiliates, based on the advice of its counsel, determines that this Agreement must be publicly filed with a Governmental Entity, then Purchaser or its applicable Affiliate, prior to making such filing, shall provide Seller and its counsel with a redacted version of this Agreement that it intends to file, and shall consider in good faith any comments provided by Seller or its counsel and use reasonable efforts to ensure the confidential treatment by such Governmental Entity of those sections specified by Seller or its counsel for redaction and confidentiality; provided that the Purchaser or its applicable Affiliate shall have the right to make any such filing as it reasonably determines necessary under applicable Laws. Notwithstanding the foregoing, nothing herein shall prevent (a) Seller or any other member of the Seller Group from making customary disclosures (which are made subject to confidentiality obligations) to its investors in connection with its fundraising or investing activities, or operations of its investment businesses in the ordinary course of business, (b) each Party from making any public statement in response to questions by the press, analysts, investors, or those attending industry conferences or financial analyst calls, or issue press releases, so long as any such public statement or press release is consistent with prior public disclosures or public statements approved by the other Party pursuant to this Section 6.07 (including the initial joint press release) and which do not reveal non-public information about the other Party, or (c) each Party may, without such consent, make any public statement in response to questions from customers or vendors, or make internal announcements to employees, so long as such statements are consistent with prior public disclosures or public statements approved by the other Party pursuant to this Section 6.07 (including the initial joint press release) and which do not reveal non-public information about the other Party.

Section 6.08 Resignations. Seller and the Company shall cause each director and officer, as applicable, of the Company to resign in such capacity, such resignations to be effective as of the Closing.

Section 6.09 Further Action. On the terms and subject to the conditions of this Agreement, and other than with respect to the matters set forth in Section 6.04 which will be governed by the terms and conditions set forth therein, each Party shall use its reasonable best efforts to take or cause to be taken in an expeditious manner all actions and to do or cause to be done all things reasonably necessary or appropriate to satisfy the conditions to the Closing, to consummate the Acquisition and to comply promptly with all legal requirements that may be imposed on it or any of its Affiliates with respect to the Closing.

Section 6.10 Consents. Subject to the accuracy of the Company’s representation and warranty set forth in Section 4.03(a), Purchaser agrees and acknowledges that Company and Seller shall not have any obligation to obtain any Consent with respect to any Contract with a Third-Party, except that each of Seller and the Company shall use their respective reasonable best efforts to obtain the consent set forth on Schedule 6.10.

Section 6.11 Release Agreements. Prior to the Closing, each of Seller and the Company shall use their respective reasonable best efforts to obtain a release agreement in the form of Exhibit G-1 from each individual that is a director or officer of the Company as of the date hereof or as of the Closing Date (effective immediately prior to the Closing).

Section 6.12 Exclusive Dealings. During the Pre-Closing Period, neither Seller nor the Company shall, nor shall they authorize or permit any of their Representatives (including, in the case of Seller, any other member of the Seller Group) to solicit, initiate, or knowingly encourage the submission of any proposal or offer from any Person or entity relating to any (a) merger or consolidation of the Company with any other Person, (b) acquisition or purchase of all or a material portion of the assets of, or the equity interests in, the Company, (c) any agreement made, other than in the ordinary course of business or in connection with the Spinout Agreements, with regard to the IP Rights owned or licensed by the Company that would result in the transfer of a substantial portion of the value of such IP Rights from the Company to a Third Party, or (d) similar transaction or business combination with respect to the Company (a “Competing Transaction”), enter into a letter of intent or Contract contemplating or otherwise relating to, otherwise approve or recommend, participate in any or continue any ongoing discussions or negotiations regarding, or furnish to any other Person any confidential or non-public information with respect to, or otherwise cooperate in any way with or knowingly facilitate any effort or attempt by any Person to effect, a Competing Transaction. Seller shall, and shall cause the Company to, cease any existing activities, discussions, and negotiations with all Persons (other than Purchaser or an Affiliate of Purchaser) with respect to any Competing Transaction. The Company shall (and shall cause the members of the Seller Group, and the Company and the Seller Group shall direct their respective representatives to) immediately cease and cause to be terminated any existing discussions, negotiations, and communications with any Person (other than Purchaser or an Affiliate of Purchaser) that relate to any Competing Transaction as of the date of this Agreement, and promptly request the destruction or return of any nonpublic information of the Company provided to such Person. The Company shall, within 48 hours, advise Purchaser in writing of any Competing Transaction or request for access to the properties, books, or records of the Company by any Person who has informed the Company that such Person is considering making, or has made, a proposal for a Competing Transaction. Except to the extent that providing such summary would violate the terms of any Contract to which the Company is a party as of the date hereof, the Company will promptly provide Purchaser with a written summary of the material terms relating to any proposal or offer relating to a Competing Transaction received after the date hereof, and any materials developments thereto.

Section 6.13 Directors’ and Officers’ Indemnification.

(a) Purchaser and the Company agree that all rights to exculpation, indemnification, and advancement of expenses for acts or omissions occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, now existing in favor of the current or former directors or officers of the Company (each, a “Company Indemnitee”) as provided in the organizational documents of the Company as of the date of this Agreement shall survive the Closing and shall continue in full force and effect for a period of six years.

(b) Seller shall cause a member of the Seller Group to maintain, for six years following the Closing Date, directors’ and officers’ liability insurance coverage for the Company Indemnitees for events occurring prior to the Closing Date, which shall provide such Company Indemnitees with coverage not less than the existing coverage under, and have other terms not materially less favorable to the Company Indemnitees than, the directors’ and officers’ liability insurance coverage maintained by or on behalf of the Company immediately prior to the date of this Agreement (the costs and expenses of which insurance coverage shall be deemed a Transaction Expense).

(c) In the event the Company or any of its successors or assigns (i) consolidates with or merges into any other Person (or engages in any similar transaction) and it shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, Purchaser shall ensure that proper provision is made so that the successors and assigns of the Company comply with the obligations set forth in this Section 6.13. The provisions of this Section 6.13 are intended for the benefit of, and shall be enforceable by, the Company Indemnitees and their respective heirs and Representatives. The rights of all Company Indemnitees under this Section 6.13 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract, applicable Law or otherwise.

Section 6.14 Seller Retained Materials. Notwithstanding anything to the contrary contained in this Agreement, Purchaser acknowledges and agrees that all of the following shall remain the property of Seller and the other members of the Seller Group, as applicable, and neither Purchaser nor any of its Affiliates shall have any right to or interest therein: (a) all records and reports prepared or received by Seller, the Company, any other member of the Seller Group, or any of their respective Representatives in connection with the sale of the Company, the Transactions, and any strategic alternatives to the sale of the Company (including licensing transactions, strategic collaborations, and any sale or issuance of securities of the Company) including all analyses relating to the Company, Purchaser, or Purchaser’s Affiliates so prepared or received, the portions of any materials and minutes from the Company’s board of directors regarding the Transactions, and any agreements with any Representatives, and (b) all confidentiality agreements with prospective purchasers of the Company or any portion thereof and any and all negotiation agreements, bids, expressions of interest, and related materials received from Third Parties with respect thereto. In addition, Seller shall have the right to retain copies of the documents, materials, and data relating to the conduct of the Company Business prior to the Closing Date solely to the extent, and in each case subject to Seller’s ongoing obligations of confidentiality under this Agreement, (i) such retention is necessary for compliance with applicable Law or any governmental rule or regulation or (ii) such documents (including emails) have become embedded as electronic copies in the electronic records system of any member of the Seller Group through normal backup procedures.

Section 6.15 Privileged Matters. Each of the Parties hereby irrevocably acknowledges and agrees that all communications prior to the Closing between any of (a) Seller, (b) any of Seller’s beneficiaries, [***] (collectively, the “Seller Group”) or the Company, on the one hand, and any of their legal counsel, including the [***] in-house legal counsel, Hogan Lovells, Ogier, the Seller Group’s British Virgin Islands and Cayman Islands legal counsel, DT Ward, PC, the Company’s intellectual property legal counsel, [***] (any such legal counsel, individually and collectively, “Seller Legal Counsel”), on the other hand, made in connection with the negotiation, preparation, execution, delivery, and performance under, or any dispute or Proceeding arising out of or relating to, this Agreement, all other Contracts, documents, instruments, and certificates contemplated hereby, the Transactions, any strategic alternatives to the Transactions, or any matter relating to any of the foregoing, are privileged communications between the Company and the Seller Group and such Seller Legal Counsel (collectively, the “Privileged Communications”) and belong solely to the Seller Group, and from and after the Closing neither the Company nor any Person purporting to act on behalf of or through the Company shall have access to or shall seek to obtain or use such communications, whether by seeking a waiver of or through any other means (it being understood that any attorney-client privilege and expectation of client confidence applicable to communications other than those set forth in this sentence shall remain with the Company and in such case the Company or any of the Company’s Affiliates may assert the attorney-client privilege to prevent disclosure of confidential communications by the Seller Group or Seller Legal Counsel to the applicable Third Party). In the event of any dispute between Purchaser, the Company, or any of their respective Affiliates, on the one hand, and a Third Party, on the other hand, after the Closing, the Company and its Affiliates may assert the attorney-client privilege to prevent disclosure of confidential communications by Seller Legal Counsel to such Third Party. To the extent that files of any such Seller Legal Counsel in respect of any Privileged Communications constitute property of the client, only the Seller Group shall hold such property rights. As to any such Privileged Communications prior to the Closing Date, Purchaser, the Company, together with any of their respective Affiliates, successors, or assigns, further agree that, except as otherwise expressly provided in this Section 6.15, no such party may use or rely on any of the Privileged Communications in any Proceeding including against or involving any of the Parties after the Closing.

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Section 6.16 Exclusivity.

(a) Subject to Section 6.16(c), from and after the Closing Date until the earlier of (i) the date that is [***] years after the Closing Date, and (ii) [***] (the “Exclusivity Period”), Purchaser shall not, directly or indirectly, itself or through its Affiliates (including the Company) or licensees, alone or with any Third Party, whether as a partner, stockholder, member, principal, agent, consultant, or in any other capacity, Develop, manufacture, Commercialize, or otherwise Exploit, any Competitive Product.

(b) Subject to Section 6.16(c)(ii), for a period of [***] following the Closing Date, Purchaser shall not, directly or indirectly, itself or through its Affiliates (including the Company) or licensees, alone or with any Third Party, whether as a partner, stockholder, member, principal, agent, consultant, or in any other capacity, Develop, manufacture, Commercialize, or otherwise Exploit, any Competitive Product or any Excluded Product.

(c) Notwithstanding the foregoing:

(i) On a product-by-product basis, upon the first commercial sale of a Substitute Product by a Contingent Payment Obligor in the United States or any country in the European Market, Seller shall be entitled to, and the Parties shall agree upon the amount of, if any, additional cash consideration payments to Seller, which may include up-front payments, milestones, royalties, or other contingent consideration, that reflect the Contingent Payments hereunder that would have otherwise reasonably been due to Seller but for the Development (which, for the avoidance of doubt, includes any Development of such Substitute Product by such Contingent Payment Obligor during the Exclusivity Period) or the Commercialization of such Substitute Product by such Contingent Payment Obligor (the “Substitute Product Consideration Payments”), as follows:

(A) No later than [***] days following the first commercial sale of the Substitute Product in the United States or any country in the European Market, Purchaser shall notify Seller of such first commercial sale and, within [***] Business Days after a written request therefor from Seller, provide to Seller a reasonable data package for the Substitute Product. Thereafter, Purchaser shall permit Seller to conduct customary due diligence for a period of up to [***] days, and shall use commercially reasonable efforts to respond to Seller’s reasonable requests for data, documents, and information related to the Substitute Product; provided, however, that if Purchaser does not respond to any such reasonable request within [***] Business Days, the due diligence period shall be extended by the time period of such delay. The Parties shall negotiate in good faith the amount of the Substitute Product Consideration Payments, if any, for up to [***] months from the date of first commercial sale of the Substitute Product by or on behalf of the Purchaser or its Affiliates. Such Substitute Product Consideration Payments shall take into account any sales of Substitute Products anywhere in the world which may have commenced prior to the determination of the Substitute Product Consideration Payments.

(B) Following such [***] month period, unless the Parties mutually agree to extend the negotiation period, the dispute shall be submitted to an Independent Valuation Firm pursuant to Section 2.09(f) for determination of the Substitute Product Consideration Payments. The terms that apply to the Contingent Payments (except for the initial amounts of such payments applied), including the definition of Net Sales and the reductions set forth in Section 2.07(e)(v), shall apply to the Substitute Product Consideration Payments, mutatis mutandis, as applicable. All Substitute Product Consideration Payments shall be deemed Contingent Payments hereunder.

(ii) Upon a Change of Control of Purchaser, the foregoing restrictions in Section 6.16(a) and (b) will not apply to any Competitive Product or Excluded Product owned or controlled on the effective date of such Change of Control by any Affiliate of Purchaser who became an Affiliate of Purchaser

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as a result of such Change of Control, provided that such Affiliate: (i) Segregates the Product program from the Competitive Product or Excluded Product or (ii) within [***] months after the Change of Control (which period shall be extended to the extent necessary to obtain any consents of any Governmental Entity of competent jurisdiction), the applicable Affiliate Divests all of its and its Affiliates’ rights in and to the applicable Competitive Product or Excluded Product, and notifies Seller in writing of such action.

(iii) The foregoing restrictions in Section 6.16(a) and (b) will not apply to any Competitive Product or Excluded Product program acquired by Purchaser or its Affiliates (including the Company), if Purchaser and its Affiliates, within [***] months after such acquisition (which period shall be extended to the extent necessary to obtain any consents of any Governmental Entity of competent jurisdiction) Divest all of their respective rights in and to the applicable Competitive Product or Excluded Product, and notify Seller in writing of such action.

(d) Notwithstanding the foregoing, nothing in this Section 6.16, shall prohibit Purchaser, directly or indirectly through one or more of its Affiliates (including the Company), from being a passive owner of (i) not more than [***]% of the outstanding stock of any class of a publicly traded company which may own or control a Competitive Product or an Excluded Product; or (ii) a private equity or similar fund which it does not control or act on the advisory board or as a principal of the manager or general partner.

Section 6.17 Reversion License.

(a) Each of Purchaser and the Company hereby grants, effective as of the Reversion Event Date, to Seller, without further action needed by any party, an exclusive, royalty-free, assignable, worldwide license, with the right to sublicense through multiple tiers of sublicense, under the Acquired IP Rights owned or controlled by Purchaser or any of its Affiliates (including the Company), to Exploit the Product and any Developed Product, subject to any Third Party rights in or to the Acquired IP Rights, the Product and Developed Products (the “Reversion License”).

(b) Purchaser and the Company will execute all documents and take, or cause to be taken, all such further actions as may be reasonably requested by Seller in order to give effect to this Section 6.17. The Parties acknowledge that certain additional activities may be required in order to facilitate a transition of the Product or Developed Product(s) from Purchaser (or its Affiliates, including the Company) to Seller, including with respect to the transfer of certain regulatory approvals and regulatory materials, Third Party agreements, and trademarks, in each case, solely to the extent exclusively used in connection with the Product or Developed Product(s). The Parties agree, if required by Seller no later than [***] days after the Reversion Event Date, to discuss and negotiate in good faith an agreement providing for such activities, to the extent applicable.

(c) Notwithstanding the foregoing, Seller shall have the right to refuse the Reversion License, in its sole discretion, or to terminate the Reversion License at any time upon [***] days’ prior written notice to Purchaser. For clarity, all sales, dispositions, and other activities and results with respect to the Product and any and all Developed Products under the Reversion License shall be excluded for all purposes under this Agreement, including being excluded from Net Sales, Contingent Payments payable hereunder and Purchaser’s diligence obligations under Section 2.07(h), and no Contingent Payment will become due hereunder as a result of any Development, manufacture, Commercialization, Exploitation, license, sublicense, transfer, assignment or other disposition of any Product or Developed Product under the Reversion License.

(d) All rights and licenses granted under or pursuant to this Section 6.17 are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code and other similar laws in any jurisdiction outside the U.S. (collectively, the “Bankruptcy Laws”), licenses of rights to be “intellectual property” as defined under the Bankruptcy Laws. If a case is commenced following the Closing by or against Purchaser or the Company under the Bankruptcy Laws then, unless and until this Agreement is

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rejected as provided in such Bankruptcy Laws, each of Purchaser and the Company (in each case, in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall perform all of the obligations provided in this Agreement to be performed by Purchaser or the Company, as applicable. If a case is commenced following the Closing by or against Purchaser or the Company under the Bankruptcy Laws, this Agreement is rejected as provided in the Bankruptcy Laws, and Seller elects to retain its rights under this Section 6.17 as provided in the Bankruptcy Laws, then Purchaser (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 trustee), shall provide to the Seller copies of all information necessary for Seller to prosecute, maintain and enjoy its rights under the terms of this Section 6.17 promptly upon Seller’s written request therefor. All rights, powers and remedies of the Seller as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, the Bankruptcy Laws) in the event of the commencement of a case by or against Purchaser or the Company under the Bankruptcy Laws.

(e) The rights and remedies provided this Section 6.17 are cumulative, and do not exclude any other right or remedy otherwise available under this Agreement.

Section 6.18 Developed Products.

(a) If and when a Contingent Payment Obligor (x) [***], or (y) Commercializes any Developed Product:

(i) Purchaser shall provide notice of such [***] or Commercialization; and

(ii) the Parties shall agree on additional cash consideration payments to be paid to Seller which may include payments based on the achievement of Development or Commercialization milestones or payments based on net sales of such Developed Product (the “Developed Product Consideration Payments”), as set forth in Section 6.18(b) and (c).

(b) Together with Purchaser’s delivery of notice pursuant to Section 6.18(a)(i), Purchaser shall provide to Seller a reasonable data package, [***] (if applicable). Thereafter, Purchaser shall permit Seller to conduct customary due diligence for a period of up to [***] days, and shall use commercially reasonable efforts to respond to Seller’s reasonable requests for data, documents, and information related to the Developed Product; provided, however, that if Purchaser does not respond to any such reasonable request within [***] Business Days, the due diligence period shall be extended by the time period of such delay.

(c) The Developed Product Consideration Payments shall be no greater than the aggregate amounts payable pursuant to analogous Contingent Payments for Products, shall take into the account the value of such Developed Product, and shall be sufficient to ensure that Seller is not unfairly disadvantaged by a determination of Purchaser to pursue a Developed Product in addition to or in lieu of a Product, and shall be determined as further described in Section 6.18(d). The Parties shall negotiate in good faith the amount of the Developed Product Consideration Payments for up to [***] months from the date of delivery of the notice pursuant to Section 6.18(a)(i). Thereafter, unless the Parties mutually agree to extend the negotiation period, the dispute shall be submitted to an Independent Valuation Firm pursuant to Section 2.09(f) for determination of the Developed Product Consideration Payments. The terms of payment that apply to the Contingent Payments (except for the initial amounts of such payments applied), including the definition of Net Sales and the reductions set forth in Section 2.07(e)(v), shall apply to the Developed Product Consideration Payments, mutatis mutandis, as applicable. All Developed Product Consideration Payments shall be deemed Contingent Payments hereunder.

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(d) In determining the value of the Developed Product, the Parties will consider (and will instruct the Independent Valuation Firm to take into account), as applicable, the Development efforts and IP Rights contributed by each Party (or the Company prior to the Closing, as compared with after the Closing), safety and efficacy data, competitive advantage, barriers to entry, the patent and other proprietary position of the product (including scope and duration of relevant patents, length of marketing exclusivity, size and scope of the potential commercial opportunity), availability of feasible accelerated approval pathways, and cost of goods for such Developed Product, the upfront price and contingent consideration that a willing buyer would pay to a willing seller, in an arm’s length transaction, for the acquisition of 100% of the rights to such Developed Product, as well as any other factors the Parties (or the Independent Valuation Firm, as applicable) determine to be relevant to such determination.

Section 6.19 Notification of Certain Events.

(a) During the Pre-Closing Period, the Company and Seller shall promptly notify Purchaser of, and furnish Purchaser with any information it may reasonably request with respect to, the occurrence of any event or condition or the existence of any fact of which Seller obtains Knowledge that may reasonably be expected to cause any of the conditions to the obligations of Purchaser to consummate the Acquisition set forth in Article VII not to be satisfied (including any such breaches or inaccuracies of the representations and warranties set forth in Article III and Article IV); provided, however, that any failure of Seller or the Company to so notify Purchaser of any breach of, or inaccuracy in, any representation or warranty shall not give rise to a claim for indemnification pursuant to Section 9.02b). The Company’s satisfaction of its obligations in the foregoing sentence shall not relieve the Company of any of its other obligations under this Agreement, and no disclosure by the Company pursuant to this Section 6.19 shall be deemed to amend or supplement the Company Disclosure Schedules or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant, or waive any rights under Article IX.

(b) During the Pre-Closing Period, Purchaser shall promptly notify the Company of, and furnish the Company with any information it may reasonably request with respect to, or condition or the existence of any fact of which Purchaser obtains Knowledge that may reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the Acquisition set forth in Article VII not to be satisfied (including any such breaches or inaccuracies of the representations and warranties set forth in Article V); provided, however, that any failure of Purchaser to so notify the Company of any breach of, or inaccuracy in, any representation or warranty shall not give rise to a claim for indemnification pursuant to Section 9.03(b). Purchaser’s satisfaction of its obligations in the foregoing sentence shall not relieve Purchaser of any of its other obligations under this Agreement, and no disclosure by Purchaser pursuant to this Section 6.17 shall be deemed to prevent or cure any misrepresentation, breach of warranty, breach of covenant, or waive any rights under Article IX.

Section 6.20 Financial Statements. Subject to Section 6.03 and Section 6.07, the Company shall, during the Pre-Closing Period, use its commercially reasonable efforts to assist Purchaser, at Purchaser’s sole cost and expense, in the preparation and filing, of Current Reports on Form 8-K for Purchaser containing the information required therein.

Section 6.21 280G. To the extent any payments made with respect to, or which arise as a result of, this Agreement, could be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code, the Company shall (i) within five Business Days prior to the Closing Date, disclose its calculations with respect to the excess parachute payments to Purchaser, along with the assumptions used to make the calculations and the data necessary for Purchaser to confirm the accuracy of the calculations, (ii) to the extent not already obtained, promptly seek the consent of the recipient of any such payment that would otherwise be due and owing that such payment shall not be due and owing, paid or retained (the “Waived 280G Benefits”), absent 280G Stockholder Approval (as defined below) (such consents, the “Parachute Payment Waivers”), and (iii) promptly (and in any case prior to the Closing Date) cause all such payments to be adequately disclosed to, and obtain the vote (whether of approval or disapproval) and use commercially reasonably efforts to have all such payments approved by a vote of the shareholders of the Company meeting the requirements of the Code and the applicable treasury regulations (“280G Stockholder Approval”), in a manner intended to comply with Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code reasonably satisfactory to Purchaser. Purchaser shall have the right to review and comment on any disclosure required by clause (iii) before such disclosure is made, and the Company shall consider any such comments in good faith.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to Each Party’s Obligation. The obligations of Purchaser and Seller to consummate the Closing are subject to the satisfaction at or prior to the Closing of the following conditions:

(a) No Injunctions or Restraints. No Governmental Entity of competent jurisdiction having enacted, issued, promulgated, or enforced any Law or preliminary or permanent injunction or other Judgment that is in effect and that prohibits, enjoins, or otherwise restrains the Acquisition and nor shall any action have been taken, or any Law or Judgment promulgated, entered, enforced, enacted, issued, or deemed applicable to the Acquisition by any Governmental Entity which directly or indirectly prohibits, or makes illegal, the Acquisition.

(b) Action. There shall be no action of any nature pending or threatened by a Governmental Entity against Purchaser, the Company, any of Purchaser’s subsidiaries, or any of their respective properties, officers, or directors, or any order entered or other legal action taken by any Governmental Entity, (i) arising out of, relating to, challenging or seeking to prohibit this Agreement, the Acquisition, or the other transactions contemplated by this Agreement, (ii) limiting or restricting, or seeking to limit or restrict: (A) Purchaser’s ownership of the Company or their respective assets or (B) the conduct or operation of the Company Business by Purchaser or the Company after the Closing, or (iii) seeking material damages.

Section 7.02 Conditions to Obligation of Purchaser. The obligation of Purchaser to consummate the Closing is subject to the satisfaction (or waiver by Purchaser, to the extent permitted by Law) at or prior to the Closing of the following conditions:

(a) Representations and Warranties of the Company. (i) The Company Specified Representations shall be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers contained therein) in all material respects as of the date hereof and at the Closing as though made as of the Closing (except, in each case, to the extent that such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall be true and correct in all material respects as of such particular date) and (ii) the other representations and warranties of the Company set forth in this Agreement other than the Company Specified Representations shall be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers contained therein) as of the date hereof and at the Closing as though made as of the Closing (except, in each case, to the extent that such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall be true and correct as of such particular date), except where the failure of such representations and warranties of the Company to be so true and correct would not reasonably be expected to have a Material Adverse Effect.

(b) Representations and Warranties of Seller. (i) The Seller Specified Representations shall be true and correct (without giving effect to any “materiality” or “material adverse effect” qualifiers contained therein) in all material respects as of the date hereof and at the Closing as though made as of the Closing (except, in each case, to the extent that such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall be true and correct in all material respects as of such particular date) and (ii) the other representations and warranties of Seller set forth in this Agreement other than the Seller Specified Representations shall be true and correct (without giving effect to any “materiality” or “material adverse effect” qualifiers contained therein) as of the date hereof and at the Closing as though made as of the Closing (except, in each case, to the extent that such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall be true and correct as of such particular date), except where the failure of such representations and warranties of Seller to be so true and correct would not reasonably be expected to have a material adverse effect on Seller’s ability to perform its obligations under this Agreement.

(c) Performance of Obligations of the Company. The Company shall have performed or complied with or caused to be performed or complied with, in all material respects, those obligations and covenants required by this Agreement to be performed or complied with by it by the time of the Closing.

(d) Performance of Obligations of Seller. Seller shall have performed or complied with or caused to be performed or complied with, in all material respects, those obligations and covenants required by this Agreement to be performed or complied with by them by the time of the Closing.

(e) No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred or be occurring.

(f) Officer’s Certificate. Purchaser shall have received a certificate signed by an authorized officer of (i) the Company as to the satisfaction of each of the conditions set forth in Section 7.02(a), Section 7.02(c), and Section 7.02(e), and (ii) Seller as to the satisfaction of each of the conditions set forth in Section 7.02(b) and Section 7.02(d).

(g) Estimated Closing Statement. Purchaser shall have received the Estimated Closing Statement pursuant to Section 2.03.

(h) Closing Deliverables. Purchaser shall have received each of the items described in Section 2.04(a).

(i) Spinout Agreement. The Spinout Agreement shall be in full force and effect and the transactions contemplated thereby shall have been consummated prior to or effective upon the Closing in accordance with the terms thereof.

(j) Indebtedness. All Indebtedness of the Company shall have been repaid in full or, upon payment of the Closing Indebtedness at Closing, will be repaid in full.

(k) Transition Services Agreement. The Transition Services Agreement shall be in full force and effect.

(l) Delivery of Assets/Data-Room. Except as otherwise provided in the Transition Services Agreement, the Company shall have in its possession or Seller shall have delivered or provided access to all books and records (including Tax returns) and other assets and property of the Company in the possession of Seller or any member of the Seller Group or under the control of Seller or any Affiliate of the Company (including [***]), including: (i) access to and control of the data-room utilized for the Acquisition and (ii) all documentation related to any Compound or any Product in its possession or control; provided, that any financial books and records shall be provided to Purchaser with any information of other members of the Seller Group redacted; provided, further, that any hard copy books and records shall be provided to Purchaser by international overnight courier, to be sent on the Closing Date for delivery promptly thereafter.

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(m) 280G Covenant. The Company shall have obtained the Parachute Payment Waivers and shall have solicited the 280G Stockholder Approval in a manner intended to comply with Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code of any Waived 280G Benefits and, in the absence of such 280G Stockholder Approval, none of those payments or benefits shall be paid, pursuant to the Parachute Payment Waivers.

Section 7.03 Conditions to Obligation of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction (or waiver by Seller, to the extent permitted by Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Purchaser set forth in Section 5.05 (Availability of Funds) shall be true and correct in all respects as of the date hereof and at the Closing as though made as of the Closing, (ii) the Purchaser Specified Representations other than the representations and warranties of Purchaser described in the foregoing clause (i) shall be true and correct (without giving effect to any “materiality” or “Purchaser Material Adverse Effect” qualifiers contained therein) in all material respects as of the date hereof and at the Closing as though made as of the Closing (except, in each case, to the extent that such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall be true and correct in all material respects as of such particular date), and (iii) the representations and warranties of Purchaser set forth in this Agreement other than the Purchaser Specified Representations shall be true and correct (without giving effect to any “materiality” or “Purchaser Material Adverse Effect” qualifiers contained therein) as of the date hereof and at the Closing as though made as of the Closing (except, in each case, to the extent that such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall be true and correct as of such particular date), except where the failure of such representations and warranties of Purchaser to be so true and correct would not have a Purchaser Material Adverse Effect.

(b) Performance of Obligations of Purchaser. Purchaser shall have performed or complied with or caused to be performed or complied with, in all material respects, those obligations and covenants required by this Agreement to be performed or complied with by Purchaser by the time of the Closing.

(c) Officer’s Certificate. Purchaser shall have delivered a certificate signed by an authorized officer of Purchaser as to the satisfaction of each of the conditions set forth in Section 7.03(a) and Section 7.03(b).

(d) Purchaser’s “Know-Your-Client” Requirements. Seller shall have received from Purchaser, at least five Business Days prior to the Closing Date, all applicable “know-your-client” requirements with respect to Purchaser and its nominated directors, which shall be reasonably satisfactory to the Registered Agent.

(e) Closing Deliverables. Purchaser shall have delivered each of the items described in Section 2.04(b).

Section 7.04 Frustration of Closing Conditions. Neither Purchaser nor Seller may rely on the failure of any condition set forth in this Article VII to be satisfied if the proximate cause of such failure was such Party’s or its Affiliates’ failure to materially comply with its agreements and obligations as set forth herein.

ARTICLE VIII

TERMINATION

Section 8.01 Termination. This Agreement may be terminated, and the Acquisition and the other Transactions abandoned at any time prior to the Closing as follows:

(a) by written consent of Seller and Purchaser;

(b) by either Seller or Purchaser:

(i) if consummation of the Transactions would violate any non-appealable, final, and permanent Judgment of any Governmental Entity having competent jurisdiction; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any Party whose failure to perform any of its obligations under this Agreement has been the cause of, or materially contributed to, the issuance of such non-appealable, final, and permanent Judgment; or

(ii) if the Closing does not occur on or prior to 11:59 p.m. Eastern time on [***], 2021 (the “End Date”); provided, however, that (A) the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to any Party whose failure to perform any of its obligations under this Agreement, including the obligations of such Party under Section 6.04, has been the cause of, or materially contributed to, the failure of the Closing to have occurred on or before the End Date and (B) neither Party shall have the right to terminate this Agreement pursuant to this Section 8.01(b)(ii) during the pendency of any Proceeding brought by the other Party for specific performance of this Agreement;

(c) by Purchaser, if the Company or Seller shall have breached or failed to perform any of their respective representations, warranties, covenants, or agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.01, Section 7.02(a), Section 7.02(b), Section 7.02(c), or Section 7.02(d) and (ii) cannot be cured by the Company or Seller, as applicable, by the third Business Day prior to the End Date, or, if capable of being cured by such date, shall not have commenced to have been cured by the earlier of (A) the 30th day following receipt by the Company of written notice of such breach or failure to perform from Purchaser stating Purchaser’s intention to terminate this Agreement pursuant to this Section 8.01(c) and the basis for such termination and (B) the third Business Day prior to the End Date; provided, however, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.01(c) if Purchaser is then in material breach of any of its representations, warranties, covenants, or other agreements contained in this Agreement; or

(d) by Seller, if Purchaser shall have breached or failed to perform any of its representations, warranties, covenants, or agreements contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.01, Section 7.03(a), Section 7.03(b), or Section 7.03(d) and cannot be cured by Purchaser by the third Business Day prior to the End Date, or if capable of being cured by such date, shall not have commenced to have been cured by the earlier of (i) the 30th day following receipt by Purchaser of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 8.01(d)(i) and the basis for such termination and (ii) the third Business Day prior to the End Date; provided, however, that Seller shall not have the right to terminate this Agreement pursuant to this Section 8.01(d)(i) if the Company or Seller is then in breach of any representations, warranties, covenants, or other agreements hereunder.

Section 8.02 Effect of Termination.

(a) In the event of termination by Seller or Purchaser pursuant to Section 8.01, written notice thereof shall forthwith be given to the other Party, specifying the provision hereof pursuant to which

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such termination is made, and this Agreement shall forthwith become null and void and of no further force and effect (other than the provisions of Section 6.03 (Confidentiality), Section 6.07 (Publicity), this Article VIII (Termination), Section 11.02 (No Third-Party Beneficiaries), Section 11.03 (Expenses), Section 11.04 (Notices), Section 11.05 (Disclosure Schedules), Section 11.08 (Governing Law), Section 11.09 (Jurisdiction), Section 11.11 (Service of Process), Section 11.12 (Waiver of Jury Trial), Section 11.13 (Amendments and Waivers), Section 11.15 (Joint Drafting), Section 11.16 (Counterparts; Electronic Transmission), Section 11.17 (Entire Agreement), and Section 11.18 (No Recourse), all of which shall survive termination of this Agreement), and there shall be no liability on the part of Purchaser, the Company, Seller or any of their respective Affiliates or Representatives, except (i) as liability may exist pursuant to the sections specified in this Section 8.02(a) that survive such termination and (ii) that no such termination shall relieve either Party from any liability arising out of Fraud or Willful Breach by such Party of any representation or warranty of such Party contained herein or any covenant or agreement of such Party contained herein prior to such termination or failure by such Party to consummate the Acquisition at the Closing.

(b) For the avoidance of doubt, if this Agreement is terminated, the Confidentiality Agreement shall remain in full force and effect, unless and until terminated in accordance with the terms and conditions set forth therein. If the Transactions are terminated as provided herein, as soon as practicable following the termination of this Agreement for any reason, but in no event more than 30 days after such termination, Purchaser and the Company shall, to the extent practicable, withdraw all filings, applications, and other submissions relating to the Transactions filed or submitted by or on behalf of such Party to any Governmental Entity or other Person.

ARTICLE IX

INDEMNIFICATION

Section 9.01 Survival.

(a) The representations and warranties of the Company, Seller, and Purchaser contained in this Agreement (other than the Company Specified Representations, Seller Specified Representations, and the Purchaser Specified Representations), and the right of the applicable Indemnified Party to be indemnified and held harmless with respect to a breach thereof or inaccuracy therein, shall survive the Closing and remain in full force and effect until the Escrow Termination Date, after which time such representations and warranties and the right of such Indemnified Party to be indemnified and held harmless with respect to a breach thereof or inaccuracy therein shall terminate; provided, however, that the Company Specified Representations, the Seller Specified Representations, and the Purchaser Specified Representations, and the right of the applicable Indemnified Party to be indemnified and held harmless with respect to a breach thereof or inaccuracy therein, shall survive the Closing and remain in full force and effect until 5:00 p.m. Pacific time on the [***] anniversary of the Closing Date, giving effect to any waiver or extension thereof; provided, further, that the Company Tax Representations, and the right of the Purchaser Indemnitees to be indemnified and held harmless with respect to a breach thereof or inaccuracy therein, shall survive the Closing and remain in full force and effect until 5:00 p.m. Pacific time on the [***], giving effect to any waiver or extension thereof.

(b) The covenants, agreements, and obligations of the Parties contained in this Agreement that are to be performed in their entirety prior to the Closing, and the right of the applicable Indemnified Party to be indemnified and held harmless with respect to a breach thereof, shall survive the Closing and remain in full force and effect until, and shall terminate at 5:00 p.m. Pacific time on, the date that is [***] months following the Closing Date.

(c) The covenants, agreements, and other obligations of the Parties contained in this Agreement that are to be performed in whole or in part after the Closing, and the right of the applicable

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Indemnified Party to be indemnified and held harmless with respect to a breach thereof, shall survive the Closing and remain in full force and effect until, and shall terminate at 5:00 p.m. Pacific time on, the date that is [***] following the date on which performance of such covenant, agreement, or other obligation is to be completed. Notwithstanding the foregoing, the covenants and agreements of the Parties contained in Article X of this Agreement shall survive the Closing and remain in full force and effect until 5:00 p.m. Pacific time on the 60th date after the expiration of the applicable statute of limitations, giving effect to any waiver or extension thereof.

(d) Any claim for indemnification pursuant to Section 9.02(g), and the right of the applicable Indemnified Party to be indemnified and held harmless with respect to a breach thereof, shall survive the Closing and remain in full force and effect until, and shall terminate at 5:00 p.m. Pacific time on, the date that is [***] years following the Closing Date.

(e) Notwithstanding the foregoing, any breach of or inaccuracy in any representation, warranty, covenant, or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences until such time as such claim is fully and finally resolved and payment in respect thereof, if any is required to be made under the terms of this Agreement, if, prior to such time, an Indemnified Party shall have delivered a Claim Notice or notice pursuant to Section 9.04(a) with respect to such breach to the Indemnifying Party.

Section 9.02 Indemnification of Purchaser. Subject to the provisions of this Article IX, from and after the Closing, Seller shall indemnify and hold harmless each of Purchaser and its Affiliates and each of their respective officers, directors, employees, stockholders, partners, members, agents, other representatives, successors, and permitted assigns (collectively, the “Purchaser Indemnitees”) from and against any and all losses, damages, costs, obligations, or expenses, including reasonable Third Party out-of-pocket legal fees and expenses and reasonable fees and expenses of other professionals and experts in connection with any Proceeding (collectively, “Losses”), asserted against, relating to, imposed upon, suffered, incurred, paid, or sustained by a Purchaser Indemnitee, to the extent arising or resulting directly or indirectly, and whether rising out of a Third Party claim or a direct claim, from any of the following:

(a) any breach of or inaccuracy in any representation or warranty of the Company or Seller contained in this Agreement (without giving effect to any amendment or supplement to the Company Disclosure Schedules made or purported to be made following the date hereof) or in any certificate delivered to Purchaser by or on behalf of the Company or Seller in connection herewith;

(b) any breach of any covenant of the Company or Seller contained in this Agreement or in any certificate delivered to Purchaser by or on behalf of the Company or Seller in connection herewith;

(c) any Excluded Assets or Excluded Liabilities, whether arising prior to, on, or after the Closing;

(d) any Pre-Closing Taxes (except to the extent such Taxes have been taken into account in the calculation of Closing Transaction Expenses or Closing Indebtedness as finally determined pursuant to Section 2.05);

(e) any claims by any alleged holder of any interest or security of the Company at any time at or prior to the Closing, relating to or arising out of (i) the Transaction or the Transaction Documents (including pursuant to a claim for breach of fiduciary duty) or (ii) such Person’s status or alleged status as an equity holder or owner of interests or securities in the Company;

(f) any inaccuracy in the amount or recipients of the Closing Transaction Expenses or Closing Indebtedness (provided, that no indemnification shall be available pursuant to this Section 9.02(f) if

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Purchaser has received a written notice as to any amount within the Closing Transaction Expenses or Closing Indebtedness as of the date of delivery of the Purchaser Closing Statement and Purchaser did not include such amount in the Purchaser Closing Statement, such that such amount was not taken into account in the calculation of the Adjustment Amount as finally determined pursuant to Section 2.05), any Contingent Payment Transaction Expenses, or any information set forth in the Payment Instructions; and

(g) any Fraud in connection with this Agreement and the Transactions.

Section 9.03 Indemnification of Seller. Subject to the provisions of this Article IX, from and after the Closing, Purchaser shall indemnify and hold harmless each of Seller and its Affiliates and each of their respective officers, directors, employees, stockholders, beneficiaries of the Trust (or any successor or permitted assign thereto), partners, members, agents, other representatives, successors, and permitted assigns (the “Seller Indemnitees”) from and against any and all Losses, asserted against, relating to, imposed upon, suffered, incurred, paid, or sustained by a Seller Indemnitee, to the extent arising or resulting directly or indirectly from any of the following:

(a) any breach of or inaccuracy in any representation or warranty of Purchaser contained in this Agreement or in any certificate delivered to the Company or Seller by or on behalf of Purchaser in connection herewith; and

(b) any breach of any covenant of Purchaser contained in this Agreement or in any certificate delivered to the Company or Seller by or on behalf of Purchaser in connection herewith.

Section 9.04 Indemnification Procedures.

(a) Third Party Claims. Subject to Section 10.02(d), if applicable, if any of the Purchaser Indemnitees or Seller Indemnitees (each, an “Indemnified Party”) receives written notice of the commencement of any Proceeding or the assertion of any Proceeding by a Third Party or the imposition of any claim, penalty or assessment for which indemnity may be sought under Section 9.02 or Section 9.03 (a “Third Party Claim”), and such Indemnified Party intends to seek indemnity pursuant to this Article IX, the Indemnified Party shall promptly provide the Indemnifying Party with written notice of such Third Party Claim, stating the nature, basis, and the amount thereof, to the extent known, along with copies of the relevant documents evidencing such Third Party Claim and the basis for indemnification sought. Failure of the Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party from its indemnification obligations hereunder, except to the extent that the Indemnifying Party is actually prejudiced thereby. All Third Party Claims properly set forth in a notice shall remain outstanding until such Losses claimed therein have been finally determined in accordance with the terms of this Article IX.

(i) The Indemnified Party shall have [***] from receipt of any such notice of a Third Party Claim to give written notice to assume and control the defense, appeal, or settlement proceedings thereof If notice to the effect set forth in the immediately preceding sentence is given by the Indemnified Party, the Indemnified Party shall have the right to assume and control the defense, appeal, or settlement proceedings against the Third Party Claim with counsel of its choice that is reasonably acceptable to the Indemnifying Party. So long as the Indemnified Party has assumed the defense, appeal, or settlement proceedings of the Third Party Claim in accordance herewith, (A) the Indemnified Party shall keep the Indemnifying Party reasonably informed of all material events related to such Third Party Claim, (B) the Indemnifying Party may retain separate co-counsel at its sole cost and expense and participate in, but not control, the defense, appeal, or settlement proceedings of the Third Party Claim, (C) the Indemnified Party shall consider in good faith recommendations made by the Indemnifying Party prior to settling or otherwise disposing of any of the same, (D) the Indemnified Party shall not admit to any wrongdoing by the Indemnifying Party, and (E) the Indemnified Party shall not settle or otherwise dispose of such Third Party Claim without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned, or delayed).

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As to any Third Party Claim with respect to which the Indemnified Party does not assume control of the defense, the Indemnifying Party may, [***] from receipt of any such notice of a Third Party Claim (or such earlier date on which the Indemnified Party gives notice to the Indemnifying Party that the Indemnified Party does not intend to assume control of the defense), assume and control the defense, appeal, or settlement proceedings thereof and thereafter (1) afford the Indemnified Party an opportunity to participate in such defense, at its cost and expense and, at the Indemnified Party’s election at its sole cost and expense, with the separate co-counsel of its choosing, (2) keep the Indemnified Party reasonably informed of all material events related to such Third Party Claim, (3) the Indemnifying Party shall consider in good faith recommendations made by the Indemnified Party prior to settling or otherwise disposing of any of the same, and (4) not settle or otherwise dispose of such Third Party Claim without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned, or delayed); provided, that where the Indemnifying Party is the Controlling Party, the Indemnifying Party shall have the right to settle any Third Party Claim solely for monetary losses for which the Indemnifying Party (x) is responsible for and pays 100% of the applicable Losses under this Article IX and (y) obtains a full written release of the Indemnified Party with respect to such Third Party Claim, in a form reasonably satisfactory to the Indemnified Party, and (5) not admit to any wrongdoing by the Indemnified Party.

(ii) The Parties shall act in good faith in responding to, defending against, settling, or otherwise dealing with Third Party Claims. The Parties shall also cooperate in any such defense, appeal, or settlement proceedings, and give each other reasonable access to all documents and information relevant thereto to the extent that receipt of such documents does not affect any privilege of the Party controlling the proceedings (the “Controlling Party”) and subject to execution by the other party (the “Non-Controlling Party”) of the Controlling Party’s standard non-disclosure agreement to the extent that such materials contain confidential or proprietary information.

(b) Access to Records for Third Party Claims. The Non-Controlling Party shall make available to the Controlling Party all books, records, and other documents and materials that are under the direct control of the Controlling Party and its controlled Affiliates or its Representatives and that the Controlling Party reasonably considers necessary for the defense of such matter, and cooperate in all reasonable ways with, and make its Representatives reasonably available or otherwise render reasonable assistance to, the Controlling Party and its Representatives, as applicable. The Parties agree that under this Section 9.04(b) and Section 9.04(c), any access by either Party to privileged communications of the other Party does not break any applicable privilege and shall be deemed to be part of a common legal interest, including the common interest privilege, joint defense privilege, or other applicable privilege preserving such common legal interest, such that privilege would not be waived by such access, and that both Seller and its Affiliates and Purchaser and its Affiliates may assert privilege to prevent the disclosure of communications among Purchaser, Seller and their respective Representatives with respect to the negotiation, documentation, and consummation of the transactions contemplated by this Agreement or dispute arising under this Agreement to any Third Party.

(c) Other Claims.

(i) As soon as reasonably practicable, but in no event later than [***] after an Indemnified Party becomes aware of any claim (a “Direct Claim”) that does not involve a Third Party Claim that might result in Losses for which such Indemnified Party may be entitled to indemnification under this Article IX, the Indemnified Party shall provide written notice (a “Claim Notice”) to the Indemnifying Party stating: the nature, basis, the amount thereof (to the extent known or estimated, which amount shall not be conclusive of the final amount of such Direct Claim), the method of computation thereof (to the extent known or estimated) and, to the extent practicable, any other material details pertaining thereto, along with copies of the relevant documents evidencing such Direct Claim and the basis for indemnification sought. Failure of the Indemnified Party to give such Claim Notice as provided herein shall not relieve the Indemnifying Party from its indemnification obligations hereunder, except to the extent that (A) the Indemnifying Party is actually

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prejudiced thereby or (B) such Claim Notice is not delivered prior to the expiration of the applicable survival period set forth in Section 9.01. All Direct Claims properly set forth in a Claim Notice shall remain outstanding until such Losses provided for therein have been finally determined in accordance with the terms of this Article IX.

(ii) Following receipt of a Claim Notice from an Indemnified Party, the Indemnifying Party shall have [***] to make such investigation of the Direct Claim as the Indemnifying Party reasonably deems necessary or desirable. For the purposes of such investigation, the Indemnified Party agrees to make available to the Indemnifying Party or its Representatives the information relied upon by the Indemnified Party to substantiate the Direct Claim and all other information in the Indemnified Party’s possession or under the Indemnified Party’s (or its controlled Affiliates’) direct control that the Indemnifying Party reasonably requests.

(iii) Within such [***] period, an Indemnifying Party may object to the Direct Claim by delivering written notice to the Indemnified Party of the Indemnifying Party’s objection (an “Indemnification Objection Notice”). Such Indemnification Objection Notice must describe the grounds for such objection in reasonable detail. If an Indemnification Objection Notice is not delivered by the Indemnifying Party to the Indemnified Party within [***] after receipt by the Indemnifying Party of the Claim Notice (the “Indemnification Objection Period”), such failure to so object shall be an acknowledgment by the Indemnifying Party that the Indemnified Party is entitled to indemnification under Article IX for the Losses set forth in such Claim Notice to the extent not excluded from indemnification pursuant to Section 9.05 or limited pursuant to Section 11.06 and, without further notice, to have stipulated to the entry of a final judgment for the Losses against the Indemnifying Party for such amount in any court having jurisdiction over the matter where venue is proper.

(iv) If an Indemnifying Party delivers an Indemnification Objection Notice during the Indemnification Objection Period, the Indemnified Party shall have [***] after its receipt of the Indemnification Objection Notice to respond in a written statement to such objection. If, after such [***] period, there remains a dispute as to any claims, the Indemnifying Party and the Indemnified Party shall attempt in good faith for [***] (or any mutually agreed upon extension thereof) thereafter to agree in writing upon the rights of the respective Parties with respect to each of such claims. If no such written agreement can be reached after good faith negotiation, each of the Indemnifying Party and the Indemnified Party shall have the right to commence arbitration in accordance with Section 9.04(d) at any time after the expiration of the [***] period (or any mutually agreed upon extension thereof) for good faith negotiations.

(v) Notwithstanding anything to the contrary (express or implied) herein, the procedures in this Section 9.04(c) shall not apply to the determination of any Adjustment Amount, which shall be governed solely by Section 2.05.

(d) Arbitration. Any dispute arising out of, relating to or in connection with this Article IX, including any claim for indemnification pursuant to this Article IX, the determination of the scope and applicability of this agreement to arbitrate, or disputes concerning the propriety of the commencement of the arbitration, (an “Arbitrable Dispute”) shall be finally settled by binding arbitration, and either the Indemnifying Party or the Indemnified Party may commence arbitration Proceedings in accordance with this Section 9.04(d) and shall give written notice to that effect to the other Party. Notwithstanding Section 11.09, the following shall be the exclusive procedure for resolving any Arbitrable Dispute:

(i) The arbitration shall be seated in New York, New York and shall be administered by the International Centre for Dispute Resolution of the American Arbitration Association (“AAA”) in accordance with its International Arbitration Rules (the “Arbitration Rules”) in effect at the time of the arbitration, except as they may be modified herein or by agreement of the Parties. The language of the arbitration shall be English. The arbitrators shall have the authority to grant any legal or equitable remedies

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that would be available if any judicial proceeding were instituted to resolve an Arbitrable Dispute. Notwithstanding the foregoing, neither Party shall be precluded from seeking provisional, interim or injunctive relief in any forum of competent jurisdiction, and such action shall not be incompatible with the agreement to arbitrate contained herein or the availability of interim measures of protection under the Arbitration Rules. The existence and contents of such arbitration and the terms of the Arbitrable Dispute shall be kept confidential by the Parties; provided, however, that such Parties may discuss the arbitration with those of their Representatives and Affiliates who agree to keep the existence of such arbitration and the terms of such Arbitrable Dispute confidential; and except (A) to the extent that disclosure may be required of Party to fulfill a legal duty, protect or pursue a legal right, or enforce or challenge an award, (B) with the consent of all Parties, (C) where such information is already in the public domain other than as a result of the breach of this provision, (D) where needed for the preparation or presentation of a claim or defense in this arbitration, or (E) by order of the arbitration panel upon application of a Party.

(ii) The arbitration shall be conducted by a panel of three arbitrators appointed in the following manner: each Party shall, within [***] after the commencement of the arbitration Proceedings, appoint an arbitrator, and such arbitrators shall together, within [***] of the second arbitrator’s appointment, and in consultation with the Parties, appoint a third arbitrator as the chair of the arbitration panel. If any of the three arbitrators are not appointed within the time prescribed above, then AAA shall appoint the arbitrator(s) in accordance with the Arbitration Rules.

(iii) All arbitrators shall be independent and impartial. No arbitrator shall have any past or current family, business, or other relationship with the Company, Seller, Purchaser, other Indemnified Party, or any of their respective Affiliates unless, following full disclosure of all such relationships, the parties to the Arbitrable Dispute agree in writing to waive such requirement with respect to the arbitrator in connection with such dispute.

(iv) The arbitrators shall render a reasoned award, and (A) shall include the amount of the award to the Indemnified Party, if any, (B) shall be furnished to Purchaser and Seller in writing, (C) shall constitute a final, non-appealable, and conclusive determination of the issue(s) in question, and (D) shall be binding upon Purchaser and Seller.

(v) The Indemnified Party and the Indemnifying Party agree to act in good faith to promptly exchange a reasonable number of relevant non-privileged documents. The arbitrators shall be guided by the IBA Rules on the Taking of Evidence in International Arbitration (2010) in matters related to disclosure of information and the exchange of documents.

(vi) The Indemnified Party and the Indemnifying Party shall each pay 50% of the arbitrators’ and arbitration institution’s initial fees and costs in any such arbitration and 50% of the costs of transcripts and other normal and regular administrative expenses of the arbitration Proceedings; provided, however, that (A) the prevailing party in any arbitration shall be entitled to an award of reasonable attorneys’ fees and costs and (B) all costs of arbitration, other than those provided for above, shall be paid by the losing party, and the arbitrators shall be authorized to determine the identity of the prevailing party and the losing party. Each Party shall continue to perform its obligations under this Agreement pending final resolution of any dispute resolution procedure.

(vii) The arbitrators chosen in accordance with these provisions shall not have the power to alter, amend, or otherwise affect the terms of these arbitration provisions or any other provisions contained in this Section 9.04 or elsewhere in this Agreement.

(viii) Upon receipt of an arbitral award in accordance with this Section 9.04 then, subject in each case to the limitations contained in Section 9.05, Seller or Purchaser, as applicable, shall, within 10 Business Days following receipt of the award of the arbitration panel (or such shorter period as may

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be set forth in such award), pay any amounts awarded thereunder to the other Party. Judgment on the award may be entered in any court of competent jurisdiction.

Section 9.05 Limitations on Indemnification. Notwithstanding anything to the contrary contained in this Agreement:

(a) no Purchaser Indemnitee shall be entitled to any indemnification for any claim for indemnification pursuant to Section 9.02(a) unless the aggregate liability for Losses suffered by the Purchaser Indemnitees thereunder exceeds $[***] (the “Deductible”), at which point the Purchaser Indemnitees shall be entitled to recover only such Losses to the extent that the amount of such Losses exceed the Deductible; provided, that any individual claims (or in the case of claims arising out of the same facts, events, or circumstances, such claims in the aggregate) where the Losses relating thereto are less than $[***] (the “Mini-Basket”) shall be excluded and shall not be subject to indemnification under Section 9.02(a) and shall not be taken into account in determining whether the Deductible has been met or exceeded; and provided, further, that the Deductible and the Mini-Basket shall not apply to claims for indemnification based upon Fraud or in respect of breaches of, or inaccuracies in, any of the Seller Specified Representations, Company Specified Representations, or Company Tax Representations;

(b) other than with respect to claims based upon Fraud, no Purchaser Indemnitee shall be entitled to any indemnification pursuant to Section 9.02(a) to the extent such Losses exceed the Escrow Fund, plus an amount equal to [***]% of any Milestone Payments earned under this Agreement; provided, that the foregoing limitation shall not apply to claims for indemnification in respect of breaches of, or inaccuracies in, any of the Seller Specified Representations, Company Specified Representations, Company Tax Representations, or Company IP Representations;

(c) other than with respect to claims arising out of or relating to Section 9.02(g), no Purchaser Indemnitee shall be entitled to any indemnification for any claim for indemnification pursuant to Section 9.02(a) with respect to Company IP Representations to the extent that such Losses exceed the Escrow Fund, plus an amount equal to [***]% of the Milestone Payments earned under this Agreement;

(d) other than with respect to claims based upon Seller’s breach of its obligations under Section 6.03 or claims arising out of or relating to Section 9.02(g), no Purchaser Indemnitee shall be entitled to any indemnification hereunder to the extent that such Losses exceed the aggregate amount of the Closing Payment, plus an amount equal to [***]% of the Milestone Payments earned under this Agreement;

(e) no Seller Indemnitee shall be entitled to any indemnification for any claim for indemnification pursuant to Section 9.03 to the extent that such Losses exceed the aggregate amount of the Closing Payment and, if applicable, any Contingent Payments earned under this Agreement;

(f) no Party shall have any liability for an otherwise indemnifiable Loss that is contingent unless and until such contingent Loss becomes an actual Loss of the Indemnified Party and is due and payable;

(g) in determining the amount of any indemnifiable Losses in respect of the inaccuracy in or breach of any representation or warranty as of any particular date (but not the inaccuracy in or breach of such representation or warranty), “material,” “Material Adverse Effect” or similar materiality qualifiers limiting the scope of such representation or warranty shall be disregarded;

(h) no Purchaser Indemnitee or Seller Indemnitee shall be entitled to double recovery for any indemnifiable Losses even though such Losses may be recoverable under more than one provision of this Agreement, and, notwithstanding anything herein to the contrary, no Purchaser Indemnitee shall have any right to indemnification for any matter to the extent (i) the amount of such matter was included in the Closing

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Indebtedness, the Closing Transaction Expenses, or the Closing Current Liabilities, and (ii) such amount was deducted for purposes of calculating the Closing Payment, each as finally determined pursuant to Section 2.05;

(i) the rights to indemnification provided under this Article IX shall not be affected by any knowledge acquired (or capable of being acquired) by Purchaser at any time (whether before or after the Closing), with respect to any breach of or inaccuracy in, or compliance with, any of the representations, warranties, or covenants of Seller or the Company contained in this Agreement (as qualified by the Company Disclosure Schedule);

(j) no Party shall be entitled to any claim for indemnification pursuant to Section 9.02(a) or Section 9.03(a) to the extent arising from (i) a change in accounting or taxation Law, policy, or practice made after the Closing, other than a change required to comply with any Law, policy, or practice in effect on the date hereof, or (ii) any Law not in force on the date hereof or any change in Law which takes effect retroactively or occurs as a result of any increase in the rates of taxation in force on the date hereof;

(k) the waiver of any condition to the Closing based on the accuracy of any representation or warranty or on the performance of or compliance with any covenant or agreement shall not be deemed a waiver of the right to indemnification under this Article IX with respect to such representation or warranty, covenant, agreement or obligation; and

(l) no Purchaser Indemnitees, nor any of their Affiliates, shall have any right to indemnification under this Agreement with respect to, or based on, Taxes to the extent such Taxes (i) are attributable to any Tax period other than a Tax period (or portion of a Straddle Period) ending on or before the Closing Date, excluding the representations and warranties made in Section 4.11(e), Section 4.11(h), Section 4.11(i), or Section 4.11(j), but only for as long as the statute of limitations for any Pre-Closing Taxes are open, (ii) are due to the unavailability in any Tax period (or portions thereof) beginning after the Closing Date of any net operating losses, credits, or other Tax attributes from a Tax period (or portion thereof) ending on or before the Closing Date, (iii) result from any transactions or actions taken by the Purchaser Indemnitees or any of their Affiliates after the Closing on the Closing Date, or (iv) were already taken into account in the calculation of any payment by Seller under this Agreement, including Indebtedness or Transaction Expenses, in each case as finally determined hereunder.

Section 9.06 Calculation of Indemnity Payments.

(a) The amount of any Loss for which indemnification is provided under this Article IX shall be reduced by (i) any amounts recovered by the Indemnified Party under insurance policies with respect to such Loss (net of reasonable costs and expenses actually incurred in recovering such insurance proceeds with respect to such Loss), provided that the Indemnified Party shall be under no obligation to pursue recovery under any insurance policies, and (ii) any net Tax benefit actually realized by the Indemnified Party in the Tax year that the Loss occurs and immediately succeeding [***] Tax years (“Tax Benefit”). Such Tax Benefit shall be paid over to the Indemnifying Party (to the extent such Tax Benefit does not offset a claim) within 30 days after the end of the relevant Tax period in which such Tax Benefit was realized. Together with the payment described in the immediately preceding sentence, the Indemnified Party shall submit to the Indemnifying Party a certification signed by the Indemnified Party’s tax return preparer certifying that the amount of the Tax Benefit paid for the relevant Tax year is accurate and to the extent known whether future Tax Benefits are expected and the amounts thereof.

(b) If an Indemnified Party recovers an amount from a Third Party in respect of Losses that are the subject of indemnification hereunder, then the Indemnified Party shall provide prompt notice to the Indemnifying Party of such amount and a description of the basis for the payment of such amount by the Third Party. After any portion of any Losses have been paid by an Indemnifying Party pursuant to this Article IX,

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then the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i)(A) the amount paid by the Indemnifying Party in respect of such Losses plus (B) the amount received by the Indemnified Party from any Third Party in respect thereof, over (ii) the full amount of the Losses.

Section 9.07 Exclusive Remedy. From and after the Closing, except for Fraud claims under the Transaction Documents other than this Agreement and claims pursuant to Section 2.05, the Parties’ sole and exclusive remedy with respect to any and all claims relating to this Agreement shall be pursuant to the indemnification provisions set forth in this Article IX and the remedies in Section 11.14. Notwithstanding anything to the contrary contained in this Agreement, no breach of any representation, warranty, covenant, or agreement contained herein shall give rise to any right on the part of Purchaser, on the one hand, or Seller, on the other hand, after the consummation of the Transactions, to rescind this Agreement or any of the Transactions.

Section 9.08 Tax Treatment of Indemnification. Any payments made to an Indemnified Party pursuant to any indemnification obligations under this Article IX shall be treated as adjustments to the Closing Payment for Tax purposes and such agreed treatment shall govern for purposes of this Agreement, unless otherwise required by applicable Law.

Section 9.09 Escrow Amount Deposit. At the Closing, Purchaser shall, on behalf of Seller, deposit into the account established by the Escrow Agent pursuant to the Escrow Agreement the Escrow Amount, as contribution to the Escrow Fund, for the purpose of securing the Purchaser Indemnitees’ indemnification under this Article IX, which shall be governed under the terms set forth in this Agreement and in the Escrow Agreement. The Parties agree that for Tax purposes, Purchaser shall be the owner of any cash in the Escrow Fund, that all interest on or other taxable income, if any, earned from the investment of such cash pursuant to this Agreement or the Escrow Agreement shall be treated for Tax purposes as earned by Purchaser, and that no Taxes due on any interest earned thereon shall by paid from the Escrow Fund, including by virtue of withholding Taxes by the Escrow Agent.

Section 9.10 Right to Satisfy Indemnification Claims by Reducing Contingent Payments; Order of Recovery.

(a) Subject to Section 9.10(c), Purchaser is expressly authorized, but not obligated, to set off up to [***]% of any Losses for which Purchaser Indemnitee is entitled to indemnification hereunder (subject to the limitations set forth in this Article IX), following final resolution of the claims set forth in any Claim Notice or notice delivered pursuant to Section 9.04(a), against any Contingent Payment or any other payments to be made to Seller following the Closing.

(b) Notwithstanding Section 2.05, if at the time any Contingent Payment is due and payable there shall be any outstanding Claim Notice or notice delivered pursuant to Section 9.04(a), the amount of Losses with respect to which shall not have been finally determined in accordance with this Article IX, then Purchaser shall be entitled, but not obligated, to withhold from such Contingent Payment the amount of Losses that Purchaser Indemnitee reasonably estimates in good faith to be subject to such notice. If the amount of Losses for such notice, if any, is finally determined in accordance with this Article IX to be less than the amount withheld from such Contingent Payment, then Purchaser shall promptly, and in any event within five Business Days following the final determination of the amount of such Losses, deliver the applicable difference corresponding to the applicable portion of the Contingent Payment to Seller pursuant to Section 2.08 plus interest thereon at the Prime Rate plus [***]%; provided, however, if Seller can demonstrate that Purchaser has withheld such amounts in bad faith, then the interest rate payable shall be the Late Payment Interest Rate. If the amount of Losses for such claim, if any, is finally determined in accordance with this Article IX to exceed the amount by which such Contingent Payment was reduced for such claim, then the Purchaser Indemnitees shall continue to be entitled to indemnification for the amount of such excess, subject to the terms and conditions of this Article IX.

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(c) In the event the Purchaser Indemnitees are entitled to indemnification hereunder, the Purchaser Indemnitees shall seek recovery (i) from the Escrow Fund, to the extent of the Escrow Amount then remaining, (ii) after the Escrow Fund is exhausted or released, by offset against any Contingent Payment that is due and payable, in accordance with Section 9.10(a) and Section 9.10(b), and (iii) only following exhaustion of such other recourse under (i) and (ii), directly against Seller or any future Contingent Payment in accordance with Section 9.10.

Section 9.11 Manner of Payment; Escrow Fund Releases.

(a) The Escrow Fund shall be available to indemnify, compensate, and reimburse the Purchaser Indemnitees for any Losses for which they entitled to recover in accordance with the terms of this Article IX, by release of funds to the Purchaser Indemnitees from the Escrow Fund by the Escrow Agent pursuant to the procedures set forth in the Escrow Agreement.

(b) On the Escrow Termination Date, the Escrow Amount then remaining in the Escrow Fund (the “Escrow Release Amount”) shall promptly be delivered to Seller in accordance with the Escrow Agreement; provided, that the Escrow Fund shall not terminate with respect to any amount, which, in the reasonable and good faith judgment of Purchaser is necessary to satisfy any unsatisfied claims specified in any Claim Notice or notice delivered pursuant to Section 9.04(a) or Article X, of which a copy has been provided to the Escrow Agent on or prior to the Escrow Termination Date. As soon as any such claims have been resolved, Purchaser and Seller shall promptly instruct the Escrow Agent to deliver the remaining portion of the Escrow Fund to Seller pursuant to the terms and conditions of the Escrow Agreement.

ARTICLE X

TAX MATTERS

Section 10.01 Tax Covenants.

(a) Transfer Taxes. Any Transfer Taxes imposed on either of Purchaser or Seller or any of their Affiliates, including third parties acting as agents or intermediaries, by reason of being treated for Swiss stamp duty Tax Law purposes as a “Swiss securities dealer” shall be borne [***] under applicable Swiss Law. All other Transfer Taxes shall be borne [***]. Each of Seller and the Company shall cooperate in timely submitting all Tax Returns required to be filed in respect of Transfer Taxes. The Seller, Company, or Purchaser, as applicable, shall execute and deliver all instruments and certificates necessary to enable the other to comply with any filing requirements relating to any such Transfer Taxes.

(b) Purchaser Tax Act. Purchaser covenants that it shall not commit, and shall not cause or permit the Company or any of Purchaser’s Affiliates to commit, any Purchaser Tax Act; provided, however, if Purchaser obtains a Tax ruling or similar agreement from all required Taxing Authorities concluding, to the satisfaction of the Seller, that there will be no increase in Pre-Closing Taxes or other adverse impact on the Seller including resulting in the Seller having to indemnify the Purchaser under the terms of this Agreement as a result of Purchaser taking any action described in clauses (a)(i) and (a)(ii) of the definition of Purchaser Tax Act, then Purchaser shall be entitled to take such action, but only to the extent that all required Taxing Authorities have determined that such action will not give rise to any Pre-Closing Taxes or other adverse impact to Seller as contemplated herein. Purchaser shall, at its expense, (i) prepare any ruling or application described in this Section 10.01(b), (ii) submit said ruling to Seller and its representative a reasonable period of time prior to filing or submitting the ruling or application to a Taxing Authority, and (iii) reflect any reasonable comments provided by Seller in the submission or filing made to the Taxing Authority.

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(c) Tax Agreements. Any and all Tax allocation or Tax sharing agreements between the Company, on the one hand, and any other Person, on the other, shall be terminated as of the Closing Date and, from and after the Closing Date, the Company shall not be obligated to make any payment pursuant to any such agreement for any past or future period.

(d) Redomicile or Liquidation Event. Notwithstanding anything to the contrary herein, in the event that Purchaser [***], Purchaser shall be responsible for, and shall indemnify, defend, and hold harmless the Seller Indemnitees from (i) [***] or (ii) [***] (“Redomicile Taxes”).

(e) Cantonal Tax Ruling. Seller shall use commercially reasonable efforts to apply for and seek to obtain from the [***] canton Tax Authorities a ruling, confirming that [***] (the “Cantonal Tax Ruling”). Seller shall provide a copy of the draft Cantonal Tax Ruling to Purchaser for Purchaser’s review and comment prior to submission and consider in good faith any comments provided by Purchaser. Seller shall promptly provide Purchaser with a copy of the final Cantonal Tax Ruling when received. If at any time following the Closing Date, a party is provided with written notification by any Taxing Authority, including without limitation, any Swiss federal or cantonal Taxing Authority, that a determination was made contrary to the request in the Cantonal Tax Ruling, such party shall promptly and within five days notify the other party of such determination and provide a copy of any written notification or other documents sent by the Taxing Authority. Notwithstanding any provision to the contrary in this Agreement, Seller shall control any Tax matter with respect to the Cantonal Tax Ruling (regardless of whether the matter or correspondence with the Taxing Authority is contentious) (the “Cantonal Tax Ruling Contest”), including, any determination made contrary to the request in the Cantonal Tax Ruling, and all related correspondence, actions, defense, and settlement involving a Taxing Authority with respect to such Cantonal Tax Ruling Contest. Purchaser shall cooperate with Seller in accordance with Section 10.02(c)with respect to any Cantonal Tax Ruling Contest, including by granting any power of attorney or similar document required for Seller to control the defense of any Cantonal Tax Ruling Contest. Notwithstanding anything to the contrary hereunder, and once a final determination that is non-appealable is made with respect to any Cantonal Tax Ruling Contest, Seller shall notify Purchaser of any adjustment to the Closing Payment pursuant to this Agreement. To the extent of any inconsistency between the provisions of this Section 10.01(e) and Section 10.02(d) or Section 9.04, this Section 10.01(e) shall control in all respects with respect to any Cantonal Tax Ruling Contest.

Section 10.02 Tax Filings and Other Tax Matters.

(a) Preparation of Tax Returns.

(i) The Company shall prepare and timely file (or cause to be prepared and timely filed), all Tax Returns that are required to be filed by the Company on or before the Closing Date, and shall pay, or cause to be paid, all Taxes of the Company due on or before the Closing Date. All such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company with respect to such items, except as otherwise required by applicable Law. At least 15 days prior to filing any such Tax Return that is an income or other material Tax Return, the Company shall submit a copy of each such Tax Return to Purchaser for Purchaser’s review and comment and shall consider in good faith any comments timely received from Purchaser.

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(ii) Purchaser shall prepare and timely file (or cause to be prepared and timely filed), all Tax Returns for Pre-Closing Tax Periods or Straddle Tax Periods that are required to be filed after the Closing Date and shall timely pay, or cause to be paid, all Taxes shown as due thereon. All such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company with respect to such items, except as otherwise required by applicable Law. At least 30 days prior to filing any such Tax Return, the Purchaser shall submit a copy of each such Tax Return to Seller for Seller’s review and approval. Purchaser shall accept all comments submitted in writing by Seller on the final draft of the relevant Tax Return filed with the relevant Taxing Authority for all Tax Returns for Tax periods ending on or prior to the Closing Date. With respect to Straddle Period Tax Returns, to the extent Seller provides comments to said Tax Returns as contemplated herein and Purchaser disagrees with any Seller comments, the parties shall negotiate in good faith to resolve any such dispute and if unable to do so, either party may submit the dispute for resolution to a mutually agreed upon internationally recognized accounting firm (“Tax Arbitrator”). The fees for the Tax Arbitrator shall be shared equally between the parties. To the extent that a Straddle Period Tax Return must be filed prior to the resolution of the Tax Arbitrator, it shall be so filed reflecting Seller’s position with respect to the Spinout Tax Treatment and consistent in all respects with the Cantonal Tax Ruling. The Tax Arbitrator’s decision shall be final and binding on the parties and reflected on the final Straddle Period Tax Return, including any re-filed or amended Tax Return that must be filed to reflect the determination of the Tax Arbitrator.

(b) Straddle Tax Period Allocation. In the case of any Straddle Tax Period, the amount of any Taxes based on or measured by income, sales, use, receipts, or other similar items of the Company for the Pre-Closing Tax Period or Post-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of any other Taxes of the Company for a Straddle Tax Period that relate to the Pre-Closing Tax Period shall be the amount of such Tax for the entire Straddle Tax Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Tax Period ending on the Closing Date and the denominator of which is the number of days in the Straddle Tax Period (with the remaining amount of such Taxes for such Straddle Tax Period allocable to the Post-Closing Tax Period).

(c) Cooperation. Seller and Purchaser shall, and shall cause their respective Affiliates and Representatives to, reasonably cooperate (i) in preparing and filing all Tax Returns of the Company and (ii) with respect to any pending or threatened audit, assessment, Tax Contest, or other Proceeding with respect thereto or to Taxes owed by the Company. Such cooperation shall include maintaining and making available to each other all records necessary in connection with Taxes and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder at the expense of the requesting Party. Purchaser, the Company, and Seller shall, and shall cause each of its Affiliates (including the Company) to, (A) properly retain and maintain all books and records with respect to Tax matters pertinent to the Company until the expiration of the applicable statute of limitations (and, to the extent notified by Purchaser, any extensions thereof) and (B) allow the other Parties and their respective Affiliates and Representatives, at times and dates mutually acceptable to the Parties, to inspect, review, and make copies of such records as may be necessary or appropriate from time to time, such activities to be conducted during normal business hours and at the expense of the requesting Party. Purchaser and Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other person as may be necessary to mitigate, reduce, or eliminate any Tax of the Company or Purchaser that could be imposed (including, with respect to the Transactions). Without limiting the foregoing, Purchaser shall, or shall the cause the Company to, as applicable, grant Seller any power of attorney or similar document (and prepare and execute any required documentation relating thereto) under applicable Law that is required to carry out the intent of this Section 10.02(c), with regard to the Cantonal Tax Ruling, or Tax Contest for which Seller has the right to control pursuant to Section 10.02(d).

(d) Tax Contests. Notwithstanding anything to the contrary in Section 9.04 and subject to Section 10.01(e), if any claim or demand for Taxes is asserted or made for which Seller may be liable to indemnify Purchaser or any of its Affiliates under this Agreement, including for any Tax matter relating to the Spinout Tax Treatment (“Tax Contest”), Purchaser shall notify Seller of such Tax Contest within five Business Days of receipt thereof (provided, that no failure or delay of Purchaser in providing such notice shall reduce or otherwise affect the obligations of Seller pursuant to this Agreement, except to the extent that Seller is materially and adversely prejudiced as a result of such failure or delay). Purchaser shall control any Tax Contest; provided, that (i) Seller shall have the right to participate in any such Tax Contest at the Seller’s sole cost and expense, (ii) Purchaser shall keep the Seller regularly informed of the conduct of said Tax Contest, (iii) Purchaser shall provide Seller with all documents, correspondence, worksheets, or similar items relating to the Tax Contest, and (iv) Purchaser shall not settle such Tax Contest without Seller’s consent (which consent shall not be unreasonably withheld, conditioned, or delayed).

(e) Refunds and Credits. Any refund or credit of Taxes relating to the Company for any Pre-Closing Tax Period including any interest thereon shall be for the account of Seller. Purchaser shall pay to Seller the amount of any such refund or credit and any interest thereon (net of any reasonable out of pocket costs or expenses incurred in obtaining such refund or credit) within 10 days of actual receipt of such Tax refund or credit thereof, as applicable. Purchaser shall, if Seller so requests and at the Seller’s expense, take commercially reasonable efforts to file for, obtain, or cause the Company to file for and obtain any refunds or credits to which Seller is entitled under this Section 10.02(e). Purchaser shall control the prosecution of any such refund claim; provided, that (i) Seller shall have the right to participate in any such refund claim at Seller’s sole cost and expense, (ii) Purchaser shall keep the Seller regularly informed of the conduct of such refund claim, (iii) Purchaser shall provide Seller with all documents, correspondence, worksheets or similar items relating to such refund claim, and (iv) Purchaser shall not settle such refund claim without Seller’s consent (which consent shall not be unreasonably withheld, conditioned, or delayed). If the Company as of the Closing Date has paid (or has caused to be paid) estimated Taxes for any Pre-Closing Tax Period or Straddle Tax Period (including any overestimated Taxes included in Indebtedness or Transaction Expenses) in excess of the amount ultimately determined to be due for the portion of such Tax Period ending on the Closing Date in the case of a Straddle Tax Period, Purchaser shall promptly refund the portion of such excess payment paid by Seller (and in the case of a Straddle Tax Period as calculated pursuant to Section 10.02(b) to Seller).

ARTICLE XI

MISCELLANEOUS

Section 11.01 Assignment. This Agreement may not be assigned by any of the Parties, including in connection with a merger, consolidation, sale of substantially all of the assets of such Party, or otherwise by operation of Law, without the prior written consent of, in the case of a proposed assignment by Purchaser, the Company and Seller, and in the case of a proposed assignment by the Company or Seller, Purchaser; provided, however, that, at any time following the Closing, (a) Purchaser may assign this Agreement to any of its Affiliates, (b) Purchaser may assign this Agreement as a whole without such consent in connection with the acquisition (whether by merger, consolidation, sale, or otherwise) of Purchaser or that part of Purchaser’s business to which this Agreement relates; provided, that Purchaser complies with Section 2.07(d)(v), and such acquiror expressly agrees in writing to assume all of Purchaser’s obligations hereunder, and (c) [***], and (d) [***]; provided, that such assignee expressly agrees in writing to assume all of Seller’s obligations hereunder. Subject to the prior sentence of this Section 11.01, this Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns (and any successive successors and assigns). In the event of any assignment of this Agreement for which the prior written consent

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of the other Party is not required pursuant to this Section 11.01, the Party making such assignment shall provide the other Party with prompt written notice thereof (no later than five Business Days after the effectiveness of such assignment). Any attempted assignment or transfer in violation of this Section 11.01 or Section 2.06(k) shall be null and void.

Section 11.02 No Third-Party Beneficiaries. Except as provided in Section 6.13 (with respect to Company Indemnitees) and Article IX (with respect to the Indemnified Parties), this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such successors and permitted assigns, any legal or equitable rights hereunder.

Section 11.03 Expenses. Regardless of whether the Closing occurs, each of the Parties shall pay its own legal, investment banking, accounting, and other fees and expenses incurred in connection with the preparation, execution, and delivery of this Agreement and all documents and instruments executed pursuant hereto and the consummation of the Transactions and any other costs and expenses incurred by such Party, except (a) that all filing fees payable under or pursuant to the HSR Act, any other applicable Antitrust Laws, or any other applicable Law that are necessary for the consummation of the Transactions shall be paid by Purchaser, and (b) as otherwise expressly set forth herein.

Section 11.04 Notices. Any notice, request, demand, waiver, consent, approval, or other communication permitted or required under this Agreement (each, a “Notice”) shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered (i) by hand or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in this Section 11.04 or to such other address as the Party to whom notice is to be given may have provided to the other Party at least 10 days prior to such address taking effect in accordance with this Section 11.04 or (ii) via electronic mail to the Parties at their respective e-mail address specified in this Section 11.04 or to such other e-mail address as the Party to whom notice is to be given may have provided to the other Parties at least 10 days prior to such address taking effect in accordance with this Section 11.04, provided, that any notice delivered pursuant to this clause (ii) shall be effective only if promptly (within one Business Day) followed by notice pursuant to clause (i). Such Notice shall be deemed to have been given (a) as of the date delivered by hand or internationally recognized overnight delivery service or (b) upon transmission, if sent by electronic transmission (with receipt verified by electronic confirmation); provided, that any notice received at the addressee’s location on any Business Day after 5:00 p.m., local time shall be deemed to have been received at 9:00 a.m., local time on the next Business Day.

(a)     if to the Company (prior to the Closing), to:

Orphan Technologies Limited

Zürcherstrasse 19, CH-8640 Rapperswil

Switzerland

Attention: CEO

with copies (which shall not constitute notice) to:

Hogan Lovells US LLP

100 International Drive

Suite 2000

Baltimore, MD 21202

Attention: Asher M. Rubin

Email: asher.rubin@hoganlovells.com

Hogan Lovells US LLP

390 Madison Avenue

New York, NY 10017

Attention: Michael Szlamkowicz

Email: michael.szlamkowicz@hoganlovells.com

(b)     if to Purchaser, to:

Retrophin, Inc.

3721 Valley Centre Drive, Suite 200 San Diego, CA 92130

Attention: Legal Department

Email: Legal@retrophin.com

with a copy (which shall not constitute notice) to:

Cooley LLP

4401 Eastgate Mall

San Diego, CA 92121

Attention: Rama Padmanabhan

Email: rama@cooley.com

(c)     if to Seller to:

89 Nexus Way, Camana Bay

Grand Cayman, KY1-1205

Cayman Islands

Attention: [***]

E-mail: [***]

with a copy (which shall not constitute notice) to:

[***]

Zürcherstrasse 19, CH-8640 Rapperswil

Switzerland

Attention: Legal Department

Section 11.05 Disclosure Schedules.

(a) Any disclosure set forth in the Company Disclosure Schedule with respect to a particular representation or warranty contained herein shall be deemed to be a disclosure with respect to all other representations and warranties contained in this Agreement if the applicability of such disclosure to any other representation or warranty is reasonably apparent on the face of such disclosure that such disclosure is intended to qualify such representation or warranty. Nothing in the Company Disclosure Schedule is intended to broaden the scope of any representation or warranty of the Company contained in this Agreement.

(b) No reference to or disclosure of any matter or item in this Agreement or in the Company Disclosure Schedule: (i) shall be construed as an admission or indication that such matter or item is material or that such matter or item is required to be referred to or disclosed in this Agreement, nor shall it be deemed to establish a standard of materiality now or in the future (it being the intent that none of the Company,

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Seller, or any of their respective Affiliates shall be penalized for having disclosed more than may be required by the request); (ii) represents a determination by the Company or any of its Affiliates that such matter or item did not arise in the ordinary course; (iii) shall imply that such matter or item constitutes or would result in a Material Adverse Effect by the criteria set forth in this Agreement; or (iv) shall imply that disclosure of any such matter or item is required by Law or by any Governmental Entity. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any Contract, Law, or Judgment shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

Section 11.06 Limitation on Damages. Notwithstanding anything to the contrary contained in this Agreement, to the maximum extent permitted by Law, in no event shall any Party (other than any such amounts paid directly to a Third Party in connection with a Third Party Claim) be liable or entitled to recover in connection with this Agreement for special or indirect (to the extent unforeseeable) or exemplary, or punitive damages, for lost or anticipated profits, revenues, or opportunities or business interruption, or for any damages calculated by reference to a multiplier of revenue, profits, earnings, or similar methodology, whether or not reasonably foreseeable.

Section 11.07 Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future Law, and if the rights or obligations of either Party under this Agreement shall not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and reasonably acceptable to the Parties.

Section 11.08 Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort, or statute) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance of this Agreement (including any claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and construed in accordance with, the Laws of the State of New York, including its statutes of limitations, without regard to the conflict of Laws rules of such state that would result in the application of the Laws of another jurisdiction.

Section 11.09 Jurisdiction. Except as provided in Section 2.05, Section 9.04(d), Section 11.10, and any action to enforce an arbitral award, each Party irrevocably agrees that any Proceeding against it arising out of or in connection with this Agreement or the Transactions or disputes relating hereto, whether for breach of contract, tortious conduct, or otherwise, shall be brought exclusively in any New York State court, or Federal court of the United States of America, sitting in New York, New York, and any appellate court from any thereof (collectively, the “Chosen Courts”), and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the Chosen Courts in personam with respect to any such Proceeding and waives to the fullest extent permitted by Law any objection that it may now or hereafter have that any such Proceeding has been brought in an inconvenient forum.

Section 11.10 Arbitrable Claims. Any claim for indemnification, compensation, or reimbursement pursuant to Article IX and any claim or dispute arising out of, in connection with or related to Section 2.07 or otherwise related to any Contingent Payment or as otherwise expressly set forth in this Agreement shall be brought and finally resolved (and any claim made after the Closing based upon Fraud arising out of or relating to this Agreement or any of the Transactions may be brought and finally resolved) by arbitration in accordance with Section 9.04(d), and Section 9.04(d) shall apply mutatis mutandis to the resolution of any dispute under Section 2.07.

Section 11.11 Service of Process. Each of the Parties consents to service of any process, summons, notice, or document that may be served in any Proceeding in the Chosen Courts, which service may be made by certified or registered mail, postage prepaid, or as otherwise provided in Section 11.04, to such Party’s address set forth in Section 11.04.

Section 11.12 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS, OR DISPUTES (OTHER THAN DISPUTES GOVERNED BY SECTION 9.04(D)) RELATING HERETO. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.12.

Section 11.13 Amendments and Waivers. This Agreement may be amended, modified, or superseded, and any of the terms, covenants, representations, warranties, or conditions hereof may be waived only by an instrument in writing signed by each of the Parties or, in the case of a waiver, by or on behalf of the Party waiving compliance. No course of dealing between the Parties shall be effective to amend or waive any provision of this Agreement. The waiver by any Party of any right hereunder or of the failure to perform or of a breach by any other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by any other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by applicable Law or otherwise available except as expressly set forth herein.

Section 11.14 Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Acquisition) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) each Party shall be entitled to an injunction or injunctions, specific performance, or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction without proof of damages or otherwise, this being in addition to any other remedy to which it is entitled under this Agreement, and (b) the right of specific performance is an integral part of the Transactions and without that right, none of the Company, Seller, or Purchaser would have entered into this Agreement. The Parties agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law, or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at law. The Parties acknowledge and agree that a Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.14 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 11.15 Joint Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement.

Section 11.16 Counterparts; Electronic Transmission. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Delivery of an executed counterpart of a signature page of this Agreement by email or other means of electronic transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.

Section 11.17 Entire Agreement. This Agreement, together with the Schedules and Exhibits expressly contemplated hereby and attached hereto, the Company Disclosure Schedule, the Escrow Agreement, and the other Transaction Documents delivered in connection herewith or therewith or otherwise in connection with the Transactions, contain the entire agreement among the Parties with respect to the Transactions and supersede all prior agreements, understandings, promises, and representations, whether written or oral, among the Parties with respect to the subject matter hereof and thereof.

Section 11.18 No Recourse.

(a) This Agreement may only be enforced against, and any claim or suit based upon, arising out of, or related to, this Agreement or the negotiation, execution, or performance of this Agreement may only be brought against the named Parties to this Agreement and then only with respect to the specific obligations set forth herein with respect to the named Parties to this Agreement (in all cases, as limited by the applicable provisions of Article IX).

(b) The Trustee has executed this Agreement solely as trustee and with the intention of binding the Trust. Except in the case of gross negligence or Fraud by the Trustee and notwithstanding any other provisions of this Agreement:

(i) the aggregate of all liabilities of the Trustee under this Agreement in respect of the Trust shall at all times and for all purposes be limited to the assets of the Trust;

(ii) in no circumstances shall any liability attach to, or be enforced or enforceable against, the assets of the Trustee (held in its personal capacity or in any other capacity whatsoever) other than the assets which comprise the Trust; and

(iii) all representations, warranties, undertakings, obligations, and covenants in this Agreement are made, given, owed, or agreed by, or in relation to, the Trust and in the Trustee’s capacity as trustee of the Trust and, for the avoidance of doubt, shall not be construed to be made, given, owed, or agreed by, or in relation to, the Trustee in its capacity as trustee of any other trust or in its personal capacity or in any other capacity whatsoever;

provided, that, notwithstanding the foregoing or any other provision of this Agreement, in no circumstances shall any Party have recourse to any assets held by the Trustee as trustee of any other trust or held by the Trustee in a fiduciary capacity for any Person.

[Signature page follows]

IN WITNESS WHEREOF, Purchaser, the Company and Seller have duly executed and delivered this Agreement as of the date first written above.

RETROPHIN, INC.

By:	/s/ Eric Dube
Name:	Eric Dube
Title:	President and CEO

IN WITNESS WHEREOF, Purchaser, the Company and Seller have duly executed and delivered this Agreement as of the date first written above.

ORPHAN TECHNOLOGIES LIMITED

By:	/s/ J. Frank Glavin
Name:	J. Frank Glavin
Title:	Chief Executive Officer and Director

IN WITNESS WHEREOF, Purchaser, the Company and Seller have duly executed and delivered this Agreement as of the date first written above.

EXECUTED AS A DEED for and on behalf of	/s/ James Bolton
CITCO TRUSTEES (CAYMAN) LIMITED,	Duly Authorised Signatory
ACTING SOLELY IN ITS CAPACITY AS THE
SOLE TRUSTEE OF THE FUHRER FAMILY	Name: James Bolton
TRUST by:	Title: Authorised Signatory

/s/ Claire Thomson
Duly Authorised Signatory

Name: Claire Thomson
Title: Authorised Signatory